    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 1997


                                                      REGISTRATION NO. 333-34843
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                                  ENRON CORP.
             (Exact name of Registrant as specified in its charter)

            OREGON
 (State of other jurisdiction                5172                         47-0255140
      of incorporation or        (Primary Standard Industrial          (I.R.S. Employer
          organization)           Classification Code Number)         Identification No.)
                                                                  REX R. ROGERS
             1400 SMITH STREET                                     ENRON CORP.
           HOUSTON, TX 77002-7369                               1400 SMITH STREET
               (713) 853-6161                                 HOUSTON, TX 77002-7369
(Address, including zip code, and telephone                       (713) 853-3069
number, including area code, of registrant's         (Name, address, including zip code, and
        principal executive offices)                  telephone number, including area code,
                                                              of agent for service)

                                    Copy to:

              RONALD T. ASTIN                                    WALTER J. SMITH
           VINSON & ELKINS L.L.P.                             BAKER & BOTTS, L.L.P.
          1001 FANNIN, SUITE 2300                                 910 LOUISIANA
         HOUSTON, TEXAS 77002-6760                          HOUSTON, TEXAS 77002-4995
               (713) 758-3615                                     (713) 229-1614

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

============================================================================================================
            TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM                 AMOUNT OF
        SECURITIES TO BE REGISTERED(1)            AGGREGATE OFFERING PRICE(2)         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common Stock...................................           $429,217,594                  $130,066(3)
============================================================================================================

(1) This Registration Statement relates to the shares of the common stock of Enron Corp. to be issued in exchange for the outstanding common shares of Enron Global Power & Pipelines L.L.C. ("EPP") pursuant to the Merger described in the Proxy Statement/Prospectus included herein.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f), based on the market value of the EPP common shares to be canceled in the exchange using the average of the low and high sales prices of EPP common shares as reported on the New York Stock Exchange Composite Tape on August 27, 1997.
(3) Previously paid.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                  [ENRON LOGO]

                     ENRON GLOBAL POWER & PIPELINES L.L.C.

                                October 17, 1997

Dear Enron Global Power & Pipelines Shareholder:


     You are cordially invited to attend the Special Meeting of Shareholders (the "EPP Special Meeting") of Enron Global Power & Pipelines L.L.C. ("EPP"), which will be held on Tuesday, November 18, 1997, at the Enron Building, 1400 Smith Street, Room 5C2, Houston, Texas. The meeting will start at 10:00 a.m., local time.


     At this important meeting, you will be asked to approve an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") providing for the merger (the "Merger") of a wholly owned subsidiary of Enron Corp. ("Enron") with and into EPP. As a result of this transaction, you will receive such number of shares of the common stock, no par value, of Enron ("Enron Common Stock") as have a value of $35 (based upon the average of the closing prices, regular way, per share of Enron Common Stock on the New York Stock Exchange during the 20 consecutive trading days ending on the day prior to the closing date of the Merger).

     THE OVERSIGHT COMMITTEE OF THE BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, UNANIMOUSLY RECOMMENDED TO THE BOARD OF DIRECTORS THAT THE MERGER AGREEMENT, AND THE MERGER CONTEMPLATED THEREBY, BE APPROVED BY THE SHAREHOLDERS OF EPP. THE ENTIRE BOARD OF DIRECTORS ALSO CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND, AFTER RECEIPT OF THE OVERSIGHT COMMITTEE'S RECOMMENDATION, CONCLUDED THAT THEY ARE IN THE BEST INTERESTS OF EPP AND ITS SHAREHOLDERS. ACCORDINGLY, BY A UNANIMOUS VOTE OF THE DIRECTORS PRESENT, YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     Your vote is important no matter how many shares you hold. Even if you plan to attend the EPP Special Meeting, we urge you to mark, sign and date the enclosed proxy and return it promptly. You have the option to revoke it at any time, or to vote your shares personally on request if you attend the EPP Special Meeting. For the Merger Agreement to be approved under state law and EPP's limited liability company agreement, it must have the support of the majority of the votes entitled to be cast by the outstanding EPP common shares. Because Enron owns approximately 52% of the outstanding EPP common shares and has advised EPP that it intends to vote in favor of adoption of the Merger Agreement, receipt of this vote is assured. However, pursuant to the Merger Agreement, approval of the Merger also requires the support of a majority of the votes of holders of common shares other than Enron and entities controlled by Enron (the "Public Shareholders") present and voted at the EPP Special Meeting.

     PLEASE RETURN YOUR SIGNED PROXY CARD. YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN.

     You are urged to review carefully the attached Proxy Statement/Prospectus, which contains a detailed description of the Merger Agreement, the terms and conditions thereof and the transactions contemplated thereby.

     Promptly after the Merger, a letter of transmittal will be mailed to each holder of record of EPP common shares. PLEASE DO NOT SEND YOUR EPP COMMON SHARE CERTIFICATES WITH THE ENCLOSED PROXY. THE LETTER OF TRANSMITTAL TO BE MAILED TO YOU LATER WILL INCLUDE INSTRUCTIONS AS TO THE PROCEDURE TO BE USED IN SENDING IN YOUR EPP COMMON SHARE CERTIFICATES.

     If you have any questions or need further assistance, please call Norma A. Tidrow, at (713) 646-7933.

                                            Sincerely,

                                            Rodney L. Gray
                                            Chairman and Chief Executive Officer

                                  [ENRON LOGO]

                     ENRON GLOBAL POWER & PIPELINES L.L.C.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON NOVEMBER 18, 1997

To the Shareholders of Enron Global Power & Pipelines:


     A Special Meeting of Shareholders (the "EPP Special Meeting") of Enron Global Power & Pipelines L.L.C., a Delaware limited liability company ("EPP"), will be held on Tuesday, November 18, 1997 at 10:00 a.m. local time, at the Enron Building, 1400 Smith Street, Room 5C2, Houston, Texas for the following purposes:


     1. To consider and vote upon a proposal to approve an Amended and Restated Agreement and Plan of Merger by and among Enron Corp. ("Enron"), EPP, and Enron International Merger L.L.C. ("Merger Sub"), a wholly owned subsidiary of Enron, dated as of August 18, 1997, and amended and restated as of September 15, 1997 (the "Merger Agreement") providing for the merger (the "Merger") of Merger Sub with and into EPP, as a result of which EPP will be the surviving company and each EPP common share ("EPP Common Share") issued and outstanding at the effective time of the Merger will be converted into the right to receive such number of shares of the common stock, no par value, of Enron ("Enron Common Stock") as have a value of $35 (based upon the average of the closing prices, regular way, per share of Enron Common Stock on the New York Stock Exchange during the 20 consecutive trading days ending on the day prior to the closing date of the Merger). Information concerning the Merger Agreement and the transactions contemplated thereby is set forth in the accompanying Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is included as Annex A thereto.

     2. To transact such other business as may properly come before the EPP Special Meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on October 6, 1997, as the record date (the "Record Date") for the determination of holders of EPP Common Shares entitled to notice of, and to vote at, the EPP Special Meeting or any adjournment(s) thereof. Only holders of record of EPP Common Shares at the close of business on the Record Date are entitled to notice of, and to vote at, the EPP Special Meeting. A complete list of such shareholders will be available for inspection at the offices of EPP in Houston, Texas, during normal business hours upon written demand by any EPP shareholder or the shareholder's agent or attorney beginning two business days after the date of this notice and continuing through the EPP Special Meeting. Any shareholder or shareholder's agent or attorney may, upon written notice and subject to Section 18-305 of the Delaware Limited Liability Company Act, copy the list of shareholders during regular business hours during the inspection period at the shareholder's expense. If you have shares registered in the name of a brokerage firm or trustee and plan to attend the EPP Special Meeting, please obtain from the firm or trustee a letter, account statement or other evidence of your beneficial ownership of those shares to facilitate your admittance to the meeting.

     Under applicable law, dissenters' rights do not apply to the holders of EPP Common Shares in connection with the transactions contemplated by the Merger Agreement.

     YOUR VOTE IS IMPORTANT. The affirmative vote of the holders of a majority of each of (i) the outstanding EPP Common Shares and (ii) the EPP Common Shares held by persons other than Enron and entities controlled by Enron present and voted at the EPP Special Meeting is required for approval of the Merger Agreement. Even if you plan to attend the EPP Special Meeting in person, please sign and return the enclosed proxy to ensure that your shares will be represented at the EPP Special Meeting if you are unable to attend. If you do attend the EPP Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                            By Order of the Board of Directors

                                            K. Wade Cline
                                            Vice President,
                                            General Counsel and Secretary

Houston, Texas
October 17, 1997

                                  [ENRON LOGO]


                                  ENRON CORP.
                     ENRON GLOBAL POWER & PIPELINES L.L.C.

                             ---------------------

                           PROXY STATEMENT/PROSPECTUS

     This Proxy Statement/Prospectus relates to the Amended and Restated Agreement and Plan of Merger dated as of August 18, 1997, and amended and restated as of September 15, 1997 (the "Merger Agreement") among Enron Corp., an Oregon corporation ("Enron"), Enron Global Power & Pipelines L.L.C., a Delaware limited liability company ("EPP"), and Enron International Merger L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Enron ("Merger Sub"). Under the Merger Agreement, and subject to the terms and conditions thereof, Merger Sub will merge with and into EPP, with EPP being the surviving company (the "Merger" or the "EPP Merger").

     In the Merger, each EPP common share ("EPP Common Share") issued and outstanding at the effective time of the Merger (other than shares owned by Merger Sub, Enron or any direct or indirect subsidiary of Enron, which will remain outstanding and unchanged) will be converted into such number of shares of common stock, no par value, of Enron ("Enron Common Stock") as have a value of $35 (based on the average of the closing prices, regular way, per share of Enron Common Stock on the New York Stock Exchange (the "NYSE") during the 20 consecutive trading days ending on the day prior to the closing date of the Merger). The Merger will be a taxable transaction for federal income tax purposes.

     This Proxy Statement/Prospectus is being furnished to holders of EPP Common Shares in connection with the solicitation of proxies by the Board of Directors of EPP (the "EPP Board") for use at a special meeting of shareholders of EPP (the "EPP Special Meeting") to be held on November 18, 1997 to approve the Merger Agreement. This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of EPP on or about October 17, 1997.

     This Proxy Statement/Prospectus also constitutes a prospectus of Enron with respect to the shares of Enron Common Stock to be issued in the Merger in exchange for EPP Common Shares outstanding, other than those owned by Merger Sub, Enron or any subsidiary of Enron, at the effective time of the Merger.


     On October 14, 1997, the closing prices of Enron Common Stock and EPP Common Shares, as reported on the NYSE, were $39 5/8 and $34 1/2, respectively. On August 15, 1997, the last business day before the execution of the Merger Agreement, the closing prices of Enron Common Stock and EPP Common Shares, as reported on the NYSE, were $35 5/8 and $33 11/16, respectively. On May 13, 1997, the day prior to the announcement of Enron's original proposal regarding a merger involving EPP, the closing prices of Enron Common Stock and EPP Common Shares, as reported on the NYSE, were $41 1/4 and $30 1/4, respectively.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS OCTOBER 17, 1997

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ENRON OR EPP. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ENRON OR EPP SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS CONCERNING ENRON AND EPP THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. ENRON AND EPP EACH UNDERTAKES TO PROVIDE COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE), WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF EPP COMMON SHARES, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, IN THE CASE OF ENRON, TO ENRON CORP., 1400 SMITH STREET, HOUSTON, TEXAS 77002, ATTENTION: PEGGY B. MENCHACA, CORPORATE SECRETARY,
(713) 853-6161, AND IN THE CASE OF EPP, TO ENRON GLOBAL POWER & PIPELINES L.L.C., 333 CLAY STREET, SUITE 1800, HOUSTON, TEXAS 77002, ATTENTION: K. WADE CLINE, CORPORATE SECRETARY, (713) 646-7937. IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY NOVEMBER 1, 1997.

     This Proxy Statement/Prospectus does not cover any resale of the securities to be received by shareholders upon consummation of the Merger, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

                             AVAILABLE INFORMATION

     Enron and EPP are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Enron and EPP can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Enron or EPP may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and such material and other information concerning Enron can also be inspected at the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104 and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, on which exchanges the Enron Common Stock is listed. Certain of such reports, proxy statements and other information filed by Enron or EPP are also available on the Internet at the Commission's World Wide Web site at http://www.sec.gov.

     Enron has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Enron Common Stock to be issued in the Merger. The information contained herein with respect to Enron and its affiliates has been provided by Enron, and the information contained herein with respect to EPP and its affiliates has been provided by EPP. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, copies of which may be obtained from the Commission as set forth above. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Effective July 1, 1997, Enron Corp., a Delaware corporation ("Old Enron"), was reincorporated in Oregon by means of a merger with and into Enron Oregon Corp., an Oregon corporation, which changed its name to Enron Corp. upon consummation of the merger. Unless the context otherwise requires, as used herein the term "Enron" refers to Enron Corp., an Oregon corporation, and to Old Enron, its predecessor Delaware corporation.

     The following documents filed by Enron with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

     (c) Current Report on Form 8-K dated July 15, 1997;

     (d) Current Report on Form 8-K dated August 29, 1997;

     (e) Current Report on Form 8-K dated September 17, 1997; and

     (f) The description of Enron Common Stock set forth in Enron's Registration Statement on Form 8-B filed on July 2, 1997.

     The following documents filed by Old Enron with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     (b) Current Report on Form 8-K dated March 17, 1997;

     (c) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

     (d) Current Report on Form 8-K dated June 5, 1997; and

     (e) Proxy Statement relating to the Enron Annual Meeting of Stockholders held May 6, 1997.

     The following documents filed by EPP with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     (b) Forms 10-K/A (Amendments No. 1 and No. 2) for the fiscal year ended December 31, 1996;

     (c) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

     (d) Current Reports on Form 8-K dated July 17, 1997 and August 22, 1997;

     (e) Proxy Statement relating to the EPP Annual Meeting of Shareholders held May 14, 1997; and

     (f) The description of EPP Common Shares set forth in EPP's Registration Statement on Form 8-A dated November 4, 1994.

     All documents filed by Enron or EPP pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the EPP Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
AVAILABLE INFORMATION......................    2
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE................................    3
PROXY STATEMENT/PROSPECTUS INDEX OF DEFINED
  TERMS....................................    5
SUMMARY....................................    6
  The Companies............................    6
  The EPP Special Meeting..................    6
     General...............................    6
     Quorum; Vote Required.................    6
     Security Ownership of Enron and
       Management..........................    7
  The Merger and the Merger Agreement......    7
     General...............................    7
     Background............................    7
     Reasons for the Merger................    7
     Recommendations of the Board of
       Directors...........................    8
     Opinion of Financial Advisor to
       Oversight Committee.................    8
     Closing; Effective Time of the
       Merger..............................    8
     Conditions to the Consummation of the
       Merger..............................    8
     Termination of the Merger Agreement...    9
     EPP Share Options.....................    9
     Accounting Treatment..................    9
     No Appraisal Rights...................    9
     Exchange of Stock Certificates........    9
     Interests of Certain Persons in the
       Merger..............................    9
     Federal Income Tax Considerations.....   10
  Comparative Rights of Enron Stockholders
     and EPP Shareholders..................   10
  Market Price Data........................   10
  Selected Historical Financial Information
     of Enron..............................   11
  Selected Historical Financial Information
     of EPP................................   12
  Summary Unaudited Pro Forma Combined
     Financial Information.................   13
  Comparative Per Share Data...............   14
  Forward Looking Statements...............   14
THE COMPANIES..............................   15
  Enron....................................   15
  EPP......................................   16
THE EPP SPECIAL MEETING....................   16
  The EPP Special Meeting..................   16
THE MERGER.................................   18
  General Description of the Merger........   18
  Background of the Merger.................   18
  Reasons for the Merger; Recommendations
     of the Board of Directors.............   25
  Opinion of Financial Advisor to Oversight
     Committee.............................   26
  Interests of Certain Persons in the
     Merger................................   29
  Federal Income Tax Considerations........   29
  Restrictions on Resales by EPP
     Affiliates............................   30
  Accounting Treatment.....................   30
  No Appraisal Rights......................   30

                                             PAGE
                                             ----
THE MERGER AGREEMENT.......................   31
  Closing; Effective Time of the Merger....   31
  Manner and Basis of Converting Shares....   31
  Conditions to the Merger.................   32
  Representations and Warranties...........   33
  Certain Covenants; Conduct of Business
     Prior to the Effective Time...........   33
  Stock Options and Incentive Plans........   33
  Certain Post-Merger Matters..............   33
  Amendment................................   33
  Termination of the Merger Agreement......   34
  Expenses.................................   34
MARKET PRICES AND DIVIDEND INFORMATION.....   35
UNAUDITED PRO FORMA FINANCIAL
  INFORMATION..............................   36
PRINCIPAL SHAREHOLDERS OF ENRON AND EPP....   43
  Enron....................................   43
  EPP......................................   44
MANAGEMENT AND OTHER INFORMATION...........   45
  Oversight Committee Compensation.........   45
COMPARATIVE RIGHTS OF ENRON STOCKHOLDERS
  AND EPP SHAREHOLDERS.....................   45
  Authorized Capital Stock.................   45
  Boards of Directors......................   45
  Removal of Directors.....................   46
  Special Meetings of Shareholders;
     Shareholder Action Without Meeting....   46
  Shareholder Proposals and Nominations....   46
  Dissenters' Rights.......................   47
  Shareholder Approval Not Required for
     Certain Mergers.......................   47
  Charter Amendments.......................   47
  Dividends and Stock Repurchases..........   48
  Fair Price Charter Provisions............   48
  Business Combination Statutes............   48
  Control Share Statute....................   49
  Proper Factors for Consideration in
     Evaluating Business Combinations......   49
  Form of Consideration for Capital
     Stock.................................   49
  Limitation of Director Liability.........   49
  Indemnification..........................   50
INDEPENDENT PUBLIC ACCOUNTANTS.............   50
LEGAL MATTERS..............................   50
EXPERTS....................................   50
SHAREHOLDER PROPOSALS......................   51
  Enron....................................   51
  EPP......................................   51

ANNEXES:
  A -- Amended and Restated Agreement and
     Plan of Merger........................  A-1
  B -- Fairness Opinion....................  B-1

               PROXY STATEMENT/PROSPECTUS INDEX OF DEFINED TERMS

                                                              PAGE
                                                              -----
Amended Merger Agreement....................................     36
Closing.....................................................      8
Closing Date................................................      8
Code........................................................     29
Commission..................................................      2
Converted Shares............................................     31
Designated Development Projects.............................     18
DGCL........................................................     49
DLJ.........................................................     19
Dillon Read.................................................      8
DLLCA.......................................................      6
ECT.........................................................     15
EES.........................................................     15
Effective Time..............................................      8
Enron.......................................................      1
Enron Bylaws................................................     10
Enron Charter...............................................     10
Enron Common Stock..........................................      1
Enron International.........................................      7
Enron Options...............................................      9
EOG.........................................................     16
EPP.........................................................      1
EPP Board...................................................      1
EPP Certificate.............................................     31
EPP Common Share............................................      1
EPP Company Agreement.......................................      6
EPP Merger..................................................      1
EPP Options.................................................      9
EPP Special Meeting.........................................      1
Exchange Act................................................      2
Exchange Ratio..............................................      7
Fairness Opinion............................................      8
FERC........................................................     15
Florida Gas.................................................     15
Merger......................................................      1
Merger Agreement............................................      1
Merger Committee............................................     22
Merger Sub..................................................      1
Northern....................................................     15
NYSE........................................................      1
OBCA........................................................     10
Old Enron...................................................      3
Oversight Committee.........................................      8
PGC.........................................................      6
PGC Merger..................................................     36
PGE.........................................................      6
Public Shareholders.........................................      6
Purchase Right Agreement....................................     18
Record Date.................................................      6
Registration Statement......................................      2
Securities Act..............................................      2
TGS.........................................................     18
Transwestern................................................     15

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in or incorporated by reference in this Proxy Statement/Prospectus, including the Merger Agreement and other documents included as Annexes hereto. Shareholders are urged to read carefully this Proxy Statement/Prospectus and the Annexes hereto in their entirety.

                                 THE COMPANIES

     Enron is an integrated natural gas and electricity company with headquarters in Houston, Texas. Essentially all of Enron's operations are conducted through its subsidiaries and affiliates, which are principally engaged in the gathering, transportation and wholesale marketing of natural gas to markets throughout the United States and internationally through approximately 36,000 miles of natural gas pipelines; the exploration for and production of natural gas and crude oil in the United States and internationally; the production, purchase, transportation and worldwide marketing of natural gas liquids and refined petroleum products; the independent (i.e., non-utility) development, promotion, construction and operation of power plants, natural gas liquids facilities and pipelines in the United States and internationally; and the non-price regulated purchasing and marketing of energy related commitments. The principal executive offices of Enron are located at 1400 Smith Street, Houston, Texas 77002, and its telephone number at such offices is (713) 853-6161.

     On July 1, 1997, Enron acquired Portland General Corporation ("PGC"), the parent company of Portland General Electric Company ("PGE"), by means of a merger of PGC with and into Enron. As a result of the merger, PGE is a subsidiary of Enron. PGE is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electricity in the State of Oregon. PGE also sells energy to wholesale customers throughout the western United States.

     EPP was formed in 1994 to own and manage Enron's operating power plant and natural gas pipeline business conducted outside the United States, Canada and Western Europe, and to expand such business through acquisitions. The principal executive offices of EPP are located at 333 Clay Street, Suite 1800, Houston, Texas 77002, and its telephone number at such offices is (713) 853-6220.

                            THE EPP SPECIAL MEETING
GENERAL


     The EPP Special Meeting will be held on Tuesday, November 18, 1997 at the Enron Building, 1400 Smith Street, Room 5C2, Houston, Texas, commencing at 10:00 a.m. local time. The purpose of the EPP Special Meeting is to consider and vote upon (i) a proposal to approve the Merger Agreement and (ii) such other matters as may properly be brought before the EPP Special Meeting. Only holders of record of EPP Common Shares at the close of business on October 6, 1997 (the "Record Date") are entitled to notice of, and to vote at, the EPP Special Meeting. On the Record Date, there were 26,021,662 EPP Common Shares outstanding. Each EPP Common Share will be entitled to one vote on each matter to be acted upon at the EPP Special Meeting.


QUORUM; VOTE REQUIRED

     The presence, in person or by proxy, at the EPP Special Meeting of the holders of a majority of the EPP Common Shares outstanding and entitled to vote is necessary to constitute a quorum at the meeting. Under the Delaware Limited Liability Company Act (the "DLLCA") and the Amended and Restated Limited Liability Company Agreement of EPP (the "EPP Company Agreement"), the affirmative vote of the holders of a majority of the EPP Common Shares outstanding and entitled to vote thereon at the EPP Special Meeting is required to approve the Merger. In addition, the terms of the Merger Agreement require the affirmative vote of a majority of the EPP Common Shares held by persons other than Enron and entities controlled by Enron (the "Public Shareholders") present and voted at the EPP Special Meeting to approve the Merger Agreement.

SECURITY OWNERSHIP OF ENRON AND MANAGEMENT


     As of the Record Date, Enron and its controlled subsidiaries owned 13,535,332 EPP Common Shares, or approximately 52% of the total EPP Common Shares outstanding, and the directors and executive officers of EPP and their affiliates beneficially owned approximately 198,000 EPP Common Shares (182,005 of which shares represent share options exercisable within 60 days of the Record
Date) or less than 1% of the outstanding EPP Common Shares entitled to vote at the EPP Special Meeting. To approve the Merger Agreement, the affirmative vote of the holders of a majority of the EPP Common Shares outstanding and entitled to vote thereon at the EPP Special Meeting is required under the DLLCA and the EPP Company Agreement. Because Enron has indicated to EPP that it will vote for approval of the Merger Agreement, receipt of the vote required by the DLLCA and the EPP Company Agreement is assured. However, a term of the Merger Agreement also requires the approval of a majority of the EPP Common Shares held by Public Shareholders and present and voted at the EPP Special Meeting in order to approve the Merger Agreement. Enron and each of the executive officers of EPP has advised EPP that he or she plans to vote or to direct the vote of all such EPP Common Shares entitled to vote thereon in favor of approval of the Merger Agreement.


                      THE MERGER AND THE MERGER AGREEMENT
GENERAL

     In the Merger, Merger Sub will merge with and into EPP, with EPP continuing in existence as the surviving company. Each EPP Common Share issued and outstanding at the effective time of the Merger (other than shares owned by Merger Sub, Enron, or any direct or indirect subsidiary of Enron, which will remain outstanding and unchanged) will be converted into such number of shares of Enron Common Stock as have a value of $35 (based upon the average of the closing prices, regular way, per share of the Enron Common Stock on the NYSE during the 20 consecutive trading days ending on the day prior to the closing date of the Merger) (the "Exchange Ratio"). The Merger will be a taxable transaction for federal income tax purposes. See "The Merger Agreement -- Manner and Basis of Converting Shares" and "The Merger -- Federal Income Tax Considerations."

BACKGROUND

     For a description of the background of the Merger, see "The
Merger -- Background of the Merger."

REASONS FOR THE MERGER

     Enron and EPP believe that the combined company and its shareholders can benefit from the Merger because the proposed Merger:

     - provides EPP's shareholders with the opportunity to participate in all of Enron's international activities across a broader spectrum of geographical regions;

     - affords EPP's shareholders the opportunity to participate in Enron's worldwide infrastructure development and merchant activities;

     - integrates EPP's manpower, skills and expertise with those available in Enron's other international business unit ("Enron International");

     - permits the shareholders of both Enron and EPP to benefit from administrative cost reductions arising from the integration of EPP into Enron; and

     - simplifies the financial reporting structure of Enron.

     As more fully described in "The Merger -- Reasons for the Merger; Recommendations of the Board of Directors," Enron and EPP also believe that the Merger will benefit their respective customers and employees.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     The Oversight Committee of the EPP Board, a committee of three independent directors created in connection with the formation of EPP to deal with transactions between Enron and EPP (the "Oversight Committee") and the full EPP Board each has determined that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, EPP and its shareholders. The Oversight Committee recommended to the EPP Board that the EPP Board (i) approve and adopt the Merger Agreement and (ii) recommend that the holders of EPP Common Shares vote FOR approval of the Merger Agreement at the EPP Special Meeting. After such recommendation, the EPP Board approved and adopted the Merger Agreement by the unanimous vote of all directors present and recommends that the Public Shareholders vote for approval of the Merger Agreement at the EPP Special Meeting. See "The Merger -- Background of the Merger" and
"-- Reasons for the Merger; Recommendations of the Board of Directors." In considering the recommendation of the EPP Board with respect to the Merger Agreement, EPP shareholders should be aware that certain officers and directors of EPP have certain interests respecting the Merger, apart from their interests as shareholders of EPP. See "The Merger -- Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISOR TO OVERSIGHT COMMITTEE

     Dillon, Read & Co. Inc., now named SBC Warburg Dillon Read Inc. ("Dillon Read"), has delivered to the Oversight Committee its written opinion (the "Fairness Opinion") as of August 18, 1997, that as of such dates and based upon the factors and assumptions described in such opinion, the consideration to be offered to the Public Shareholders of EPP pursuant to the Merger Agreement is fair to the Public Shareholders from a financial point of view. For information regarding the opinion of Dillon Read, including the assumptions made, matters considered and limits of such opinion, see "The Merger -- Opinion of Financial Advisor to Oversight Committee" and the full text of the opinion, which is included as Annex B hereto.

CLOSING; EFFECTIVE TIME OF THE MERGER

     The closing of the transactions contemplated by the Merger Agreement (the "Closing") and the effectiveness of the Merger will occur as soon as practicable after satisfaction of the various conditions to the Merger (the date of such closing being referred to herein as the "Closing Date"). The Merger will become effective upon the filing of required merger documents with the Office of the Secretary of State of Delaware or at such time as may be agreed by the parties and specified in such filings. The time at which the Merger becomes effective is referred to herein as the "Effective Time."

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     The respective obligations of Enron and EPP to consummate the Merger are subject to the satisfaction of certain conditions, including approval of the Merger Agreement by a majority of the shareholders of EPP (which vote is assured) and by a majority of the Public Shareholders present and voted at the EPP Special Meeting and the absence of judgments or injunctions prohibiting the Merger.

     In addition, the obligation of Enron to consummate the Merger is subject to the satisfaction of certain conditions, including the performance by EPP of its obligations under the Merger Agreement and the representations and warranties of EPP being true at the Closing Date (in each case subject to certain materiality exceptions) and the absence of a decline in stock market prices evidenced by a drop in the Dow Jones Industrial Average below 6,000. See "The Merger
Agreement -- Conditions to the Merger."

     The obligation of EPP to consummate the Merger is subject to the satisfaction of certain conditions, including the performance by Enron of its obligations under the Merger Agreement and the representations and warranties of Enron and Merger Sub being true at the Closing Date (in each case subject to certain materiality exceptions). See "The Merger Agreement -- Conditions to the Merger."

TERMINATION OF THE MERGER AGREEMENT

     Under specified circumstances, the Merger Agreement may be terminated by either Enron or EPP prior to the Closing Date, before or after approval of the Merger Agreement by the shareholders of EPP. See "The Merger
Agreement -- Termination of the Merger Agreement."

EPP SHARE OPTIONS

     Pursuant to the Merger Agreement, all outstanding options to purchase EPP Common Shares held by employees or directors of EPP ("EPP Options") will be exchanged for options to purchase shares of Enron Common Stock ("Enron Options"). EPP has agreed to use its best efforts to take all action necessary to provide for the exchange of the outstanding EPP Options. Subject to the consummation of the Merger and at the Effective Time, all then outstanding EPP Options shall be canceled in exchange for the number of Enron Options calculated by multiplying (x) the number of shares covered by EPP Options by (y) the Exchange Ratio. The exercise price per share of the Enron Options shall be calculated by dividing (i) the exercise price per share of the EPP Options by
(ii) the Exchange Ratio. The Enron Options will maintain the same vesting provisions (other than vesting provisions related to the financial performance of EPP, changes to which will be determined by the Compensation Committee of the Board of Directors of Enron) and exercise term as, and shall otherwise have terms substantially similar to, the EPP Options. However, upon consummation of the Merger, the Enron Options held as a result of the Merger by officers, directors and employees of EPP who are terminated on the date of the Effective Time will become 100% vested. All outstanding options to purchase EPP Common Shares held by Enron shall be canceled upon consummation of the Merger.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a "purchase" of EPP for financial reporting purposes. See "The Merger -- Accounting Treatment."

NO APPRAISAL RIGHTS

     No holder of EPP Common Shares will be entitled to any dissenters' or appraisal rights in connection with the transactions contemplated by the Merger Agreement. In addition, approval of the Merger Agreement by the Public Shareholders could be asserted in a suit challenging the Merger to be evidence of the fairness of the terms of the Merger to the Public Shareholders.

EXCHANGE OF STOCK CERTIFICATES

     Promptly after consummation of the Merger, a letter of transmittal will be sent to each holder of record of EPP Common Shares immediately before the Effective Time for use in exchanging certificates formerly representing EPP Common Shares for certificates representing shares of Enron Common Stock. A holder of EPP Common Shares should not surrender certificates for EPP Common Shares until receipt of the letter of transmittal from Enron. See "The Merger Agreement -- Manner and Basis of Converting Shares."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the EPP Board have personal interests with respect to the Merger separate from their interests as holders of EPP Common Shares. Upon consummation of the Merger, Enron Options held as a result of the Merger by officers, directors and employees of EPP who are terminated on the date of the Effective Time (which is expected to consist of the members of the Oversight Committee) will become 100% vested.

     See "The Merger -- Interests of Certain Persons in the Merger."

FEDERAL INCOME TAX CONSIDERATIONS

     The Merger will be treated as an exchange of EPP Common Shares for Enron Common Stock in a fully taxable transaction. Accordingly, persons holding EPP Common Shares as capital assets within the meaning of the Internal Revenue Code of 1986 will recognize gain or loss upon such exchange in the Merger. See "The Merger -- Federal Income Tax Considerations."

         COMPARATIVE RIGHTS OF ENRON STOCKHOLDERS AND EPP SHAREHOLDERS

     Enron. Rights of stockholders of Enron are currently governed by the Oregon Business Corporation Act ("OBCA"), the Restated Articles of Incorporation of Enron (the "Enron Charter") and Enron's Bylaws (the "Enron Bylaws").

     EPP. Rights of shareholders of EPP are currently governed by the DLLCA and the EPP Company Agreement. Upon consummation of the Merger, EPP shareholders will become stockholders of Enron and their rights as stockholders of Enron will be governed by the Enron Charter and the Enron Bylaws. There will be a number of differences between the rights of EPP shareholders and the rights of Enron shareholders. See "Comparative Rights of Enron Stockholders and EPP Shareholders."

                               MARKET PRICE DATA

     Enron Common Stock is traded on the NYSE and on the Chicago, Pacific, London and Frankfurt exchanges under the symbol "ENE" and the EPP Common Shares are traded on the NYSE under the symbol "EPP." The following table sets forth the closing sales prices per share of Enron Common Stock and EPP Common Shares as reported on the NYSE on August 15, 1997, the last business day prior to announcement by the parties of the Merger Agreement, and on October 14, 1997, the last trading day for which prices were available prior to the date of this Proxy Statement/Prospectus:


                                                                  MARKET PRICE PER SHARE
                                                              -------------------------------
                                                                   EPP              ENRON
                            DATE                              COMMON SHARES      COMMON STOCK
                            ----                              -------------      ------------
August 15, 1997.............................................       $33 11/16         $35 5/8
October 14, 1997............................................       $34 1/2           $39 5/8

               SELECTED HISTORICAL FINANCIAL INFORMATION OF ENRON

     The financial information set forth below has been derived from the audited and unaudited consolidated financial statements of Enron. The information should be read in connection with, and is qualified in its entirety by reference to, Enron's financial statements and notes thereto incorporated by reference herein. See "Incorporation of Certain Documents by Reference." The interim data reflect all adjustments that, in the opinion of the management of Enron, are necessary to present fairly such information for the interim periods. The results of operations for the six-month periods are not necessarily indicative of the results expected for a full year or any other interim period.

                                                                                                         SIX MONTHS
                                                                 YEAR ENDED DECEMBER 31,               ENDED JUNE 30,
                                                     -----------------------------------------------   ---------------
                                                      1992       1993       1994     1995     1996      1996     1997
                                                     ------     ------     ------   ------   -------   ------   ------
                                                                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)(UNAUDITED)
INCOME STATEMENT DATA:
Revenues...........................................  $6,415     $7,985     $8,984   $9,189   $13,289   $6,015   $8,595
Costs and expenses
  Cost of gas, electricity and other products
    sold...........................................   4,222      5,567      6,517    6,733    10,478    4,652    7,343
  Operating expenses...............................   1,037      1,146      1,124    1,218     1,421      578      581
  Oil and gas exploration expenses.................      59         76         84       79        89       38       46
  Depreciation, depletion and amortization.........     376        458        441      432       474      230      249
  Taxes, other than income taxes...................     101        108        102      109       137       69       69
  Contract restructuring charges...................      --         --         --       --        --       --      675
                                                     ------     ------     ------   ------   -------   ------   ------
                                                      5,795      7,355      8,268    8,571    12,599    5,567    8,963
                                                     ------     ------     ------   ------   -------   ------   ------
Operating income (loss)............................     620        630        716      618       690      448     (368)
Other income and deductions
  Equity in earnings of unconsolidated
    subsidiaries...................................      56         73        112       86       215       71       81
  Other income, net................................      91         95        116      461       333      161      168
                                                     ------     ------     ------   ------   -------   ------   ------
Income (loss) before interest, minority interests
  and income taxes.................................     767        798        944    1,165     1,238      680     (119)
Interest and related charges, net..................     330        300        273      284       274      134      149
Dividends on company-obligated preferred securities
  of subsidiaries..................................      --          2         20       32        34       16       31
Minority interests.................................      18         28         31       44        75       38       36
Income tax expense (benefit).......................      90        135        167      285       271      162     (137)
                                                     ------     ------     ------   ------   -------   ------   ------
Income (loss) before extraordinary items...........     329        333        453      520       584      330     (198)
Extraordinary items................................     (23)(1)     --         --       --        --       --       --
                                                     ------     ------     ------   ------   -------   ------   ------
Net income (loss)..................................     306        333(2)     453      520       584      330     (198)
Preferred stock dividends..........................      22         17         15       16        16        8        8
                                                     ------     ------     ------   ------   -------   ------   ------
Earnings (loss) on common stock....................  $  284     $  316     $  438   $  504   $   568   $  322   $ (206)
                                                     ======     ======     ======   ======   =======   ======   ======
Primary earnings (loss) per common share...........  $ 1.29     $ 1.32     $ 1.80     2.07   $  2.31   $ 1.31   $(0.83)
                                                     ======     ======     ======   ======   =======   ======   ======
Fully diluted earnings (loss) per common share.....  $ 1.21     $ 1.25     $ 1.70   $ 1.94   $  2.16   $ 1.22   $(0.83)
                                                     ======     ======     ======   ======   =======   ======   ======
Cash dividends per common share....................  $ 0.66     $ 0.71     $ 0.76   $ 0.81   $  0.86   $ 0.43   $ 0.45
                                                     ======     ======     ======   ======   =======   ======   ======

                                                                          DECEMBER 31,
                                                         -----------------------------------------------    JUNE 30,
                                                          1992      1993      1994      1995      1996        1997
                                                         -------   -------   -------   -------   -------   -----------
                                                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)(UNAUDITED)
BALANCE SHEET DATA:
Total assets...........................................  $10,312   $11,504   $11,966   $13,239   $16,137     $16,085
Long-term debt (including amounts reclassified from
  short-term debt).....................................    2,459     2,661     2,805     3,065     3,349       4,537
Company-obligated preferred securities of
  subsidiaries.........................................       --       214       377       377       592         964
Minority interests.....................................      179       196       290       549       755         770
Shareholders' equity...................................    2,518     2,623     2,880     3,165     3,723       3,431
Book value per common share............................     9.61     10.01     10.94     12.01     13.81       12.70

---------------

(1) Relates to an early extinguishment of debt.

(2) Includes a primarily non-cash charge of $54 million to adjust for the increase in the corporate federal income tax rate from 34% to 35%.

                SELECTED HISTORICAL FINANCIAL INFORMATION OF EPP

     The financial information set forth below has been derived from the audited and unaudited consolidated financial statements of EPP. The information should be read in connection with, and is qualified in its entirety by reference to, EPP's financial statements and notes thereto incorporated by reference herein. The interim data reflect all adjustments that, in the opinion of the management of EPP, are necessary to present fairly such information for the interim periods. The results of operations for the six-month periods are not necessarily indicative of the results expected for a full year or any other interim period.


                                        PREDECESSOR PERIODS
                                               ENDED                                                           SIX MONTHS
                                       ---------------------    PERIOD     PRO FORMA       YEAR ENDED             ENDED
                                                                 ENDED     YEAR ENDED     DECEMBER 31,          JUNE 30,
                                       DEC. 31,    NOV. 21,    DEC. 31,     DEC. 31,    -----------------   -----------------
                                         1993        1994        1994       1994(1)      1995      1996      1996      1997
                                       --------   ----------   ---------   ----------   -------   -------   -------   -------
                                        (YEAR)    (325 DAYS)   (40 DAYS)                                       (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Technical Assistance Fees............  $ 7,438     $ 8,075      $  599      $ 8,674     $10,033   $11,258   $ 5,308   $ 5,850
Equity in Earnings of
  Unconsolidated Subsidiaries
  Pipeline Operations................   20,721      21,259       1,706       22,965      22,154    29,767    16,529    14,825
  Power Operations...................    4,218       6,968       1,209        8,177      11,274    16,348     7,657     8,427
                                       -------     -------      ------      -------     -------   -------   -------   -------
Equity in Earnings and Technical
  Assistance Fees....................   32,377      36,302       3,514       39,816      43,461    57,373    29,494    29,102
General and Administrative
  Expenses...........................   (3,486)     (4,289)       (397)      (6,382)     (6,036)   (5,707)   (2,911)   (3,279)
Taxes Other than Income..............     (503)       (448)        (41)        (489)       (600)     (672)     (293)     (306)
Interest Expense.....................       --          --          --           --         (96)   (1,834)       (1)   (1,343)
Other Income, Net....................     (128)      1,058          93        1,151       1,869     1,370      (880)    4,023
                                       -------     -------      ------      -------     -------   -------   -------   -------
Income Before Income Taxes...........   28,260      32,623       3,169       34,096      38,598    50,530    25,409    28,197
Income Taxes.........................    2,281       3,444         358        3,802       3,571     4,535     2,313    (2,810)
                                       -------     -------      ------      -------     -------   -------   -------   -------
Net Income...........................  $25,979     $29,179      $2,811      $30,294     $35,027   $45,995   $23,096   $31,007
                                       =======     =======      ======      =======     =======   =======   =======   =======
Net Income per Common Share..........                           $ 0.13      $  1.45     $  1.68   $  1.90   $  0.96   $  1.22
                                                                ======      =======     =======   =======   =======   =======
Cash dividends per Common Share......                               --           --     $  0.82   $  0.91   $  0.44   $  0.50
                                                                ======      =======     =======   =======   =======   =======


                                                                               DECEMBER 31,                     JUNE 30,
                                                              ----------------------------------------------   -----------
                                                                  1993          1994       1995       1996        1997
                                                              -------------   --------   --------   --------   -----------
                                                              (PREDECESSOR)                                    (UNAUDITED)
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Investments in and Advances to Unconsolidated
  Subsidiaries..............................................       $203,494   $152,112   $159,621   $298,530    $284,943
Total Assets................................................        230,217    163,100    187,713    343,843     373,323
Long-term Debt..............................................             --         --         --     24,750      22,892
Shareholders' Equity........................................        223,070    158,968    177,352    265,444     332,050

---------------

(1) Reflects adjustments for increased general and administrative expenses resulting from increased costs associated with a publicly owned company.

           SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma selected combined financial information presents the combined financial data of Enron and EPP for the year ended December 31, 1996, and as of and for the six months ended June 30, 1997. The unaudited pro forma financial information includes the pro forma effects of Enron's acquisition of PGC on July 1, 1997. The unaudited pro forma combined income statement data give effect to the PGC Merger and the EPP Merger as if they had occurred on January 1, 1996, and the unaudited pro forma combined balance sheet data give effect to the PGC Merger and the EPP Merger as if they had occurred on June 30, 1997. Enron will account for the PGC Merger and the EPP Merger as a purchase. The unaudited pro forma selected combined financial data have been derived from the unaudited pro forma combined financial statements included herein and should be read in conjunction with those statements, the related notes thereto and with the separate historical financial statements of Enron, PGC and EPP incorporated herein by reference. See "Incorporation of Certain Documents by Reference." The pro forma data are not necessarily indicative of the actual or future results of operations or financial condition that would have been reported had the PGC Merger and the EPP Merger occurred on the dates assumed.

                                                               YEAR ENDED        SIX MONTHS
                                                              DECEMBER 31,         ENDED
                                                                  1996         JUNE 30, 1997
                                                              -------------    --------------
                                                              (UNAUDITED; IN MILLIONS, EXCEPT
                                                                    PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues....................................................     $14,401           $ 9,272
Costs and expenses
  Cost of gas, electricity and other products...............      10,795             7,628
  Operating expenses........................................       1,674               696
  Oil and gas exploration expenses..........................          89                46
  Depreciation, depletion and amortization..................         661               344
  Taxes, other than income taxes............................         189                98
  Contract restructuring costs..............................          --               675
                                                                 -------           -------
                                                                  13,408             9,487
                                                                 -------           -------
Operating income (loss).....................................         993              (215)
Other income and deductions, net............................         530               256
                                                                 -------           -------
Income (loss) before interest, minority interests and income
  taxes.....................................................       1,523                41
Interest and related charges, net...........................         360               191
Dividends on company-obligated preferred securities of
  subsidiaries..............................................          37                32
Minority interests..........................................          57                21
Income tax expense (benefit)................................         374               (76)
                                                                 -------           -------
Net income (loss)...........................................         695              (127)
Preferred stock dividends...................................          16                 8
                                                                 -------           -------
Earnings (loss) on common stock.............................     $   679           $  (135)
                                                                 =======           =======
Earnings (loss) per share of common stock
  Primary...................................................     $  2.21           $ (0.43)
                                                                 =======           =======
  Fully diluted.............................................     $  2.09           $ (0.43)
                                                                 =======           =======
Cash dividends per share of common stock(1).................     $  0.86           $  0.45
                                                                 =======           =======

                                                                              JUNE 30, 1997
                                                                              -------------
BALANCE SHEET DATA:
Total assets................................................                     $21,015
Short-term debt.............................................                         125
Long-term debt due within one year..........................                          96
Long-term debt (including amounts reclassified from
  short-term debt)..........................................                       5,434
Company-obligated preferred securities of subsidiaries......                         995
Minority interests..........................................                         645
Shareholders' equity........................................                       5,697
Book value per common share.................................                     $ 17.17

---------------

(1) Pro forma cash dividends per common share reflect quarterly cash dividends of Enron of $0.2125 per share ($0.85 per share annually), which were increased to $0.225 per share ($0.90 per share annually) beginning in the fourth quarter of 1996.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth for the Enron Common Stock and EPP Common Shares selected historical per share data and the corresponding unaudited pro forma per share amounts for the periods indicated, giving effect to the PGC Merger and the EPP Merger. The data presented are based upon the consolidated financial statements and related notes of each of Enron, PGC and EPP incorporated by reference into this Proxy Statement/Prospectus and the unaudited pro forma combined balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with, and is qualified in its entirety by, the historical and unaudited pro forma combined financial statements and related notes thereto. The assumptions used in the preparation of this table appear under "Unaudited Pro Forma Financial Information." The comparative per share data are not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger had been consummated at the beginning of the periods indicated.

                                                                                          ENRON/EPP
                                                                ENRON          EPP        PRO FORMA
                                                              HISTORICAL    HISTORICAL    COMBINED
                                                              ----------    ----------    ---------
Book value per common share:
  December 31, 1996.........................................    $13.81        $10.88       $   --
  June 30, 1997.............................................     12.70         12.76        17.17
Cash dividends per common share:
  Year ended December 31, 1996..............................      0.86          0.91         0.86(1)
  Six months ended June 30, 1997............................      0.45          0.50         0.45(1)
Earnings (loss) per common share:
  Primary:
     Year ended December 31, 1996...........................      2.31          1.90         2.21
     Six months ended June 30, 1997.........................     (0.83)         1.22        (0.43)
  Fully diluted:
     Year ended December 31, 1996...........................      2.16          1.90         2.09
     Six months ended June 30, 1997.........................     (0.83)         1.22        (0.43)

---------------

(1) Pro forma cash dividends per common share reflect quarterly cash dividends of Enron of $0.2125 per share ($0.85 per share annually), which were increased to $0.225 per share ($0.90 per share annually) beginning in the fourth quarter of 1996.

                           FORWARD LOOKING STATEMENTS

     This Proxy Statement/Prospectus includes forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included or incorporated by reference in this Proxy Statement/Prospectus, including, without limitation, statements regarding EPP's, Enron's or the surviving company's future financial position, business strategy, budgets, reserve estimates, projected costs and plans and objectives of management for future operations, are forward looking statements. Although Enron and EPP believe their expectations reflected in such forward looking statements are based on reasonable assumptions, no assurance can be given that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward looking statements herein include political developments in foreign countries, the pace of deregulation of retail natural gas and electricity markets in the United States, the timing and extent of changes in commodity prices for crude oil, natural gas, electricity and interest rates, the extent of success in acquiring oil and gas properties and in discovering, developing and producing reserves, the timing and success of efforts to develop international power, pipeline and other infrastructure projects, conditions of the capital markets and equity markets and the ability of Enron and EPP to achieve the goals described in "The Merger -- Reasons for the Merger; Recommendation of the Board of Directors" during the periods covered by the forward looking statements. All subsequent written or oral forward looking statements attributable to EPP or Enron, or persons acting on their behalf, are expressly qualified in their entirety by the foregoing cautionary statements.

                                 THE COMPANIES

ENRON

     Enron is an integrated natural gas and electricity company with headquarters in Houston, Texas. Essentially all of Enron's operations are conducted through its subsidiaries and affiliates, which are principally engaged in the gathering, transportation and wholesale marketing of natural gas to markets throughout the United States and internationally through approximately 36,000 miles of natural gas pipelines; the exploration for and production of natural gas and crude oil in the United States and internationally; the production, purchase, transportation and worldwide marketing of natural gas liquids and refined petroleum products; the independent (i.e., non-utility) development, promotion, construction and operation of power plants, natural gas liquids facilities and pipelines in the United States and internationally; and the non-price regulated purchasing and marketing of energy related commitments.

     On July 1, 1997, Enron acquired PGC, the parent company of PGE, by means of a merger of PGC with and into Enron. As a result of the merger, PGE is a subsidiary of Enron. PGE is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electricity in the State of Oregon. PGE also sells energy to wholesale customers throughout the western United States.

     Transportation and Operation. Enron's operations include the interstate and intrastate transmission of natural gas, and construction, management and operation of natural gas and natural gas liquids pipelines, liquids plants, clean fuel plants and power facilities. Enron and its subsidiaries operate domestic interstate pipelines extending from Texas to the Canadian border and across the southern United States from Florida to California. Included in Enron's domestic interstate natural gas pipeline operations are Northern Natural Gas Company ("Northern"), Transwestern Pipeline Company ("Transwestern") and Florida Gas Transmission Company ("Florida Gas") (indirectly 50% owned by Enron), and all such pipelines are subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission ("FERC"). Each pipeline serves customers in a specific geographical area: Northern, the upper Midwest; Florida Gas, the State of Florida; and Transwestern, principally the California market and pipeline interconnects on the east end of Transwestern's system. In addition, Enron holds a 13% interest in Northern Border Partners, L.P., which owns a 70% interest in the Northern Border Pipeline system. An Enron subsidiary operates the Northern Border Pipeline system, which transports gas from western Canada to delivery points in the midwestern United States.

     Domestic Gas and Power Services. Through its wholly owned subsidiary, Enron Capital & Trade Resources Corp., and its affiliated companies ("ECT"), Enron purchases natural gas, natural gas liquids, electricity and other energy products through a variety of contractual arrangements, including both short-term and long-term contracts, the arrangement of production payment and other financing transactions, and other contractual arrangements. ECT markets these energy products to local distribution companies, electric utilities, cogenerators, and both commercial and industrial end-users. ECT also provides price risk management services in connection with natural gas, natural gas liquids and power transactions through both physical delivery and financial arrangements.

     ECT offers a broad range of non-price regulated natural gas merchant services by tailoring a variety of supply and marketing options to its customers' specific needs. ECT's strategy is to provide predictable pricing, reliable delivery and low cost capital to its customers. ECT provides these services through a variety of instruments, including forward contracts, swap agreements and other contractual commitments.

     Retail Energy Services. Enron recently established Enron Energy Services ("EES") to pursue the significant growth opportunities in anticipation of a fully competitive retail natural gas and electricity market. As states begin to deregulate their natural gas and electricity markets, and as these markets continue to converge, EES's goal is to provide end-users with a broad range of energy choices at more competitive prices. EES has participated in selected natural gas and electric retail marketing pilot programs, including a state-wide electricity pilot in New Hampshire, where individual customers are free to select the power provider of their choice. EES will continue to participate in such programs.

     International Operations and Development. Enron's international activities principally involve the independent (i.e., non-utility) development, acquisition, financing, promotion and operation of natural gas and power projects in emerging markets, and the marketing of natural gas liquids and other liquid fuels. Development projects are focused on power plants, gas processing and terminalling facilities, and gas pipelines, while marketing activities center on fuels used by or transported through such facilities. Enron's international activities include management of direct and indirect ownership interests in and operation of power plants in England, Germany, Guatemala, the Dominican Republic, the Philippines and China; pipeline systems in Argentina and Colombia; retail gas and propane sales in the Caribbean basin; processing of natural gas liquids at Teesside, England; and marketing of natural gas liquids and other liquid fuels worldwide. Enron is also involved in power, pipeline and liquefied natural gas projects in varying stages of development in Argentina, China, Egypt, India, Puerto Rico, Italy, Turkey, Qatar, Vietnam, Bolivia, Brazil, Indonesia, Poland and elsewhere.

     Exploration and Production. Substantially all of Enron's natural gas and crude oil exploration and production operations are conducted by its subsidiary, Enron Oil & Gas Company ("EOG"). EOG is engaged in the exploration for, and development, production and marketing of, natural gas and crude oil primarily in major producing basins in the United States, as well as in Canada, Trinidad, India and, to a lesser extent, in selected other international areas. At December 31, 1996, EOG had estimated net proved natural gas reserves of 3,675 billion cubic feet, including 1,180 billion cubic feet of proved undeveloped methane reserves in the Big Piney, Wyoming deep Paleozoic formations, and estimated net proved crude oil, condensate and natural gas liquids reserves of 55 million barrels, and at such date, approximately 74% of EOG's reserves (on a natural gas equivalent basis) were located in the United States, 9% in Canada, 10% in Trinidad and 7% in India. Enron owns approximately 53% of the common stock of EOG.

     Additional information concerning Enron and its subsidiaries is included in the Enron documents filed with the Commission and incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

EPP

     EPP was formed in November 1994 by Enron to acquire, own and manage Enron's operating power plant and natural gas pipeline business conducted outside the United States, Canada and Western Europe, and to expand such business through acquisitions. EPP's assets consist of interests in a 6,604 kilometer (4,104 mile) natural gas pipeline system in Argentina, a 575 kilometer (357 mile) natural gas pipeline in Colombia, two power plants in the Philippines (with 226 megawatts of aggregate net generating capacity), a power plant in Guatemala (with 110 megawatts of net generating capacity) and a 185 megawatt oil-fired, barge mounted power plant in the Dominican Republic. Enron owns approximately 52% of the EPP Common Shares.

                            THE EPP SPECIAL MEETING

THE EPP SPECIAL MEETING

     Purpose of the EPP Special Meeting. The purpose of the EPP Special Meeting is to consider and vote upon (i) a proposal to approve the Merger Agreement and
(ii) such other matters as may properly be brought before the EPP Special Meeting. The EPP Board is not aware, as of the date of mailing of this Proxy Statement/Prospectus, of any other matters that may properly come before the EPP Special Meeting. If any such other matters properly come before the EPP Special Meeting, or any adjournment thereof, it is the intention of the persons named in the EPP proxy to vote such proxies in accordance with their best judgment on such matters.

     THE OVERSIGHT COMMITTEE OF THE EPP BOARD, AFTER CAREFUL CONSIDERATION, UNANIMOUSLY RECOMMENDED TO THE EPP BOARD THAT THE MERGER AGREEMENT, AND THE MERGER CONTEMPLATED THEREBY, BE APPROVED BY THE SHAREHOLDERS OF EPP. THE ENTIRE EPP BOARD ALSO CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND, AFTER

RECEIPT OF THE OVERSIGHT COMMITTEE'S RECOMMENDATION, CONCLUDED THAT
THEY ARE IN THE BEST INTERESTS OF EPP AND ITS SHAREHOLDERS. ACCORDINGLY, BY A UNANIMOUS VOTE OF THE DIRECTORS PRESENT, THE EPP BOARD HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.


     Date, Place and Time; Record Date. The EPP Special Meeting is scheduled to be held on Tuesday, November 18, 1997, at 10:00 a.m., local time, at the Enron Building, 1400 Smith Street, Room 5C, Houston, Texas. Holders of record of EPP Common Shares at the close of business on October 6, 1997, the Record Date, will be entitled to notice of and to vote at the EPP Special Meeting. As of the Record Date, 26,021,662 EPP Common Shares were issued and outstanding.


     A complete list of shareholders entitled to notice of the EPP Special Meeting will be available for inspection at the offices of EPP in Houston, Texas, during normal business hours upon written demand by any EPP shareholder or such shareholder's agent or attorney beginning two business days after the date of EPP's notice of meeting for the EPP Special Meeting and continuing through the EPP Special Meeting. Any shareholder or such shareholder's agent or attorney may, upon written demand and, subject to Section 18-305 of the DLLCA, inspect and copy the shareholder list during regular business hours during the inspection period at such shareholder's expense.

     The EPP Special Meeting may be adjourned to another date and/or place for proper purposes (including, without limitation, for the purpose of soliciting additional proxies).

     Voting Rights and Votes Required. Each shareholder of record on the Record Date is entitled to one vote for each EPP Common Share held on each matter submitted to a vote at the EPP Special Meeting. A majority of the outstanding EPP Common Shares entitled to vote on a matter, represented in person or by proxy, constitutes a quorum for consideration of such matter at the EPP Special Meeting. If a quorum is present, under the DLLCA and the EPP Company Agreement, the affirmative vote of the holders of at least a majority of the outstanding EPP Common Shares is necessary to approve the Merger Agreement. Enron beneficially owns approximately 52% of the outstanding EPP Common Shares and has advised EPP that it will vote for approval of the Merger Agreement. Accordingly, receipt of the approvals required by the DLLCA and the EPP Company Agreement is assured.

     In addition, pursuant to the terms of the Merger Agreement, the vote of a majority of the EPP Common Shares held by the Public Shareholders present and voting at the EPP Special Meeting will be necessary to approve the Merger Agreement.

     Proxies. Any holder of EPP Common Shares may vote such shareholder's shares either in person or by duly authorized proxy. The giving of a proxy by an EPP shareholder will not affect such shareholder's right to vote such shares if the shareholder attends the EPP Special Meeting and desires to vote in person. Prior to the voting of an EPP proxy, such proxy may be revoked by the shareholder by delivering written notice of revocation to the Secretary of EPP, by executing a subsequently dated proxy or by voting in person at the EPP Special Meeting. All shares represented by effective proxies on the enclosed form of EPP proxy received by EPP will be voted at the EPP Special Meeting in accordance with the terms of such proxies. If no instructions are given, the EPP proxies will be voted FOR the approval of the Merger Agreement.

     EPP will bear the cost of the solicitation of proxies for the EPP Special Meeting, except that EPP and Enron will share equally expenses incurred in connection with the printing and filing of this Proxy Statement/ Prospectus. Certain officers, directors, employees and agents of EPP may solicit EPP proxies by correspondence, telephone, telegraph, telecopy or other electronic means, or in person, but without extra compensation. EPP will pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy soliciting material to their principals.

     Voting Procedures for Participants in Employee Benefit Plans. The enclosed proxy includes power to vote the number of shares of EPP Common Shares registered in a holder's name, according to the books of EPP's transfer agent.

     EPP will mail this Proxy Statement/Prospectus and a proxy to all persons who, according to the books of EPP's Transfer Agent beneficially own EPP Common Shares.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

     The Merger Agreement provides that, at the Effective Time, Merger Sub will merge with and into EPP, with EPP continuing in existence as the surviving corporation. Each EPP Common Share issued and outstanding at the Effective Time (other than shares owned by Merger Sub, Enron or any direct or indirect subsidiary of Enron, which will remain outstanding and unchanged) will be converted into such number of shares of Enron Common Stock as have a value of $35 (based upon the average of the closing prices, regular way, per share of Enron Common Stock on the NYSE for the 20 consecutive trading days ending on the day prior to the closing date of the Merger). The Merger will be a taxable transaction for federal income tax purposes.

BACKGROUND OF THE MERGER

     In November 1994, EPP was formed by Enron to own and manage all of Enron's operating power plant and natural gas pipeline business conducted outside the United States, Canada and Western Europe. Enron formed EPP and offered EPP Common Shares to the public in part to enable public investors to better evaluate and participate directly in the growth of Enron's operating power plant and natural gas pipeline activities in emerging markets without exposure to the development and construction risks associated with international power plants and natural gas pipeline projects. To facilitate that goal and in light of Enron's ongoing majority ownership interest in EPP, Enron and EPP executed a Purchase Right Agreement (as amended, the "Purchase Right Agreement") which requires Enron to offer EPP ownership interests in qualifying power and natural gas pipeline projects developed or acquired by Enron outside the United States, Canada and Western Europe at prices determined by Enron in good faith to be commercially reasonable and, in the case of the Designated Development Projects (as hereinafter defined), meeting specified pricing parameters set forth in the Purchase Right Agreement. If EPP does not purchase the ownership interest, Enron may only sell the ownership interest to a third party if the price is at least 105% of the price at which the interest was offered to EPP.

     The Purchase Right Agreement and the EPP Company Agreement collectively establish a procedure for review and approval by the Oversight Committee, with the assistance and advice of independent counsel and financial advisors, of the projects offered by Enron to EPP and the terms of purchase whereby EPP determines whether to accept the project on terms offered by Enron. EPP may not accept Enron's offer unless the Oversight Committee receives a fairness opinion from an independent internationally recognized financial advisor. Since its initial public offering in 1994, EPP has acquired interests in three projects. Two projects (the Centragas pipeline project in Colombia and the Puerto Plata power plant in the Dominican Republic) were sold in 1996 by Enron to EPP pursuant to the Purchase Right Agreement. In addition, EPP acquired an increased interest in Transportada de Gas del Sur S.A. ("TGS"), EPP's Argentine pipeline investment, in 1996 using proceeds of financing provided by Enron and subject to Oversight Committee approval.

     Unanticipated delays have been experienced in the development and construction of several of the projects designated by Enron at the time of EPP's formation (or by later amendment of the Purchase Right Agreement) for eventual transfer to EPP (the "Designated Development Projects"), notably the planned power plant, fuel facilities and related ancillary facilities in Dabhol, India and the planned power plants in Hainan Province, People's Republic of China and Marmara, Turkey. At the time of EPP's initial public offering, the Dabhol project was anticipated to be offered to EPP in 1997. This was delayed due to a decision by the State of Maharashtra to cancel and then renegotiate the projects. It is now anticipated that the Dabhol project will go into commercial operations (and thus be eligible to be offered to EPP) in December 1998 or January 1999. The Hainan Island power project was anticipated to be offered to EPP in 1995, but due to a contractual renegotiation forced by the Chinese power authority, the project was not offered in 1995 and, because the final renegotiated contracts have still not been executed, the project is not in a position to be offered to EPP. The Marmara, Turkey project was anticipated to go into commercial operations and be offered to EPP in 1998, but due to difficulties in finalizing project financing, the start of construction was delayed. This results in this project having an anticipated commercial operations date in 1999. Finally, both the Bolivia/Brazil pipeline and the East Java, Indonesia power plant were expected to go into commercial operations and be offered to EPP in 1997. Neither of these projects will be offered prior to 1999 as delays in completing the structuring and financing of these projects have resulted in their construction start date being delayed.

     In addition, of the two projects which have been offered to EPP, only the Centragas pipeline project in Colombia was offered at the time originally anticipated. The other project, the Smith/Enron power project at Puerto Plata, Dominican Republic was scheduled to reach commercial operations and be offered to EPP in 1995. This date was delayed until 1996 due to delays in the project reaching commercial operations, as required by the Purchase Right Agreement. Furthermore, the process of evaluating and transferring projects under the oversight arrangements established by the Purchase Right Agreement has proven to be more expensive and complex than was contemplated when EPP was formed. Each of the two acquisitions made by EPP under the Purchase Right Agreement has resulted in approximately $1,000,000 in financial advisor and legal fees on behalf of the Oversight Committee, which amount must be paid by EPP. Because these acquisitions are from an affiliate (as are all acquisitions under the Purchase Right Agreement), these amounts are not eligible to be capitalized by EPP, but must be treated as an expense.

     During 1996, Enron began to evaluate the possibility of restructuring its international operations, and in the fall of 1996 Enron engaged Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to review that possibility. Enron began its evaluation of a restructuring of its international operations as part of an effort to enhance the value of the interests owned by Enron's stockholders. Management believed that it might be desirable to consolidate the international operations of Enron Corp. and its majority owned subsidiaries (other than Enron Oil & Gas Company, a majority owned subsidiary with publicly traded shares). The purpose of this consolidation would be to enable Enron to coordinate its various operations in a given country or region and to conduct them in a more efficient manner. As a result of its evaluation, in December 1996 Enron announced the formation of Enron International, a new business unit that would be responsible for all of Enron's international operations, other than those conducted by Enron Oil & Gas Company, including Enron's interest in EPP. Management of Enron was also concerned that, notwithstanding the creation of Enron International, the full value of Enron's international operations may not be reflected in the market price of the Enron Common Stock and that the value of the international operations might be more readily ascertainable if Enron International would effect a public offering of its shares, while Enron would continue to own a majority interest. Management of Enron believed that the prices at which the shares of Enron International traded might better reflect the value of Enron's international operations and that, because there would be readily available information regarding the market's valuation of Enron International, the market prices of the Enron Common Stock might increase as a result of the reorganization and public offering. With the assistance of DLJ, management of Enron decided to evaluate all alternatives for enhancing shareholder values in connection with Enron's international operations, including a possible spinoff of the international operations by means of a distribution of stock of Enron International to Enron shareholders. In considering the various alternatives available to it, management concluded that although a two-tiered public company structure might be desirable (i.e. Enron Corp., a public company, owning a majority interest in Enron International, which would also be a public company) it might be undesirable to have a three-tiered public company structure (i.e. Enron Corp. owning a majority interest in Enron International, which would in turn own a majority interest in EPP, with each company having publicly traded shares) because of the administrative burdens, the complexity of such a structure and the possibility of shareholder confusion. Enron therefore considered whether to combine EPP's operations with those of Enron International in connection with a public offering of Enron International shares. Although management decided not to proceed with a public offering of Enron International, DLJ continued to have discussions from time to time with Enron management regarding Enron's international operations.

     In early 1997, Enron management decided that it should consider on its own merits the possibility of a merger of EPP with Enron or one of its subsidiaries. This possibility was considered at that time because Enron management's prior evaluation of the restructuring of Enron's international operations had caused management to focus on the possible benefits of combining EPP's operations with the rest of the operations of Enron International. At the same time, Enron's management was disappointed with the recent market performance of the EPP Common Shares, and it was concerned about the impact on EPP's future performance resulting from project delays, EPP's lack of progress in making acquisitions and the costs of acquisitions under the Purchase Right Agreement. At that time, Enron did not advise the Oversight Committee or management of EPP that Enron management was considering the possibility of such a merger.

     On February 20, 1997, George S. Slocum, one of the three members of the Oversight Committee, sent a memorandum to the members of the EPP Board suggesting that a review of possible strategic policy changes and/or new initiatives might be appropriate for EPP because the EPP Common Shares appeared to be undervalued compared to stock market indices and most of its peer companies. The possible strategies suggested by Mr. Slocum included (i) the vigorous pursuit of third party project acquisitions, (ii) the purchase by EPP of Enron's 35% interest in Promigas S.A., E.S.P. (which was not subject to the Purchase Right Agreement), (iii) amendment of the Purchase Right Agreement to include projects in the early construction phase or after completion of project financing, and (iv) the pursuit of an acquisition strategy with companies having more certain or better timed project starting dates, economies of scale or greater sovereign risk diversification.

     On March 6, a meeting was held at the offices of Enron at which Edmund P. Segner III, Executive Vice President and Chief of Staff of Enron, informed the senior officers of EPP in attendance, including Mr. Rodney L. Gray, Chairman and Chief Executive Officer of EPP, that Enron had decided to study the possibility of a merger involving EPP. After the officers of EPP left the meeting, representatives of DLJ discussed with Mr. Segner, Mr. Joseph W. Sutton, President and Chief Operating Officer of Enron International (a business unit of Enron formed at the end of 1996) and Tod A. Lindholm, Vice President for Corporate Financial Planning and Analysis of Enron, various valuation issues and strategies with regard to the potential merger. On March 5, 1997, the day before the possibility of a merger was first discussed with EPP management, the closing price of EPP Common Shares was $28 3/8. Following the meeting, Enron began an evaluation study of EPP, and retained DLJ to act as its financial advisor in connection with a possible merger. An engagement letter between Enron and DLJ was executed dated May 14, 1997.

     On April 3 and April 13, the possibility of the merger was discussed at a meeting of the Executive Committee of the Board of Directors of Enron, and at a meeting of the full Board of Directors of Enron, respectively. At the meetings, the persons present were briefed on the progress of the evaluation of a potential merger with EPP and, at the Enron Board of Directors meeting, there was an informal discussion of the range of possible values of EPP and the use of Enron Common Stock as the consideration to be utilized in the proposed merger. Following a discussion, the Enron Board of Directors concluded that management should proceed with discussions regarding a possible merger with the Oversight Committee subject to approval by the Enron Board of Directors of any definitive agreement evolving out of the negotiations.

     On April 18, Mr. Segner placed a call to Mr. Thomas C. Theobald, Chairman of the Oversight Committee, to discuss the possibility of a merger between Enron and EPP. On the same day Mr. Robert S. Baird of Vinson & Elkins L.L.P., legal counsel to Enron, called Mr. Walter J. Smith of Baker & Botts, L.L.P., legal counsel to the Oversight Committee, to advise him of the possibility of merger discussions.

     The following day, Mr. Segner and Mr. Theobald spoke by telephone. During the conversation Mr. Segner said that, partly in response to Mr. Slocum's memorandum of February 20, 1997, suggesting a review of possible changes to the EPP business strategy, Enron had been considering strategic alternatives for EPP. Mr. Segner advised that Enron had concluded that it desired to enter into preliminary discussions regarding a possible acquisition of the outstanding public interest in EPP by Enron, which Enron believed would be in the best interests of the shareholders of Enron and EPP. Mr. Segner advised Mr. Theobald that Enron had hired DLJ as its financial advisor and that DLJ would be prepared to make a presentation at the EPP Board meeting scheduled for May 14. Mr. Segner suggested that the Oversight Committee consider retaining a financial advisor to prepare it for the eventuality of a possible Enron merger proposal. The following day, Mr. Theobald called Mr. Segner and advised him that the Oversight Committee would meet to discuss the matters raised in Mr. Segner's telephone call.

     On April 24, Mr. Segner sent a letter to Mr. Theobald to confirm their prior telephone conversation concerning Enron's interest in discussing preliminarily a possible merger with EPP. Mr. Segner indicated that together with its financial advisor, Enron had contemplated an analysis of EPP that indicated little or no premium to current market price would be justified in such a transaction, and that Enron would like to share its analysis with the Oversight Committee at the meeting scheduled for May 14. Also on April 24, the Oversight Committee met to discuss the possible merger discussions and consult with its legal counsel concerning its responsibilities relating to such matter. After a detailed discussion of the appropriate manner in which to proceed, the Oversight Committee determined that it would evaluate and respond to any proposal Enron determined to make; that it would not determine an acceptable price range prior to receiving a proposal from Enron; and that due to the related expense, it would not hire a financial advisor unless Enron either made a merger proposal or undertook to reimburse the expense in the event no proposal was forthcoming. The Oversight Committee also expressed concern that Enron had not yet named an additional Designated Development Project as required under the amendment to the Purchase Right Agreement and that EPP did not have a chief financial officer or any senior officers who did not also hold significant positions with other Enron entities. The Oversight Committee then instructed its legal counsel to advise Enron's legal counsel of its concerns and the determinations it had made.

     During the period following the April 24 meeting, the Oversight Committee interviewed potential financial advisors.

     On May 14, the Oversight Committee met in Houston. At the meeting, the Oversight Committee heard a presentation by Mr. Kenneth L. Lay, Chairman and Chief Executive Officer of Enron, regarding the possibility of discussions relating to a possible merger between EPP and a wholly owned subsidiary of Enron. Mr. Lay stated that due to the changes in the world market for energy projects which had resulted in decreased returns on investment for pipeline and power projects, the decrease in the expected rate of return on EPP's projects, the reorganization of Enron International activities, and, in Enron's view, the potential greater return which would be received by EPP's shareholders if their EPP shares were exchanged for Enron stock, Enron was prepared to begin discussions with the Oversight Committee regarding the possible acquisition by Enron of the outstanding publicly traded shares of EPP through a merger. Mr. Lay concluded by stating that DLJ had a presentation to make to the Oversight Committee.

     Mr. Theobald responded that while the Oversight Committee would listen to the presentation, he thought it was premature for the presentation to cover pricing issues, because the Oversight Committee had not yet retained a financial advisor.

     Mr. Lay stated that it was not Enron's intent to present either a proposal or a price at that meeting, but that he wished DLJ to make a presentation to the Oversight Committee as to Enron's reasons for believing a merger would be beneficial to EPP's shareholders. Mr. Slocum asked Mr. Lay if Enron had considered expanding EPP's operations to include development or merging the international operations of Enron into EPP rather than merging EPP into Enron. Mr. Lay responded that these alternatives had been considered but that Enron had concluded that EPP's shareholders would receive greater value through participation in the full range of Enron's activities after a merger of EPP into the Enron organization.

     After a discussion of these issues, DLJ made a presentation to the Oversight Committee. DLJ noted that EPP had underperformed relevant market indices due to the delays experienced in the development of projects to be acquired by EPP (and the related postponement of earnings from such projects in EPP's financial results) and because of the performance of the Argentine pipeline, which is EPP's largest asset. DLJ noted that EPP was not perceived by the market as an international power and pipeline company and did not trade based on the considerations applicable to companies that have international power and pipeline development and construction risks, but only on the basis of price-earnings multiples. DLJ also stated that the international power and pipeline market had become extremely competitive and that it would be difficult for EPP to buy projects from third parties and from Enron (other than Designated Development Projects) on a competitive basis without diluting EPP's earnings. DLJ concluded that it was Enron's view that preliminary merger discussions would be beneficial to both parties, and Mr. Lay advised the Oversight Committee that Enron was seeking to do what was best for both its shareholders and those of EPP.

     Following the conclusion of the Oversight Committee meeting, Mr. Lay and other members of Enron management met and discussed the possibility of a merger. During the meeting, they were advised that the market price of EPP Common Shares had been rising rapidly during the day. Mr. Lay then advised the

Oversight Committee that Enron might make a merger proposal later that day. EPP Common Shares closed at $32 3/8 on the NYSE that day, up $2 1/8 from the closing price of $30 1/4 on May 13. Late on the afternoon of May 14, a letter signed by Mr. Segner was sent to Mr. Gray and the Oversight Committee setting forth a proposal to acquire the outstanding public interest in EPP for $32 per share in Enron Common Stock. After receipt of Mr. Segner's letter, Enron and EPP issued a press release regarding the merger proposal.

     On May 28, an engagement letter between the Oversight Committee and Dillon Read was executed and on June 2, Dillon Read and legal counsel to the Oversight Committee commenced their due diligence with regard to the proposed merger. During June and July, due diligence proceeded and legal counsel to Enron and the Oversight Committee undertook preliminary negotiations with regard to a definitive merger agreement. During this period, Dillon Read retained SBC Warburg Inc. to assist Dillon Read in its evaluation of EPP's international properties.

     On June 24, Mr. Slocum met with Dillon Read to receive a progress report on their work to date and recommended that the full Oversight Committee meet to receive such report. On June 30, the Oversight Committee held a telephone meeting to receive reports from its legal and financial advisors on the status of their review of EPP's operations and prospects.

     On July 21, the Oversight Committee met in New York with its legal counsel and Dillon Read to receive preliminary reports on the results of the due diligence and the legal and financial aspects of Enron's offer. Dillon Read representatives presented to the Oversight Committee their analysis of the proposed transaction. This analysis included a review of the proposed transaction, including its proposed form, consideration, relative valuation, conditions to closing and tax treatment. Dillon Read presented an overview of EPP, focusing on its relative stock price performance, current shareholder composition and research analysts' reaction to Enron's proposal. Dillon Read reviewed its preliminary valuation analysis of EPP, including EPP's current projects and technical fees, the Designated Development Projects and other projects currently planned that would be required to be offered to EPP under the Purchase Right Agreement. Dillon Read discussed EPP's future earnings potential, including earnings to be generated through the addition of the India and Marmara, Turkey power plants in 1999. Dillon Read also presented its analysis of the pro forma impact of the proposed transaction on Enron's earnings under a variety of scenarios. Dillon Read presented an overview of Enron to the Oversight Committee, focusing on its relative stock price performance, current shareholder composition and research analyst comments. Dillon Read also presented materials which summarized premiums paid in precedent transactions (both cash and stock consideration), as well as materials on public market trading valuations of multinational power and pipeline companies. After discussion and consideration of Dillon Read's presentation, the Oversight Committee concluded unanimously that Enron's proposal of $32 in Enron Common Stock was below the range that the Oversight Committee considered fair to the Public Shareholders. The Oversight Committee also discussed legal issues arising from the draft of the Merger Agreement, including whether the affirmative vote of a majority of EPP's shareholders other than Enron and its affiliates should be required to approve the transaction. The Oversight Committee unanimously concluded that such a voting condition would be desirable and instructed its legal counsel to include it in comments to the draft Merger Agreement. Later that day, Mr. Theobald informed Mr. Segner by telephone of the conclusions reached in the Oversight Committee's meeting.

     During the period between July 22 and August 7, legal counsel to Enron and to the Oversight Committee exchanged comments on the draft of the Merger Agreement and representatives of DLJ and Dillon Read had several meetings and conversations regarding their respective valuations of EPP in an attempt to clarify differences in their valuations. During this period, Dillon Read and DLJ also exchanged written presentations supporting their respective valuations. On August 8, the Oversight Committee held a telephone meeting to receive reports from its legal and financial advisors on the status of their discussions with Enron's advisors. Subsequent to such meeting, further conversations took place between Dillon Read and DLJ concerning their respective valuations.

     On August 11, the Board of Directors of Enron met and approved the possible acquisition of EPP for a price of up to $35 per share in Enron Common Stock, cash or any combination thereof and appointed a committee (the "Merger Committee") of two directors, Mr. Lay and Jeffrey K. Skilling, who is also President and Chief Operating Officer of Enron, to negotiate and approve the final terms of the Merger Agreement and the Merger contemplated thereby.

     On August 13, the Oversight Committee held its regularly scheduled meeting at Enron's office at noon, Houston time. At the Oversight Committee's request, Dillon Read reported on the status of its discussions with DLJ and commented on the likelihood that alternative transactions, such as a sale of EPP as an entity or a sale of the publicly held shares to a third party, could not be consummated. Following these discussions, Mr. Segner, Mr. Sutton and Mr. Gray and representatives of DLJ and Enron's legal counsel were invited to join the Oversight Committee meeting. DLJ presented an analysis supporting its evaluation of EPP and raised several issues where it disputed Dillon Read's valuations of EPP and its assets. A lengthy discussion among the Oversight Committee and representatives of Enron and their respective advisors followed. No resolution was reached on the valuation issues between the Oversight Committee and Enron as a result of these discussions, but Mr. Segner and Mr. Theobald concurred that the financial advisors had performed a thorough analysis, that the issues had been fully discussed and that no further financial analysis was necessary.

     Following this discussion, all persons other than the Oversight Committee, its legal counsel and the representatives of Dillon Read left the meeting, which recessed at approximately 2:45 p.m. Approximately one hour later, Mr. Lay asked the Oversight Committee to meet with him, Mr. Segner and Mr. Sutton. During that meeting, Mr. Lay made a proposal to acquire the outstanding public equity interest in EPP for $34 in Enron Common Stock per share. The Oversight Committee indicated it would consider the proposal, but was not favorably disposed toward such a price. Thereafter, the Oversight Committee discussed the matter with its legal counsel and Dillon Read and after discussion, unanimously agreed that the $34 proposal was unacceptable. Thereafter the meeting adjourned. After the meeting adjourned, representatives of Dillon Read spoke with representatives of DLJ regarding the Oversight Committee's reaction to the $34 per share proposal made by Enron at the earlier meeting.

     On August 14, Mr. Lay called Mr. Theobald to discuss the matter. During the telephone call, Mr. Theobald rejected on behalf of the Oversight Committee Enron's $34 per share proposal. During the call, Mr. Lay increased Enron's proposal to $35 per share, conditioned on an immediate cessation of EPP distributions, including the distribution for the second quarter of 1997. Mr. Theobald subsequently consulted with the other members of the Oversight Committee and called Mr. Lay on August 15, to reject Enron's latest proposal. In that telephone call, Mr. Lay made a proposal of $35 per share without any cessation of distributions, and Mr. Theobald told Mr. Lay he would present the $35 proposal to the Oversight Committee. Mr. Theobald also raised the subject of requiring that the merger transaction be approved by a majority of the Public Shareholders of EPP present and voted at the meeting to approve the Merger, and Mr. Lay responded that he favored such a provision.

     Between the meetings on August 13 and August 18, legal counsel for the Oversight Committee and Enron completed negotiations on all remaining issues on the Merger Agreement.

     On August 18, the Oversight Committee met by telephone to consider Enron's proposal of $35 per share in Enron Common Stock for each outstanding EPP Common Share. Mr. Theobald initially reviewed the events that had occurred since the conclusion of the Oversight Committee's meeting on August 13. Legal counsel to the Oversight Committee then reviewed the provisions of the proposed Merger Agreement and answered questions concerning the Merger Agreement. Mr. Theobald then asked Mr. Powell to present Dillon Read's financial analysis of the revised proposal, and Mr. Powell summarized Dillon Read's conclusions, including its discounted cash flow analysis, the premiums paid in certain similar merger transactions and a dividend discount analysis. At the conclusion of the presentation, Mr. Powell stated that Dillon Read was of the opinion that the consideration to be received by the Public Shareholders pursuant to the Merger Agreement was fair to such shareholders from a financial point of view and that a written opinion to that effect would be delivered that day. Upon conclusion of the presentation, the Oversight Committee unanimously authorized and approved the Merger Agreement and recommended that the EPP Board recommend to the shareholders that they vote in favor of the Merger at a special meeting of the shareholders of EPP to be called for that purpose.

     In reaching its determination to approve and adopt the Merger, the Oversight Committee considered numerous factors in evaluating the Merger and the proposed Merger Agreement, including the various factors discussed in detail above. In reaching its conclusion, the Oversight Committee specifically identified the following factors (but did not consider it practicable to assign relative weights to such factors) as having been considered by it:

     1. The financial condition, results of operations, cash flows, assets, liabilities, business and prospects of EPP.

     2. The terms of the Purchase Right Agreement, as amended.

     3. Information provided by Enron regarding Designated Development Projects and Future Projects (as defined in the Purchase Right Agreement) under development by Enron and its subsidiaries other than EPP.

     4. Publicly available information regarding Enron and certain other information provided by Enron regarding its future plans and projections of its future earnings.

     5. Presentations by Dillon Read that involved various financial and comparative analyses of EPP and Enron and the opinion of Dillon Read that the consideration to be received in the Merger is fair, from a financial point of view, to the Public Shareholders. In considering such opinion, the Oversight Committee also took note of Dillon Read's reputation and qualifications.

     6. The factors and analyses included in the Dillon Read presentations to the Oversight Committee, including those summarized below in "Opinion of Financial Advisor to Oversight Committee."

     7. Recent and historical market prices for the EPP Common Shares, including the fact that the market value of Enron Common Stock to be received by the Public Shareholders would represent a premium over (a) both book value and the market price of EPP Common Shares before Enron publicly announced the initial version of the merger proposal and (b) the current market price of EPP Common Shares.

     8. The terms and provisions of the Merger Agreement, including that (i) the mutual conditions to the obligation of the parties to consummate the Merger include (a) that the Merger be approved by the affirmative vote of a majority of the EPP Common Shares held by Public Shareholders and voted at the EPP Special Meeting to be held to vote upon the Merger and
        (b) that neither the Fairness Opinion nor the recommendation of the Merger by the Oversight Committee to the EPP Board have been withdrawn or adversely modified before the closing date, and (ii) that the Merger would be a taxable transaction, generally resulting in capital gains to each holder of EPP Common Shares that was not exempt from the payment of federal income taxes.

     9. The fact that Enron currently beneficially owned approximately 52% of the outstanding EPP Common Shares, and therefore the public holders of EPP Common Shares were not in a position to control decisions with respect to EPP's business and operations.

     10. The prospects that EPP would be able to acquire additional projects (other than the remaining Designated Development Projects) on competitive terms, and the statements that Enron had made to the Oversight Committee that Enron would not be willing to combine its project development business with EPP's business in any manner other than through the Merger.

     11. The lack of any alternative purchaser for the EPP Common Shares held by the Public Shareholders. The Oversight Committee noted Dillon Read's comments on the unlikely possibility that a third party would be interested in acquiring EPP.

     12. The potential consequences to EPP and the Public Shareholders if the Merger Agreement was not approved, including that EPP's Common Shares would continue to be undervalued compared to stock market indices and most of its peer companies for the reasons discussed above and because of the limited flexibility that EPP had to respond to changing market conditions.

     At 2 p.m. on August 18, the full EPP Board received the recommendation of the Oversight Committee that the Merger be approved, including the reasons therefor described above. The EPP Board considered the factors described under "Approval of the Board of Directors" below, and after receipt of the report, by unanimous vote of directors present (Ms. Rebecca Mark being absent), the EPP Board approved the execution and delivery of the Merger Agreement and recommended to the Public Shareholders that the Merger Agreement and the Merger contemplated thereby be approved and adopted. Effective the same day, the Merger Committee approved the execution and delivery of the Merger Agreement on behalf of Enron. Following the adjournment of the EPP Board meeting, the Merger Agreement was executed and delivered by EPP and Enron.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     Enron and EPP believe that the combined company and its shareholders can benefit from the Merger because the proposed Merger:

     - provides EPP's shareholders with the opportunity to participate in all of Enron's international activities across a broader spectrum of geographical regions;

     - affords EPP's shareholders the opportunity to participate in Enron's worldwide infrastructure development and merchant activities;

     - integrates EPP's manpower, skills and expertise with those in the Enron International organization;

     - permits the shareholders of both Enron and EPP to benefit from administrative cost reductions arising from the integration of EPP into Enron; and

     - simplifies the financial reporting structure of Enron.

     Recommendation of the Oversight Committee to the EPP Board. As described above, the Oversight Committee engaged in a full investigation of the proposed Merger with the assistance of independent counsel and independent financial advisors. After such evaluation, the Oversight Committee recommended to the full EPP Board that the EPP Board (i) approve and adopt the Merger Agreement and (ii) recommend to EPP's shareholders that they approve the Merger Agreement.

     Recommendation of the EPP Board. After reviewing the Oversight Committee's findings and its own evaluation, the EPP Board believes that the terms of the Merger are fair to, and in the best interests of, EPP and its shareholders, including the Public Shareholders. Accordingly, the EPP Board, by a unanimous vote of those present, has adopted the Merger Agreement and unanimously recommends its approval by EPP's shareholders. The EPP Board believes that the Merger represents a significant strategic opportunity for EPP and should offer EPP and its shareholders better prospects for the future than would be available to EPP as a stand-alone entity.

     In reaching its decision to approve the Merger Agreement, the EPP Board considered, among others, the following factors (but did not consider it practicable to assign relative weights to such factors): (i) the fact that the holders of the EPP Common Shares were receiving a 23.3% premium over the price of approximately $28 3/8 per share, at which the EPP Common Shares closed on the day before discussions regarding a possible merger commenced and a premium over Enron's original proposal of $32 per EPP Common Share; (ii) the current and historical market prices of the Enron Common Stock and EPP Common Shares (as set forth under "Market Prices and Dividend Information"); (iii) pricing trends in the market for international power and pipeline projects; (iv) information concerning the financial performance, condition, business operations and prospects of EPP and Enron; (v) the effects of the Merger on EPP's existing shareholders, including the opportunity to share in the anticipated benefits of ownership of the combined enterprise; (vi) the terms of the contractual agreements between Enron and EPP; (vii) information provided by Enron regarding projects under development by Enron and its subsidiaries other than EPP; (viii) publicly available information regarding Enron and certain other information provided by Enron regarding its future plans and projections of its future earnings; (ix) the written opinion of Dillon Read that the Merger is fair, from a financial point of view, to the EPP shareholders (other than Enron or any of its subsidiaries); (x) the fact that the market value of Enron Common Stock to be received by the EPP shareholders would represent a premium over both book value and the market price of EPP Common Shares before Enron publicly announced the initial version of the proposed Merger and a premium over the current market price of EPP Common Shares; and (xi) the terms and provisions of the Merger Agreement.

     THE EPP BOARD, BY A UNANIMOUS VOTE OF THE DIRECTORS PRESENT, HAS ADOPTED THE MERGER AGREEMENT, BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO EPP'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF EPP VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR TO OVERSIGHT COMMITTEE

     On August 18, 1997, the Oversight Committee received Dillon Read's written opinion that, as of the date of the opinion, the consideration to be received by the holders (other than Enron and its controlled subsidiaries) of EPP Common Shares pursuant to the Merger Agreement is fair from a financial point of view. The full text of Dillon Read's opinion dated August 18, 1997, which describes the assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference. Dillon Read's opinions do not constitute a recommendation to any holder of EPP Common Shares as to how such holder should vote at the EPP Special Meeting. Holders of EPP Common Shares are urged to read the opinion in its entirety.

     In arriving at its opinion, Dillon Read has, among other things: (i) reviewed certain business and historical financial information relating to EPP and Enron, (ii) reviewed certain financial forecasts and other data provided to it by EPP and Enron relating to the business and prospects of EPP and Enron,
(iii) conducted discussions with members of the senior managements of EPP and Enron with respect to the business and prospects of EPP and Enron, (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business Dillon Read believed to be generally comparable to those of EPP and Enron, (v) reviewed and evaluated the present value of projected future cash flows from EPP and its subsidiaries, (vi) reviewed the historical market prices and trading volumes of the EPP Common Shares and the common stock of Enron, (vii) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which Dillon Read believed to be generally comparable to the Merger, (viii) considered the pro forma effect of the Merger on Enron's earnings and cash flow, (ix) reviewed the Merger Agreement, (x) considered the potential tax consequences of the transaction to holders of EPP Common Shares, and (xi) conducted such other financial studies, analyses and investigations, and considered such other information, as Dillon Read deemed necessary or appropriate.

     In connection with its review, Dillon Read did not independently verify any of the foregoing information and with the consent of the Oversight Committee relied on its being complete and accurate in all material respects. In addition, Dillon Read did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of EPP or Enron or any of their respective subsidiaries, nor was it furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, Dillon Read, at the direction of the Oversight Committee, assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of EPP's and Enron's management as to the future financial performance of EPP or Enron, as applicable. Further, the opinion of Dillon Read was based on economic, monetary and market conditions existing on the date hereof.

     The consideration was determined through arm's-length negotiations between the Oversight Committee and Enron. The Oversight Committee did not place any limitations upon Dillon Read regarding the procedures to be followed or factors to be considered in rendering its opinion. Dillon Read has not been requested to nor has it solicited offers for EPP from third parties.

     In connection with rendering its opinion, Dillon Read considered a variety of valuation methods which are summarized below. While the following summary describes the material analyses, it does not purport to be a complete description of the analyses considered by Dillon Read in this regard.

     Discounted Cash Flow Analysis. Dillon Read performed a discounted cash flow valuation based upon projections furnished by the managements of EPP and Enron. With respect to projections for EPP and Enron, Dillon Read assumed that such projections were reasonably prepared upon bases reflecting the best available estimates and judgments of the managements of EPP and Enron, respectively. Utilizing these projections, Dillon Read discounted to a present value, under varying assumed discount rates, the cash flows from all projects currently owned by EPP as well as all projects which Enron had an obligation to offer to EPP at favorable market rates under the Purchase Right Agreement. The analysis was divided into five sections: the value of EPP's indirect interest in TGS, cash on EPP's balance sheet, projects currently owned by EPP, Designated Development Projects and all future projects covered under the Purchase Right Agreement which Enron has an obligation to offer to EPP.

     With respect to TGS, Dillon Read valued EPP's indirect stake in TGS based on the average closing price of TGS common stock over the 60 trading days prior to August 18, 1997. Dillon Read also valued the cash on EPP's balance sheet as of June 30, 1997, at its book value.

     With respect to projects currently owned by EPP, Dillon Read developed a discounted cash flow analysis for each of the following projects: Subic Power Corp., Batangas Power Corp., Puerto Quetzal Power Corp., Smith/Enron Cogeneration Limited Partnership, Centragas-Transportadora de Gas de la Region Central de Enron Development & Cia, S.C.A., the technical assistance fees associated with TGS, the administrative fees associated with Subic Power Corp. and Batangas Power Corp., and the guarantee fee from the Smith/Enron Cogeneration Limited Partnership. Based on the respective duration of each project, EPP's ownership interest, the appropriate range of discount rates, and any other project specific issues, this analysis indicated a value to EPP shareholders of $10.75 - $11.81 per share.

     With regard to Designated Development Projects, Dillon Read developed a discounted cash flow analysis for each of the following projects: India-Dabhol Phase I, Turkey-Marmara, Poland-Nowa Sarzyna, India-Dabhol Phase II and China-Hainan Meinan. Because Enron was obligated to offer these projects at terms which generated a minimum internal rate of return to EPP of 14%, Dillon Read valued the projects based on the difference in the present value of cash flows at a 14% discount rate versus the appropriate discount rate for the respective project. Based on the duration of each project, EPP's projected ownership interest, the appropriate range of discount rates, and any other project specific issues, this analysis indicated a value to EPP shareholders of $4.12 - $7.12 per share.

     The Purchase Right Agreement also obligates Enron to offer future projects, subject to certain restrictions related to geography, fuel type and size, among other things, to EPP at commercially reasonable terms. In the event that an agreement could not be reached between EPP and Enron regarding a future project covered under the Purchase Right Agreement, Enron was prohibited from selling its interest in the project to a third party for less than 105% of the final offer rejected by EPP.

     With regard to currently identified future projects which fall under the Purchase Right Agreement, Dillon Read developed a discounted cash flow analysis for each of the following projects: a power plant to be built in Pakistan, a pipeline to be constructed from Bolivia to Brazil, a power plant in Croatia, a pipeline in Mozambique, a power plant in East Java and a power project in Mato Grosso, Brazil. Based on the terms set forth in the Purchase Right Agreement, Dillon Read calculated the value of these projects at 5% of the aggregate present value of the respective cash flows from each project. Based on each project's duration, EPP's ownership interest, the appropriate range of discount rates and any other project specific issues, Dillon Read's analysis indicated a value to EPP shareholders of $0.71 - $0.86 per share.

     With regard to additional future projects not specifically identified which would fall under the Purchase Right Agreement, Dillon Read based its analysis on public statements made by Enron and EPP concerning the future backlog of development projects at Enron which could eventually be sold to EPP. Using Enron's estimates for its current holdings and projects under construction, and based on estimated capital cost, capital structure, EPP's ownership interest and estimated Enron holding period return, a discount to market of 5% for EPP and an appropriate range of discount rates, Dillon Read's analysis indicated a value to EPP shareholders of $1.26 - $2.49 per share.

     In total these analyses indicated a value to EPP shareholders of $33.07 - $38.53 per share. Dillon Read believes that this analysis supports Dillon Read's view that the consideration to be received by the Public Shareholders pursuant to the Merger Agreement is fair from a financial point of view.

     Precedent Transactions Analysis. Using publicly available information, Dillon Read compared the final premiums paid to unaffected stock price (one month before first public announcement) in previous "minority squeeze-out" transactions, defined as the acquisition of a minority interest greater than 20% resulting in total ownership after the transaction of 95% or greater. For comparison purposes, all comparable transactions from January 1, 1984, to January 28, 1997, with a total value in excess of $100 million, were included.

     The premium paid to unaffected stock price in cash transactions ranged from -8.4% to 104.2%, with a mean of 38.6% and a median of 31.1%. For comparable transactions with stock consideration, the premium paid ranged from -19.8% to 67.6% with a mean of 27.2% and a median of 25.8%. Holders of EPP Common Shares, other than Enron and its controlled subsidiaries, will receive a 24.3% premium over their unaffected closing stock price of $28.13, as of April 11, 1997, in the proposed transaction with Enron.

     Dividend Discount Analysis. Dillon Read performed a dividend discount analysis based on projections furnished by the managements of Enron and EPP. Dillon Read reviewed EPP's forward (next year) price-to-earnings multiple since its initial public offering in 1994. Based on this review Dillon Read determined that EPP, on average, has traded at 12.4x forward net income. Based on EPP's estimate for earnings per share of $3.40 in 1999 from its Operating and Strategic Plan and the 12.4x price-to-earnings multiple, Dillon Read estimated a per share price for EPP in mid-1998 of $42.16. Assuming unchanged dividends per share of $1.00 in the interim year and an EPP equity discount rate of 11% - 14%, Dillon Read's analysis indicated a value to EPP shareholders of $37.86 - $38.88 per share. EPP management advised Dillon Read, however, that EPP's 1999 earnings per share could be as much as 10% lower than originally forecast.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances, and, therefore, the opinion and analysis are not readily susceptible to summary description. Accordingly, not-withstanding the separate factors and analyses summarized above, Dillon Read believes that its analysis must be considered as a whole and that selecting portions of its analysis and other factors it considered, without considering all factors and analyses, could create a misleading view of the evaluation process underlying its opinions. Dillon Read did not assign any particular weight to any analysis or factor it considered, but rather made qualitative judgments based on its experience in rendering such opinions and on economic, monetary and market conditions then present as to the significance and relevance of each analysis and factor. In its analyses, Dillon Read assumed relatively stable industry performance, regulatory environments and general business and economic conditions, all of which are beyond EPP's control. Any estimates contained in Dillon Read's analyses do not necessarily indicate actual value, which may be significantly more or less favorable than stated therein. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold. In rendering its opinion, Dillon Read expressed no view as to the range of values at which the Enron Common Stock may trade following the consummation of the transaction discussed herein, nor does Dillon Read make any recommendations to a holder of EPP Common Share with respect to how such holder should vote on the transaction discussed herein or to the advisability of disposing of such Enron Common Stock following the transaction discussed herein.

     Dillon Read is an internationally recognized investment banking firm which, as part of its investment banking business, regularly is engaged in evaluating businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Oversight Committee selected Dillon Read on the basis of the firm's expertise and reputation.

     Pursuant to the engagement letter between EPP and Dillon Read and the terms of the Merger Agreement, Enron has paid or will pay Dillon Read the following amounts:

     (a) $500,000 upon the execution of its engagement letter;

     (b) $1,250,000 at such time as Dillon Read informed the Oversight Committee that Dillon Read was prepared to deliver the Fairness Opinion; and

     (c) Upon the closing of the Merger, an amount equal to the product of (i) 2.5%, (ii) the number of EPP Common Shares outstanding and not owned directly or indirectly by Enron and (iii) $1.58 (the difference between the purchase price per share and $33.42).

     Dillon Read and SBC Warburg Inc. or their respective affiliates have provided financial services to Enron, its subsidiaries or affiliates in the past, for which they have received customary compensation and expense reimbursement, and may do so again in the future.

     On September 2, 1997, Dillon, Read & Co. Inc. became a wholly owned subsidiary of Swiss Bank Corporation, merged with SBC Warburg, Inc. and changed its name to SBC Warburg Dillon Read Inc.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the EPP Board with respect to the Merger, shareholders should be aware that certain members of the EPP Board have certain interests in the Merger that are in addition to the interests of shareholders of EPP generally and that could potentially represent conflicts of interest. Upon consummation of the Merger, Enron Options held as a result of the Merger by officers, directors and employees of EPP who are terminated on the date of the Effective Time (which is expected to consist of the members of the Oversight Committee) will become 100% vested. The full EPP Board was aware of these interests and considered them, among other things, in adopting the Merger.

FEDERAL INCOME TAX CONSIDERATIONS


     In the opinion of Vinson & Elkins, L.L.P., legal counsel to Enron, the following are the material federal income tax consequences relevant to the exchange of EPP Common Shares for Enron Common Stock pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986 (the "Code"), Treasury regulations, Internal Revenue Service rulings and judicial decisions now in effect, all of which are subject to change by legislative, judicial or administrative action. This discussion does not purport to be a complete analysis of all the potential federal income tax effects of the Merger, does not address the federal income tax consequences to certain holders to whom special rules apply (such as banks, insurance companies, tax-exempt organizations, regulated investment companies, dealers in securities, and persons that hold EPP Common Shares as part of a straddle, hedge, synthetic security, conversion transaction or other integrated investment), and does not address state and local taxes, foreign taxes or estate and gift tax considerations. This discussion is directed to investors that hold their EPP Common Shares and will hold Enron Common Stock received in the Merger as "capital assets" within the meaning of section 1221 of the Code. EACH HOLDER OF EPP COMMON SHARES IS URGED TO CONSULT HIS OWN TAX ADVISOR CONCERNING THE TAX CONSEQUENCES TO HIM OF THE EXCHANGE OF EPP COMMON SHARES PURSUANT TO THE MERGER AND OF THE OWNERSHIP AND DISPOSITION OF ENRON COMMON STOCK.


     Characterization of the Merger

     The formation of Merger Sub and its merger with and into EPP will be disregarded for federal income tax purposes. Instead, the Merger will be treated as a purchase by Enron of the EPP Common Shares acquired in the Merger in exchange for shares of Enron Common Stock and cash in lieu of fractional share interests therein, with the consequences to the holders of EPP Common Shares described below.

     Taxation of Holders (other than Foreign Holders) of EPP Common Shares

     Each holder of EPP Common Shares will be treated as having sold his EPP Common Shares to Enron in exchange for shares of Enron Common Stock (and cash in lieu of fractional share interests therein) in a fully taxable transaction in which gain or loss is realized and recognized. The amount of gain or loss will be equal to the difference between the holder's aggregate basis for his EPP Common Shares and the aggregate fair market value of the shares of Enron Common Stock (plus the amount of any cash received in lieu of fractional share interests therein) received in exchange therefor. Such gain or loss generally will be treated as capital gain or loss; however, in the case of a holder that acquired his EPP Common Shares after October 1996, such gain will be treated as ordinary income to the extent of the amount deductible by that holder after October 1996 as his share of the amortization of goodwill and other intangibles of EPP. In the case of an individual or other noncorporate taxpayer, any capital gain recognized on such exchange will be taxable at a maximum 20% rate if the holder's holding period for his EPP Common Shares is more than 18 months, or at a maximum 28% rate if the holder's holding period is more than one year but not more than 18 months. Because the aggregate EPP Common Shares held by a holder are treated as a single interest in EPP for federal tax purposes, it is unclear how to measure a holder's holding period for that interest where his EPP Common Shares have been acquired in separate transactions at separate times.

     Certain provisions of the Code treat proceeds from the sale of an interest in an entity classified as a partnership for federal tax purposes (such as EPP) as ordinary income, rather than capital gain, to the extent such proceeds are attributable to the unrealized receivables of the partnership. For this purpose, unrealized receivables include certain earnings and profits of controlled foreign corporations to the extent of the unrealized gain in the stock of such corporations held by the partnership. Although these provisions (sections 751 and 1248 of the Code) technically could apply to holders of EPP Common Shares, EPP has determined (based in part on the valuations of EPP conducted in connection with the Merger) that the amount of such unrealized receivables should be zero.

     Foreign Holders

     Generally, a Foreign Holder (as hereinafter defined) of EPP Common Shares will not be subject to United States federal income tax on any gain recognized upon the exchange of EPP Common Shares for Enron Common Stock (and cash in lieu of fractional share interests therein) pursuant to the Merger unless (i) such gain is effectively connected with the conduct of a trade or business within the United States by such Foreign Holder or (ii) such Foreign Holder is an individual who has been present in the United States for at least 183 days during the taxable year of the Merger and either (a) such individual's "tax home" for federal income tax purposes is in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual. A "Foreign Holder" is any person other than
(i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any State thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust subject to the primary supervision of a court within the United States and to the control of one or more United States persons.

RESTRICTIONS ON RESALES BY EPP AFFILIATES

     The securities to be received by EPP shareholders in connection with the Merger have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The securities to be issued in connection with the Merger and received by persons who are "affiliates" (as that term is defined in Rule 144 under the Securities Act) of EPP prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of such persons who become affiliates of Enron, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase for financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of EPP will be recorded at their fair values at the Effective Time, with the difference between such fair value and the value of the consideration paid in the Merger allocated to EPP's investment in unconsolidated subsidiaries and to goodwill.

NO APPRAISAL RIGHTS

     Under the DLLCA, no holder of EPP Common Shares will be entitled to any dissenters' or appraisal rights in connection with the transactions contemplated by the Merger Agreement.

                              THE MERGER AGREEMENT

     The following paragraphs describe a summary of the material terms of the Merger Agreement and are qualified in their entirety by reference to the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference.

CLOSING; EFFECTIVE TIME OF THE MERGER

     The Closing of the transactions contemplated by the Merger Agreement will occur on the business day immediately following the date on which the last of the conditions to the Merger is satisfied or is capable of being satisfied, or at such other time and date as EPP and Enron agree.

     The Merger will become effective upon the filing of articles of merger with the Office of the Secretary of State of Delaware or at such later time as may be mutually agreed to by the parties and specified in such articles of merger (the "Effective Time").

MANNER AND BASIS OF CONVERTING SHARES

     Conversion of EPP Common Shares Pursuant to the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of EPP or capital stock of Enron, each EPP Common Share issued and outstanding immediately prior to the Effective Time (other than EPP Common Shares owned by Merger Sub, Enron or any direct or indirect subsidiary of Enron, which will remain outstanding and unchanged) will be converted into such number of shares of Enron Common Stock as have a value of $35 (based upon the average of the closing prices, regular way, per share of Enron Common Stock on the NYSE during the 20 consecutive trading days ending on the day prior to the closing date of the Merger) (the "Exchange Ratio").

     Exchange of EPP Certificates. Promptly after consummation of the Merger, Enron will designate an exchange agent acceptable to EPP to distribute shares of Enron Common Stock exchanged for EPP Common Shares in the Merger. The Exchange Agent will send a letter of transmittal to each holder of record of EPP Common Shares immediately before the Effective Time for use in exchanging certificates formerly representing EPP Common Shares (an "EPP Certificate") that were converted ("Converted Shares") into Enron Common Stock for certificates representing shares of Enron Common Stock. EPP Certificates should not be surrendered by the holders of EPP Common Shares until they have received the letter of transmittal from the Exchange Agent. Upon delivery of an EPP Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such EPP Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of Enron Common Stock and the amount of cash in lieu of fractional share interests (if any) which such holder has the right to receive pursuant to the Merger Agreement. In the event of a transfer of ownership of Converted Shares which is not registered in the transfer records of EPP, a certificate representing the proper number of shares of Enron Common Stock may be issued to a transferee if the EPP Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until delivered and exchanged for Enron Common Stock as provided in the Merger Agreement, each EPP Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such delivery the certificate representing shares of Enron Common Stock and cash in lieu of any fractional shares (and any distributions described below). Unless and until the certificate or certificates representing Converted Shares have been surrendered for exchange to the Exchange Agent, no dividends or other distributions payable to holders of Enron Common Stock as of a record date at or after the Effective Time will be paid to any holder of a certificate representing such unexchanged Converted Shares. Subject to the effect of unclaimed property, escheat and other applicable laws, following delivery of any such certificate, there will be paid to the record holder (or transferee) of the certificates representing whole shares of Enron Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Enron Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date at or after the Effective Time but prior to delivery and a payment date subsequent to delivery payable with respect to such whole shares of Enron Common Stock, as the case may be.

     In the event the Exchange Ratio results in fractional shares, no certificates or scrip representing fractional shares of Enron Common Stock will be issued in exchange for Converted Shares, but in lieu thereof, each holder of a certificate representing Converted Shares will, upon surrender thereof, be entitled to receive a cash payment as set forth in the Merger Agreement.

CONDITIONS TO THE MERGER

     Condition to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the satisfaction prior to the Closing Date of certain conditions, including the following, except to the extent such condition is waived by the parties in writing: (a) the required approval of the shareholders of EPP shall have been obtained at the EPP Special Meeting; (b) no temporary restraining order or preliminary or permanent injunction or other judgment, decree, ruling or order by any court of competent jurisdiction preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated by the Merger Agreement shall not have been prohibited under any applicable federal or state law or regulation; (c) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement under the Securities Act shall have been issued and remain in effect; (d) Enron and EPP shall have obtained all material permits and approvals of securities or blue sky commissions or other governmental bodies that reasonably may be deemed necessary so that the consummation of the Merger will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of Enron, EPP and their subsidiaries, taken as a whole; (e) the shares of Enron Common Stock issuable in the Merger and the shares of Enron Common Stock issuable upon exercise of any Enron Options shall have been approved for listing on the NYSE upon official notice of issuance; (f) all statutory or private approvals of the transactions contemplated by the Merger Agreement, the granting of which are necessary for the consummation of the Merger and the non-receipt of which would have a material adverse effect on the business, financial condition or results of operations of Enron, EPP and their subsidiaries, taken as a whole, after consummation of the Merger, shall have been obtained at or prior to the Effective Time; (g) Dillon Read shall have delivered to the Oversight Committee a Fairness Opinion, and such Fairness Opinion shall not have been withdrawn or adversely modified; and (h) the recommendation of the Oversight Committee made to the EPP Board shall not have been withdrawn or adversely modified.

     Conditions to the Obligations of Enron to Effect the Merger. The obligation of Enron to effect the Merger will be further subject to the satisfaction, on or prior to the Closing Date, of certain conditions, including the following, except as may be waived by Enron in writing: (a) EPP shall have performed in all material respects its agreements and covenants contained in or contemplated by the Merger Agreement required to be performed by it at or prior to the Effective Time (subject to certain materiality exceptions); (b) with certain exceptions, the representations and warranties of EPP set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Closing Date (subject to certain materiality exceptions); (c) since the date of the Merger Agreement, no material adverse change in the financial condition, results of operations, or business of EPP and its subsidiaries, taken as a whole, shall have occurred, and EPP and its subsidiaries shall not have suffered any damage, destruction or loss materially adversely affecting the properties or business of EPP and its subsidiaries, taken as a whole; and (d) since the date of the Merger Agreement, the Dow Jones Industrial Average shall not have closed below 6,000 for a period of more than seven days in any ten consecutive trading day period.

     Conditions to the Obligation of EPP to Effect the Merger. The obligation of EPP to effect the Merger will be further subject to the satisfaction, on or prior to the Closing Date, of certain conditions, including the following, except as may be waived by EPP in writing: (a) Enron shall have performed in all material respects its agreements and covenants contained in or contemplated by the Merger Agreement required to be performed by it at or prior to the Effective Time (subject to certain materiality exceptions); (b) with certain exceptions, the representations and warranties of Enron set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Closing Date (subject to certain materiality exceptions); (c) since the date of the Merger Agreement, no material adverse change in the financial condition, results of operations, or business of Enron and its subsidiaries, taken as a whole, shall have occurred, and Enron and its subsidiaries shall not have suffered any damage, destruction or loss materially adversely affecting the properties or business of Enron and its subsidiaries, taken as a whole; and (d) EPP shall have received from counsel to Enron an opinion dated the Closing Date covering the matters set forth in Exhibit A to the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Enron and Merger Sub relating to, among other things, (i) organization and similar corporate matters, (ii) authorization, execution, delivery and enforceability of the Merger Agreement and related matters, and the absence of conflicts, violations and defaults under its charter and bylaws and certain other agreements and documents, (iii) documents and reports filed by it with the Commission and the accuracy of the information contained therein, (iv) conduct of business in the ordinary course and absence of certain changes and events,
(v) capitalization, (vi) brokers and finders, (vii) interim operations of Merger Sub, and (viii) certain other matters. The Merger Agreement also contains a representation and warranty of EPP relating to brokers and finders. The representations and warranties expire at the Effective Time.

CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

     Prior to the Effective Time, Enron has agreed that the business of Enron and its subsidiaries shall be conducted only in, and Enron and its subsidiaries shall not take any action except in, the ordinary course of business.

STOCK OPTIONS AND INCENTIVE PLANS

     Pursuant to the Merger Agreement, all outstanding EPP Options will be exchanged for Enron Options. EPP has agreed to use its best efforts to take all action necessary to provide for the exchange of the outstanding EPP Options. Subject to the consummation of the Merger and effective at the Effective Time, all then outstanding EPP Options shall be canceled in exchange for the number of Enron Options calculated by multiplying (x) the number of shares covered by EPP Options by (y) the Exchange Ratio. The exercise price per share of the Enron Options shall be calculated by dividing (i) the exercise price per share of the EPP Options by (ii) the Exchange Ratio. The Enron Options will maintain the same vesting provisions (other than vesting provisions dependent upon the financial performance of EPP, which shall be revised as determined by the Compensation Committee of the Board of Directors of Enron) and exercise term as, and shall otherwise have terms substantially similar to, the EPP Options; however,upon consummation of the Merger, the Enron Options held as a result of the Merger by officers, directors and employees of EPP who are terminated on the date of the Effective Time (which is expected to consist of the members of the Oversight Committee) will become 100% vested. All outstanding options to purchase EPP Common Shares held by Enron shall be canceled upon consummation of the Merger.

CERTAIN POST-MERGER MATTERS

     Once the Merger is consummated, Merger Sub will cease to exist as a company, and EPP will be the surviving company. Pursuant to the Merger Agreement, the limited liability company agreement of EPP, as in effect immediately prior to the Effective Time, will be the limited liability company agreement of the surviving company and thereafter shall continue to be its company agreement until amended as provided therein and pursuant to Delaware Law.

AMENDMENT

     The Merger Agreement may be amended by the parties pursuant to action of the respective Boards of Directors of each of Enron and EPP, at any time before or after approval of the Merger Agreement by the shareholders of EPP and prior to the Effective Time, but after such approval, no such amendment may be made without such approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto. Any (i) amendment, termination or waiver of any condition of the Merger Agreement by EPP, (ii) extension of the time for performance of the obligations of Enron or Merger Sub under the Merger Agreement or (iii) other action to be taken by the EPP Board in connection with the Merger Agreement, requires the approval of a majority of the members of the Oversight Committee. After the Merger Agreement has been approved and adopted by the holders of EPP Common Shares, the Merger Agreement may be amended only as may be permitted by applicable provisions of the laws of the State of Delaware.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval thereof by the shareholders of EPP, in the following circumstances: (a) by the mutual consent of Enron and EPP; (b) subject to certain limitations, by Enron or EPP, if the Merger has not been effected on or before December 31, 1997 (which date may be extended by written notice of either Enron or EPP to a date not later than March 31, 1998, if the Merger shall not have been consummated as a direct result of Enron or EPP having failed by December 31, 1997, to receive all required regulatory approvals or consents with respect to the Merger); (c) by Enron or EPP if a final, unappealable order of a judicial or administrative authority of competent jurisdiction to restrain, enjoin or otherwise prevent a consummation of the Merger Agreement or the transactions contemplated in connection therewith shall have been entered; (d) by Enron upon a breach of any covenant or agreement on the part of EPP set forth in the Merger Agreement, such that the covenants and conditions to be complied with and performed by EPP shall not have been duly complied with and performed in all material respects by March 31, 1998 (provided that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied); (e) by EPP upon a breach of any representation, warranty, covenant or agreement on the part of Enron or Merger Sub set forth in the Merger Agreement, such that the breach shall not have been cured by March 31, 1998 (provided that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied); (f) by Enron if since the date of the Merger Agreement there has been a material adverse change in the results of operations, financial condition or business of EPP and its subsidiaries, taken as a whole; (g) by Enron if since the date of the Merger Agreement the Dow Jones Industrial Average shall have closed below 6,000 for a period of more than seven days in any ten consecutive trading day period; (h) by Enron if there has been a material breach of any covenant set forth in the Merger Agreement by EPP which breach has not been cured within 30 days following receipt by EPP of notice of such breach; (i) by EPP if since the date of the Merger Agreement there has been a material adverse change in the results of operations, financial condition or business of Enron and its subsidiaries, taken as a whole; and (j) by EPP if there has been a material breach of any representation or warranty or covenant set forth in the Merger Agreement by Enron which breach has not been cured within 30 days following receipt of Enron of notice of such breach.

EXPENSES

     Except as described in the following paragraphs, the Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that (i) expenses incurred in connection with the printing and mailing of this Proxy Statement/Prospectus will be shared equally by Enron and EPP and (ii) all fees and expenses payable to Dillon Read and all legal fees and expenses incurred by the Oversight Committee shall be paid by Enron.

     In the event of termination of the Merger Agreement by either Enron or EPP pursuant to the provisions described above, generally there will be no liability on the part of either Enron or EPP or their respective officers or directors under the Merger Agreement except for any liability for breach of the covenants, agreements, representations or warranties set forth in the Merger Agreement. The Merger Agreement provides that the breaching party will pay the costs and expenses of the other parties in connection with the transactions contemplated by the Merger Agreement.

                     MARKET PRICES AND DIVIDEND INFORMATION

     Enron Common Stock is traded on the NYSE and the Pacific, Chicago, London and Frankfurt exchanges under the symbols "ENE" and the EPP Common Shares are traded on the NYSE under the symbol "EPP." The following table sets forth, for the periods indicated, the range of high and low per share sales prices for Enron Common Stock and EPP Common Shares as reported on the NYSE, as well as information concerning quarterly dividends declared on such shares.


                                                   ENRON COMMON STOCK            EPP COMMON STOCK
                                                -------------------------     ---------------------------
                                                                DIVIDENDS                        DIVIDENDS
                                                                   PER                              PER
                                                HIGH     LOW      SHARE       HIGH      LOW        SHARE
                                                ----     ---    ---------     ----      ---      ---------
Year ended December 31, 1995
  First Quarter...............................  $34      $28      $0.20       $24 1/4   $20       0.205
  Second Quarter..............................   36 7/8   32 1/2   0.20        27        22 5/8   0.205
  Third Quarter...............................   36 3/8   31 5/8   0.20        24        21       0.205
  Fourth Quarter..............................   39 3/8   33       0.2125      25 3/8    22 7/8   0.205
Year ended December 31, 1996
  First Quarter...............................  $40      $34 5/8  $0.2125     $27       $23 3/4   0.22
  Second Quarter..............................   42 3/8   36 3/8   0.2125      27        23 3/8   0.22
  Third Quarter...............................   43       39 1/8   0.2125      25 3/8    23 1/4   0.22
  Fourth Quarter..............................   47 1/2   40 1/4   0.225       29        24       0.25
Year ended December 31, 1997
  First Quarter...............................  $45 1/8  $37 7/8  $0.225      $30 1/2   $26 1/2   0.25
  Second Quarter..............................   42 1/2   35 5/8   0.225       34 3/8    27 3/8   0.25
  Third Quarter (through October 14, 1997)....   40       30 1/16  0.225       34 1/2    34 1/2   0.25


     On August 15, 1997, the last trading day prior to the joint announcement by Enron and EPP that they had executed the Merger Agreement, the closing per share sales prices of Enron Common Stock and EPP Common Shares, as reported on the NYSE Composite Tape, were $35 5/8 and $33 11/16, respectively.

     Enron has paid quarterly cash dividends on the Enron Common Stock for more than 50 consecutive years. Enron intends to continue its policy of paying regular quarterly cash dividends on its common stock, although future dividend payments on the Enron Common Stock will depend on Enron's results of operations, cash flow, anticipated capital requirements and such other factors as the Board of Directors of Enron deems relevant. Enron is prohibited from paying dividends on the Enron Common Stock in the event of default of certain guaranteed obligations under the terms of the Enron Capital LLC 8% Cumulative Guaranteed Monthly Income Preferred Shares and Enron Capital Resources, L.P. 9% Cumulative Preferred Securities, Series A. Enron does not believe such provisions will materially restrict the ability of Enron to pay dividends in the future.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma combined balance sheet as of June 30, 1997 and the unaudited pro forma combined statements of income for the six months ended June 30, 1997 and the year ended December 31, 1996, give effect to the PGC Merger, as defined below, and the EPP Merger based on the historical consolidated financial statements of Enron, PGC and EPP under the assumptions and adjustments set forth in the accompanying notes to the unaudited pro forma financial statements.

     On July 1, 1997, Enron acquired PGC by merger pursuant to the Amended and Restated Agreement and Plan of Merger by and among Enron, PGC and Enron Oregon Corp. (the "Amended Merger Agreement"). Pursuant to the Amended Merger Agreement, on July 1, 1997, PGC merged with and into Enron, with Enron continuing in existence as the surviving corporation (the "PGC Merger"). Each share of PGC common stock issued and outstanding was converted into 0.9825 shares of Enron Common Stock (approximately 50.5 million shares of Enron Common Stock).

     The unaudited pro forma balance sheet assumes the PGC Merger and EPP Merger were consummated on June 30, 1997. The unaudited pro forma statements of income assume the PGC Merger and EPP Merger were consummated on January 1, 1996. Enron will account for the PGC Merger and EPP Merger as a purchase for financial reporting purposes.

     These unaudited pro forma combined financial statements should be read in conjunction with the notes thereto and the historical consolidated financial statements and related notes thereto of Enron, PGC and EPP. The unaudited pro forma combined financial statements have been prepared based upon assumptions deemed appropriate by management of Enron, PGC and EPP. The unaudited pro forma combined financial statements have been prepared for informational purposes only and are not necessarily indicative of the actual or future results of operations or financial condition that would have been achieved had the PGC Merger and EPP Merger occurred at the dates assumed.

                                  ENRON CORP.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1997
                                 (IN MILLIONS)

                                                                                      PRO FORMA
                                                                   ------------------------------------------------
                                                                   ADJUSTMENTS
                                                                       PGC       ENRON/PGC   ADJUSTMENTS
                                                ENRON      PGC*      MERGER      COMBINED    EPP MERGER    COMBINED
                                               -------    ------   -----------   ---------   -----------   --------
Current Assets
  Cash and cash equivalents..................  $   211    $   25     $   (19)(A)  $   209       $  (6)(J)  $   203
                                                                          (8)(B)
  Trade and other receivables................    1,165       169                    1,334                    1,334
  Assets from price risk management
    activities...............................    1,119        --                    1,119                    1,119
  Other......................................    1,327        51                    1,378                    1,378
                                               -------    ------     -------      -------       -----      -------
         Total Current Assets................    3,822       245         (27)       4,040          (6)       4,034
                                               -------    ------     -------      -------       -----      -------
Investments and Other Assets
  Investments in and advances to
    unconsolidated subsidiaries..............    1,927        --                    1,927         159(K)     2,086
  Assets from price risk management
    activities...............................      999        --                      999                      999
  Unamortized regulatory assets..............      258       856                    1,114                    1,114
  Other......................................    1,877       653         (14)(A)    2,516                    2,516
                                               -------    ------     -------      -------       -----      -------
         Total Investments and Other
           Assets............................    5,061     1,509         (14)       6,556         159        6,715
                                               -------    ------     -------      -------       -----      -------
Property, Plant and Equipment, net...........    7,202     1,792                    8,994                    8,994
Goodwill.....................................       --        --       1,091(C)     1,091         181(L)     1,272
                                               -------    ------     -------      -------       -----      -------
Total Assets.................................  $16,085    $3,546     $ 1,050      $20,681       $ 334      $21,015
                                               =======    ======     =======      =======       =====      =======
Current Liabilities
  Accounts payable and accrued liabilities...  $ 1,550    $  149     $            $ 1,699       $          $ 1,699
  Liabilities from price risk management
    activities...............................    1,006        --                    1,006                    1,006
  Other......................................      724       246          17(D)       987                      987
                                               -------    ------     -------      -------       -----      -------
         Total Current Liabilities...........    3,280       395          17        3,692                    3,692
                                               -------    ------     -------      -------       -----      -------
Long-Term Debt...............................    4,537       877          20(E)     5,434                    5,434
                                               -------    ------     -------      -------       -----      -------
Deferred Credits and Other Liabilities
  Deferred income taxes......................    1,980       642        (148)(F)    2,474          56(M)     2,530
  Liabilities from price risk management
    activities...............................      581        --                      581                      581
  Trojan decommissioning and transition
    obligation...............................       --       349                      349                      349
  Other......................................      542       228         131(D)     1,092                    1,092
                                                                         191(G)
                                               -------    ------     -------      -------       -----      -------
         Total Deferred Credits and Other
           Liabilities.......................    3,103     1,219         174        4,496          56        4,552
                                               -------    ------     -------      -------       -----      -------
Minority Interests...........................      770        --                      770        (125)(N)      645
                                               -------    ------     -------      -------       -----      -------
Company-Obligated Preferred Securities of
  Subsidiaries...............................      964        30           1(E)       995                      995
                                               -------    ------     -------      -------       -----      -------
Shareholders' Equity
  Convertible preferred stock................      134        --                      134                      134
  Common stock...............................       26       193       1,670(H)     3,770         403(O)     4,173
                                                                       1,881(I)
  Additional paid in capital.................    1,881       586        (586)(H)       --                       --
                                                                      (1,881)(I)
  Retained earnings..........................    1,692       247        (239)(H)    1,692                    1,692
                                                                          (8)(B)
  Other......................................     (302)       (1)          1(H)      (302)                    (302)
                                               -------    ------     -------      -------       -----      -------
                                                 3,431     1,025         838        5,294         403        5,697
                                               -------    ------     -------      -------       -----      -------
         Total Liabilities and Shareholders'
           Equity............................  $16,085    $3,546     $ 1,050      $20,681       $ 334      $21,015
                                               =======    ======     =======      =======       =====      =======
Common Stock outstanding as of June 30,
  1997.......................................      256        51                      307          11          318
                                               =======    ======                  =======       =====      =======

---------------

* Certain amounts have been reclassified to conform to Enron's presentation.

                                  ENRON CORP.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

PGC MERGER ADJUSTMENTS

     A. To reflect approximately $33 million for transaction costs related to the PGC Merger incurred by Enron, of which $14 million has been paid and deferred, including Enron's required contribution of $10 million to PGC's charitable foundation.

     B. To reflect approximately $8 million for PGC transaction costs related to the PGC Merger expected to be incurred subsequent to June 30, 1997.

     C. To reflect the recognition of the purchase price allocation to goodwill. The significant adjustments comprising the purchase price allocated to goodwill are as follows (in millions):

Consideration paid in excess of PGC's net book value........  $  846
Increase in long-term debt and preferred stock..............      21
Guaranteed obligation to PGE customers......................     148
Reserves for contractual, environmental and benefit
  obligations...............................................     191
Decrease in deferred income tax liability...................    (148)
Transaction costs...........................................      33
                                                              ------
                                                              $1,091
                                                              ======

     As a condition to the Oregon Public Utility Commission's ("OPUC") approval of the PGC Merger and consistent with Enron's intended use of PGC's assets, Enron has filed a disaggregation plan to separate PGC's generating assets from its transmission and distribution assets. Enron has not completed its plan or its estimate of the impact of such plan on the valuation of PGE's generating assets in a competitive environment. For purposes of these Pro Forma Combined Financial Statements, the assets and liabilities acquired reflect their net book value as recorded by PGC, except as reflected above. The allocation of the purchase price is preliminary because valuations and other studies related to PGC's regulated and unregulated businesses have not been finalized. The ultimate fair values of the assets and liabilities of PGC's regulated and unregulated businesses may vary significantly from the historical basis of the assets and liabilities recorded by PGC. Enron is currently unable to estimate the impact of these matters on its purchase price allocation to goodwill.

     D. To reflect Enron's obligation to provide guaranteed merger-related benefits to PGE's customers. The total undiscounted guaranteed obligation of $141 million (which will accrue interest at above-market rates) has been reflected at Enron's incremental current borrowing rate.

     E. To increase long-term debt and company-obligated preferred securities of subsidiary, PGE, by $20 million and $1 million, respectively, to reflect fair value based on the quoted market prices for the same or similar issues or on the current rates offered to PGC for debt of similar remaining maturities.

     F. To reduce deferred income tax liabilities for the tax effect of the basis differences between the fair value of certain liabilities and PGC's corresponding historical net book values. It is assumed there will be no change in the tax basis of PGC's assets and liabilities. For purposes of the PGC Merger pro forma calculations, a statutory income tax rate of 41% has been utilized.

     G. To reflect reserves related to valuing certain contractual obligations to current market values, estimated environmental liabilities and certain benefit related and other obligations. The determination of these reserves is preliminary pending completion of Enron's final studies and valuations.

     H. To reflect the issuance of approximately 50.5 million shares of Enron Common Stock, without par value, for the PGC common stock issued and outstanding as of the effective date of the PGC Merger (based upon the PGC conversion ratio of 0.9825 shares of Enron Common Stock for each share of PGC common stock) at $36.88 per share (reflecting the average share price of Enron Common Stock for two trading days

                                  ENRON CORP.

before and after the announcement of the Amended Merger Agreement) and to eliminate PGC common shareholders' equity of $1,025 million.

     I. To reflect the reclassification of Enron's additional paid in capital to common stock due to Enron Common Stock being without a par value upon completion of the PGC Merger.

EPP MERGER ADJUSTMENTS

     J. To reflect approximately $6 million for transaction costs related to the EPP Merger to be incurred by Enron.

     K. To allocate excess purchase cost of $159 million to EPP's investment in unconsolidated subsidiaries.

     L. To reflect the recognition of the purchase price allocation to goodwill. The significant adjustments comprising the purchase price allocated to goodwill are as follows (in millions):

Consideration paid in excess of EPP minority
  interest...........................................  $ 278
Amount allocated to EPP's investments in
  unconsolidated subsidiaries........................   (159)
Increase in deferred income tax liability............     56
Transaction costs....................................      6
                                                       -----
                                                       $ 181
                                                       =====

     M. To increase deferred income tax liabilities by $56 million for the tax effect of the basis difference between the fair value of EPP's investments and EPP's corresponding historical net book value. It is assumed there will be no change in the tax basis of EPP's assets and liabilities. For purposes of the EPP Merger pro forma calculations, a statutory income tax rate of 35% has been utilized.

     N. To eliminate minority interest related to EPP of $125 million.

     O. To reflect the issuance of approximately 11.2 million shares of Enron Common Stock, without par value, for the EPP Common Shares outstanding as of June 30, 1997 at $36.09 per share (reflecting the average share price of Enron Common Stock for two trading days before and after the announcement of the execution of the Merger Agreement). The exchange ratio of 0.89 shares of Enron Common Stock for each EPP Common Share was based upon the average of the closing prices of Enron Common Stock on the NYSE during the 20 consecutive trading days ending October 2, 1997.

                                  ENRON CORP.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                         SIX MONTHS ENDED JUNE 30, 1997
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                              PRO FORMA
                                                          --------------------------------------------------
                                                          ADJUSTMENTS    ENRON/PGC   ADJUSTMENTS
                                         ENRON    PGC*    PGC MERGER     COMBINED    EPP MERGER     COMBINED
                                         ------   -----   -----------    ---------   -----------    --------
Revenues...............................  $8,595   $677        $           $9,272         $           $9,272
                                         ------   -----       ----        ------         ----        ------
Costs and Expenses
  Costs of gas, electricity and other
    products...........................   7,343    285                     7,628                      7,628
  Operating expenses...................     581    115                       696                        696
  Oil and gas exploration expenses.....      46     --                        46                         46
  Depreciation, depletion and
    amortization.......................     249     78          14(A)        341            3(F)        344
  Taxes, other than income taxes.......      69     29                        98                         98
  Contract restructuring charge........     675     --                       675                        675
                                         ------   -----       ----        ------         ----        ------
                                          8,963    507          14         9,484            3         9,487
                                         ------   -----       ----        ------         ----        ------
Operating Income (Loss)................    (368)   170         (14)         (212)          (3)         (215)
Other Income and Deductions, net.......     249     20           2(B)        271          (15)(G)       256
                                         ------   -----       ----        ------         ----        ------
Income (Loss) before Interest, Minority
  Interests and Income Taxes...........    (119)   190         (12)           59          (18)           41
Interest and Related Charges, net......     149     38           4(C)        191                        191
Dividends on Preferred Securities of
  Subsidiaries.........................      31      1                        32                         32
Minority Interests.....................      36     --                        36          (15)(H)        21
Income Taxes...........................    (137)    67          (1)(D)       (71)          (5)(I)       (76)
                                         ------   -----       ----        ------         ----        ------
Net Income (Loss)......................    (198)    84         (15)         (129)           2          (127)
Preferred Stock Dividends..............       8     --                         8                          8
                                         ------   -----       ----        ------         ----        ------
Earnings (Loss) on Common
  Stock................................  $ (206)  $ 84        $(15)       $ (137)        $  2        $ (135)
                                         ======   =====       ====        ======         ====        ======
Earnings (Loss) Per Share of Common
  Stock
  Primary..............................  $(0.83)  $1.63                   $(0.46)                    $(0.43)
                                         ======   =====                   ======                     ======
  Fully diluted........................  $(0.83)  $1.63                   $(0.46)                    $(0.43)
                                         ======   =====                   ======                     ======
Average Number of Common Shares Used in
  Primary Computation..................     248     51          --(E)        299           11(J)        310
                                         ======   =====       ====        ======         ====        ======

---------------

* Certain amounts have been reclassified to conform to Enron's presentation.

                                  ENRON CORP.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                               PRO FORMA
                                                           --------------------------------------------------
                                                           ADJUSTMENTS                ADJUSTMENTS
                                                               PGC        ENRON/PGC       EPP
                                         ENRON     PGC*      MERGER       COMBINED      MERGER       COMBINED
                                        -------   ------   -----------    ---------   -----------    --------
Revenues..............................  $13,289   $1,112       $           $14,401        $          $14,401
                                        -------   ------       ----        -------        ----       -------
Costs and Expenses
  Costs of gas, electricity and other
    products..........................   10,478      317                    10,795                    10,795
  Operating expenses..................    1,421      253                     1,674                     1,674
  Oil and gas exploration expenses....       89       --                        89                        89
  Depreciation, depletion and
    amortization......................      474      155         27 (A)        656           5 (F)       661
  Taxes, other than income taxes......      137       52                       189                       189
                                        -------   ------       ----        -------        ----       -------
                                         12,599      777         27         13,403           5        13,408
                                        -------   ------       ----        -------        ----       -------
Operating Income......................      690      335        (27)           998          (5)          993
Other Income and Deductions, net......      548      (21)        23 (B)        550         (20)(G)       530
                                        -------   ------       ----        -------        ----       -------
Income before Interest, Minority
  Interests and Income Taxes..........    1,238      314         (4)         1,548         (25)        1,523
Interest and Related Charges, net.....      274       78          8 (C)        360                       360
Dividends on Preferred Stock of
  Subsidiaries........................       34        3                        37                        37
Minority Interests....................       75       --                        75         (18)(H)        57
Income Taxes..........................      271      103          7 (D)        381          (7)(I)       374
                                        -------   ------       ----        -------        ----       -------
Net Income............................      584      130        (19)           695          --           695
Preferred Stock Dividends.............       16       --                        16                        16
                                        -------   ------       ----        -------        ----       -------
Earnings on Common Stock..............  $   568   $  130       $(19)       $   679        $ --       $   679
                                        =======   ======       ====        =======        ====       =======
Earnings Per Share of Common Stock
  Primary.............................  $  2.31   $ 2.53                   $  2.29                   $  2.21
                                        =======   ======                   =======                   =======
  Fully diluted.......................  $  2.16   $ 2.53                   $  2.15                   $  2.09
                                        =======   ======                   =======                   =======
Average Number of Common Shares Used
  in Primary Computation..............      246       51         (1)(E)        296          11 (J)       307
                                        =======   ======       ====        =======        ====       =======

---------------

* Certain amounts have been reclassified to conform to Enron's presentation.

                                  ENRON CORP.

           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

     The adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income do not give effect to any nonrecurring costs directly associated with the PGC Merger and EPP Merger that might be incurred within the next 12 months. The pro forma financial data also do not give effect to any potential cost savings and synergies that could result from the PGC Merger and EPP Merger.

PGC MERGER

     A. To reflect a 40-year amortization of the purchase price allocated to goodwill.

     B. To remove the effect of PGC's recognition of expenses related to the PGC Merger in the six months ended June 30, 1997 and the year ended December 31, 1996.

     C. To reflect amortization of the excess of fair value over book value from revaluation of PGC's long-term debt and company obligated preferred securities and interest expense related to Enron's obligation to provide guaranteed merger-related benefits to PGE's customers.

     D. To reflect income tax expense for the effects of the above items except for item A. For purposes of the PGC Merger pro forma calculations, a statutory income tax rate of 41% has been utilized.

     E. The average number of common shares used in primary computation have been determined using the PGC conversion ratio of 0.9825 shares of Enron Common Stock for each share of PGC common stock.

EPP MERGER

     F. To reflect the amortization of the purchase price allocated to goodwill amortized over the weighted average estimated remaining life of all of EPP's investments.

     G. To reflect lower equity earnings as a result of the amortization of the excess purchase price allocated to EPP's investments and the elimination of gains on sales of EPP common shares by Enron. Excess purchase cost allocated to EPP's investment in unconsolidated subsidiaries is amortized over the estimated remaining life of each EPP investment.

     H. To eliminate minority interest expense related to EPP.

     I. To reflect income tax expense for the effects of item G above. For purposes of the EPP Merger pro forma calculations, a statutory income tax rate of 35% has been utilized.

     J. The average number of common shares used in primary computation have been based upon the issuance of approximately 11.2 million shares of Enron Common Stock for the EPP Common Shares outstanding as of June 30, 1997. The exchange ratio of 0.89 shares of Enron Common Stock for each EPP Common Share was based upon the average of the closing prices of Enron Common Stock on the NYSE during the 20 consecutive trading days ending October 2, 1997.

                    PRINCIPAL SHAREHOLDERS OF ENRON AND EPP

ENRON

     As of July 31, 1997, Enron knows of no one who beneficially owns in excess of 5% of a class of the Enron voting stock except as set forth in the table below:

                                                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                 -------------------------------------------
                                                                                 SOLE VOTING
                                                    SOLE           SHARED        AND LIMITED
                                     TITLE OF    VOTING AND      VOTING AND         OR NO                       PERCENT
         NAME AND ADDRESS              CLASS     INVESTMENT      INVESTMENT      INVESTMENT                       OF
       OF BENEFICIAL OWNER           OF STOCK      POWER           POWER            POWER           OTHER        CLASS
       -------------------          -----------  ----------      ----------      -----------      ----------    -------
Robert A. Belfer..................    Common     5,351,563(1)(13)   464,898(2)     12,845(12)(14)         --      1.92
767 Fifth Avenue                    Convertible
New York, NY 10153                   Preferred     296,273(3)        6,352(4)          --                 --     22.61

Mr. & Mrs. Lawrence Ruben.........    Common     4,800,813(5)    1,013,449(6)          --                 --      1.91
600 Madison Avenue                  Convertible
New York, NY 10022                   Preferred     289,387(7)       16,275(8)          --                 --     22.84

Jack Saltz........................    Common     1,459,648(9)      817,103(10)         --                 --         *
767 Fifth Avenue                    Convertible
New York, NY 10153                   Preferred      73,041          58,900(11)         --                 --      9.86

Enron Savings Plan................    Common            --              --             --          8,232,767(15)   2.74
1400 Smith Street                   Convertible
Houston, TX 77002                    Preferred          --              --             --             70,000(15)   5.23

---------------

  *  Less than 1 percent

 (1) Includes 15,726 shares held by trusts of which Mr. Belfer is trustee, in all of which shares Mr. Belfer disclaims beneficial ownership. Also includes 4,044,719 shares that would be acquired upon the conversion of the Enron Convertible Preferred Stock shown in the table as being beneficially owned by Mr. Belfer with sole voting and investment power.

 (2) Includes 372,000 shares held by a trust of which Mr. Belfer's wife is co-trustee and 6,180 shares held by Mr. Belfer's wife. Also includes 86,718 shares that would be issued upon the conversion of the Enron Convertible Preferred Stock shown in the table as being beneficially owned by Mr. Belfer with shared voting and investment power.

 (3) Includes 61,870 shares held by trusts of which Mr. Belfer is trustee, in all of which shares Mr. Belfer disclaims beneficial ownership.

 (4) Includes 5,300 shares held by a trust of which Mr. Belfer's wife is co-trustee, 625 shares held by Mr. Belfer's wife and 427 shares held by trusts of which Mr. Belfer is a trustee, in all of which shares Mr. Belfer disclaims beneficial ownership.

 (5) Includes 9,513 shares held as trustee or co-trustees for their children and 61,200 shares held by Mrs. Ruben as trustee for a charitable trust. Also includes 3,950,711 shares that would be acquired upon the conversion of the Enron Convertible Preferred Stock.

 (6) Includes 120,696 shares held by Mrs. Ruben as co-trustee for her children; 226,787 shares held by Mr. Ruben as co-trustee for his children; 332,280 shares held by Mr. Ruben as co-trustee for his nieces and nephews; 35,000 shares held by the Selma and Lawrence Ruben Foundation and 76,500 shares held by the Selma Ruben Foundation in which shares Mr. and Mrs. Ruben have no pecuniary interest. Also includes 222,186 shares that would be issued upon the conversion of the Enron Convertible Preferred Stock.

 (7) Includes 960 shares held as co-trustee for their children, 53,330 shares held by Mrs. Ruben as trustee for her children and 3,600 shares held by Mrs. Ruben as trustee for a charitable trust.

 (8) Includes 5,224 shares held by Mrs. Ruben as co-trustee for her children and 11,051 shares held by Mr. Ruben as co-trustee for his nieces and nephews, in which shares Mr. Ruben has no pecuniary interest.

 (9) Includes 997,156 shares that would be issued upon the conversion of the Enron Convertible Preferred Stock.

(10) Includes 804,103 shares that would be issued upon the conversion of the Enron Convertible Preferred Stock.

(11) Held by Mr. Saltz's wife as trustee for their children.

(12) Includes restricted shares of Enron Common Stock held under Enron's 1991 Stock Plan. Participants in the plan have sole voting power and no investment power for restricted shares awarded under the plan until such shares vest in accordance with plan provisions. After vesting, the participant has sole investment and voting powers.

(13) 21,344 shares of Enron Common Stock are subject to stock options exercisable within 60 days after July 31, 1997, which number is included in the number of shares shown as beneficially owned as of such date.

(14) Includes shares held under Enron's Savings Plan. Participants in the Savings Plan have sole voting power and limited investment power with respect to shares in the Plan.

(15) Pursuant to the terms of Enron's Savings Plan, shares allocated to employee accounts are voted by the respective employees. If the trustee receives no voting directions from the respective employees, then all such shares are to be voted by the trustee in the same proportion as the allocated shares that are voted by employees. Includes 955,640 shares that would be acquired upon the conversion of the Enron Convertible Preferred Stock.

EPP

     As of July 31, 1997, EPP does not know of any person or entity that would be deemed to own beneficially more than 5% of the EPP Common Shares except as set forth in the table below:

                                                               AMOUNT AND NATURE
              NAME AND ADDRESS                                   OF BENEFICIAL
            OF BENEFICIAL OWNER               TITLE OF CLASS       OWNERSHIP       PERCENT OF CLASS
--------------------------------------------  --------------   -----------------   ----------------
Enron Corp.(1)..............................   Common Shares      13,535,332            52.02%
1400 Smith Street
Houston, TX 77002
Genesis Asset Managers Limited..............   Common Shares       1,505,000             5.78%
Bermuda House
St. Julian's Avenue
St. Peter Port
Guernsey, Channel Islands

---------------

(1) Represents shares owned of record by Enron Corp.'s direct or indirect wholly owned subsidiaries, Enron Holding Company L.L.C., Enron Development Corp., Enron Equity Corp. and Enron International Holdings Corp., which subsidiaries share voting and investment power with Enron Corp.

                        MANAGEMENT AND OTHER INFORMATION

     Certain information relating to the management, executive compensation, voting securities, certain relationships and related transactions and other related matters pertaining to Enron and EPP is set forth in or incorporated by reference in their respective Annual Reports on Form 10-K for the year ended December 31, 1996. Such Annual Reports are incorporated in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

OVERSIGHT COMMITTEE COMPENSATION

     From time to time, EPP has paid supplemental compensation to members of the Oversight Committee for undertaking additional work beyond the Oversight Committee's ordinary duties. In connection with the evaluation of the proposed Merger, each member of the Oversight Committee was paid $50,000 by EPP on July 8, 1997. Enron has agreed to reimburse EPP for the amount of such payments.

         COMPARATIVE RIGHTS OF ENRON STOCKHOLDERS AND EPP SHAREHOLDERS

     Rights of stockholders of Enron are currently governed by the OBCA, the Enron Charter and the Enron Bylaws. Rights of shareholders of EPP are currently governed by the DLLCA and the EPP Company Agreement. Upon consummation of the Merger, EPP shareholders will become stockholders of Enron and their rights as stockholders of Enron will be governed by the Enron Charter, the Enron Bylaws and the OBCA. There are a number of differences between the rights of Enron and EPP stockholders. The following is a brief summary of certain differences between the rights of Enron shareholders and the rights of EPP shareholders, and is qualified in its entirety by reference to the relevant provisions of the OBCA, the DLLCA, the Enron Charter and Enron Bylaws, and the EPP Company Agreement.

AUTHORIZED CAPITAL STOCK

     Enron. The authorized capital stock of Enron consists of 600,000,000 shares of Enron Common Stock, no par value, and 16,500,000 shares of Preferred Stock, no par value. Based on the number of shares of Enron Common Stock and of EPP Common Shares outstanding on the Record Date, assuming a 1 for 1 share exchange ratio and no other stock transactions in the interim, there would be an aggregate of 324,879,941 shares of Enron Common Stock outstanding after the Merger. With respect to the Preferred Stock, the Board of Directors of Enron is authorized, without stockholder approval (subject to any class voting rights of any existing holders of preferred stock), to designate series of each such class and to determine the relative rights, preferences and limitations of such series. As of the date hereof, there have been designated an aggregate of 1,370,000 shares of Enron Cumulative Second Preferred Convertible Stock (of which 1,337,995 shares were issued and outstanding as of the Record Date) and
35.568509 shares of Enron 9.142% Perpetual Second Preferred Stock (of which
35.568509 shares are issued and outstanding), each of which is a series of Second Preferred Stock.

     EPP. EPP is authorized to issue up to 200,000,000 Common Shares.

BOARDS OF DIRECTORS

     Enron. The Board of Directors of Enron currently consists of 17 members, with the number of directors constituting the Board of Directors to be determined from time to time by a majority of the Board, except that no decrease in the number of directors passed by the Board of Directors may shorten the term of any incumbent director. The Enron Board is not divided into classes, although, under the OBCA, the Board of Directors would be empowered to establish a classified board of directors without shareholder approval by amending the Enron Bylaws. Cumulative voting in the election of directors is not permitted.


     EPP. The EPP Board may consist of not less than six nor more than 12 persons and currently consists of seven members, with the number of directors constituting the EPP Board to be determined from time to time by resolution of the EPP Board, except that no decrease in the number of directors passed by the EPP Board may shorten the term of any incumbent director and no increase during any 12-month period passed by the

EPP Board may cause more than two additional directors to be elected to fill the vacancies created by such increase. The EPP Board is not divided into staggered classes, and cumulative voting in the election of directors is not permitted. The EPP Board is required to appoint the Oversight Committee, which must consist solely of persons who are not officers, directors, employees or consultants of Enron or EPP or related by blood or marriage (closer than first cousin) to any officer of EPP or any officer or director of Enron Holding L.L.C., a subsidiary of Enron.

REMOVAL OF DIRECTORS

     Enron. The Enron Bylaws provide that any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors (except that any director elected by a particular class or series of stock may be removed only by such class).

     EPP. The EPP Company Agreement provides that any director other than a member of the Oversight Committee may be removed, with or without cause, by the written consent or other approval of a majority of the EPP Board other than directors qualified to serve on the Oversight Committee. A member of the Oversight Committee may be removed as a director only (i) with cause by a majority of the EPP Board, or (ii) with or without cause by a majority interest (other than Enron affiliates) obtained at a meeting of shareholders held for such purpose of which a quorum is present, in person or by proxy.

SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION WITHOUT MEETING

     Enron. The Enron Bylaws provide that special meetings of stockholders may be called by the Chairman of the Board, President, any Vice Chairman of the Board or by a majority of the Board or Executive Committee thereof. As required by the OBCA, the holders of at least 10% of all votes entitled to be cast on any issue proposed to be considered at the meeting will also be entitled to call a special shareholders' meeting. Under the OBCA, Enron shareholders are entitled to act by written consent only if such consent is unanimous

     EPP. The EPP Company Agreement provides that special meetings of shareholders may be called by the EPP Board or by shareholders owning a majority of the voting power of the company's securities of the class or classes for which a meeting is proposed. The EPP Company Agreement also provides that any action that may be taken at a meeting of shareholders may be taken without a meeting if an approval in writing setting forth such action is signed by shareholders holding not less than the minimum percentage of the company's securities that would be necessary to authorize or take such action at a meeting at which all the shareholders entitled to vote on such matter were present and voted.

SHAREHOLDER PROPOSALS AND NOMINATIONS

     Enron. The Enron Bylaws provide that for business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice in writing of the business to be brought before the meeting to the Secretary of Enron. To be timely, a stockholder's notice must be delivered to or mailed and received at Enron's principal executive offices not less than 120 days prior to the anniversary date of the proxy statement for the previous year's annual meeting of the stockholders. The stockholder's notice to the Secretary must set forth certain specified information as to each matter the stockholder proposes to bring before the annual meeting. With respect to director nominations, the Enron Bylaws provide that persons nominated by a stockholder and not by or at the direction of the Board of Directors, shall be eligible for election as a director only if such nomination is delivered to or mailed and received at Enron's principal executive offices, (i) with respect to an election to be held at an annual meeting of stockholders of Enron, not less than 120 days prior to the anniversary date of the proxy statement for the previous year's annual meeting of stockholders, and (ii) with respect to an election to be held at a special meeting of stockholders of Enron for the election of directors, not later than the close of business on the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. Such stockholder's notice must set forth certain specified information with respect to the nominee and the nominating stockholder.

     EPP. The EPP Company Agreement has no provision for shareholder proposals. With respect to director nominations, the EPP Company Agreement provides that nominations may be made by any shareholder, but any such shareholder nominations must be in writing and delivered to the Secretary of EPP not less than 90 or more than 120 days prior to the meeting of the shareholders at which an election of directors is to be held, and any slate of shareholder nominees must include at least two persons who are qualified to serve on the Oversight Committee.

DISSENTERS' RIGHTS

     Enron. Under the OBCA, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of (only to the extent the shareholder is entitled to vote thereon) a merger, stock exchange, sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business (with certain exceptions), or certain specified charter amendments. Under the OBCA, unless the articles of incorporation provide otherwise (which the Enron charter does not), dissenters' rights do not apply to the holders of stocks of any class or series if the stocks of the class or series were registered on a national securities exchange or quoted on the Nasdaq National Market on the record date for the meeting of shareholders at which the corporate action giving rise to dissenters' rights is to be approved.

     EPP. The EPP Company Agreement does not provide for any appraisal rights for dissenting shareholders.

SHAREHOLDER APPROVAL NOT REQUIRED FOR CERTAIN MERGERS

     Enron. Under the OBCA, action by shareholders of a surviving corporation on a plan of merger is not required if (i) the articles of incorporation of the survivor will not differ from its articles before the merger (with certain limited exceptions), (ii) each shareholder of the survivor will hold the same number of shares with identical preferences and other rights as existed before the merger, (iii) the number of voting shares outstanding after the merger, plus the number of voting shares issuable as a result of conversions or the exercise of warrants issued pursuant to the merger, will not exceed by more than 20% the total number of voting shares of the survivor outstanding before the merger, and
(iv) the number of participating shares (shares entitling their holders to participate without limitations in distributions) outstanding after the merger, plus the number of participating shares issued upon conversion or exercise of securities or rights issued pursuant to the merger, will not exceed by more than 20% the total number of participating shares outstanding before the merger.

     EPP. The EPP Company Agreement provides that mergers shall be submitted to a vote of the shareholders, whether at a meeting or by written consent, after approval by the EPP Board.

CHARTER AMENDMENTS

     Enron. Under the OBCA, an amendment to the Enron Charter generally may be approved if the votes cast by a voting group entitled to vote favoring the amendment exceed the votes cast by the voting group opposing the action (except that a charter amendment that would result in a voting group having dissenters' rights requires the affirmative vote of a majority of the shares of such voting group). The OBCA requires a separate class vote on a charter amendment if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of shares of such class so as to affect them adversely. In addition, the Oregon statute requires, among other things, a class vote if the charter is amended to create a new class of shares having rights or preferences prior to or on a parity with the shares of the class or to increase the rights or preferences of another authorized class so that such other class becomes prior to or on a parity with the shares of a class. The OBCA provides that directors may make certain amendments to the articles of incorporation without shareholder approval, including making certain changes to the corporation's name or extending the duration of the corporation.

     EPP. Amendments to the EPP Company Agreement may be proposed only by or with the consent of the EPP Board. In order to adopt a proposed amendment, the EPP Board is required to seek written approval of the shareholders required to approve such amendment or call a meeting of shareholders to consider and vote upon the proposed amendment, except in certain limited circumstances. Proposed amendments must be approved by shareholders holding outstanding EPP securities possessing a majority of the voting power of all outstanding EPP securities entitled to vote with respect to such matter.

DIVIDENDS AND STOCK REPURCHASES

     Enron. The OBCA provides that, subject to any restrictions contained in the articles of incorporation, a corporation may make a distribution to its shareholders unless, after giving effect to the distribution (which is defined to include a repurchase of shares), (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The board of directors may base a decision that a distribution is not prohibited on (a) financial statements prepared on the basis of accounting practices that are reasonable in the circumstances, (b) a fair valuation, or (c) any other method that is reasonable in the circumstances.

     EPP. Shareholders of EPP are entitled to receive such dividends as may be declared from time to time by the EPP Board. The EPP Board may also cause EPP to redeem, repurchase or otherwise acquire EPP Common Shares and may require holders to sell EPP Common Shares to EPP under specified conditions if at any time not more than 10% of the EPP Common Shares are held by persons other than Enron and its affiliates.

FAIR PRICE CHARTER PROVISIONS

     Enron. The Enron Charter contains a "fair price" provision which generally requires that certain mergers, business combinations and similar transactions with a "Related Person" (generally the beneficial owner of at least 10% of Enron's voting stock) be approved by the holders of at least 80% of Enron's voting stock, unless (i) the transaction is approved by at least 80% of the "Continuing Directors" (as defined) of Enron, who constitute a majority of the entire board, (ii) the transaction occurs more than five years after the last acquisition of Enron voting stock by the related person or (iii) certain "fair price" and procedural requirements are satisfied.

     EPP. The EPP Company Agreement does not contain any "fair price" provisions.

BUSINESS COMBINATION STATUTES

     Enron. Enron is subject to the provisions of the OBCA, which provides that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested shareholder") may not engage in certain "business combinations" with the corporation for a period of three years following the date the person became an interested shareholder, unless (i) the board of directors has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66% of the outstanding voting stock not owned by the interested shareholder.

     EPP. The DLLCA does not contain any provisions regarding business combinations of interested shareholders.

CONTROL SHARE STATUTE

     Enron. As is permitted by the OBCA, the Enron Charter contains a provision "opting out" of the application of the Oregon Control Share Act, so Enron is not subject to the provisions of such Act.

     EPP. Under the DLLCA, EPP is not subject to a "control share" statute.

PROPER FACTORS FOR CONSIDERATION IN EVALUATING BUSINESS COMBINATIONS

     Enron. The OBCA provides that, when evaluating a tender offer, merger, consolidation or sale of assets, the directors may, in determining what they believe to be in the best interests of the corporation, give consideration to the social, legal and economic effects on employees, customers and suppliers of the corporation and on the communities and geographical areas in which the corporation operates, the economy of the state and nation, the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation, and other relevant factors.

     EPP. The DLLCA does not contain a statutory provision outlining proper factors for consideration in evaluating a business combination or transaction.

FORM OF CONSIDERATION FOR CAPITAL STOCK

     Enron. Under the OBCA, shares may be issued for a consideration consisting of any tangible or intangible property or benefit to the corporation, including cash, promissory notes, services performed, contracts for services to be performed or other securities of the corporation.

     EPP. Under the DLLCA and the EPP Company Agreement, EPP Common Shares may be issued for such consideration as is determined to be appropriate by the EPP Board.

LIMITATION OF DIRECTOR LIABILITY

     Enron. The Enron Charter contains a provision, permitted by the OBCA, that eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for conduct as a director, except for liability of a director (i) for breach of the duty of loyalty, (ii) for actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the payment of improper dividends or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

     EPP. The EPP Company Agreement provides that, except as otherwise specifically provided therein, the duties and obligations of officers, directors and affiliates of EPP to EPP and its shareholders will be the same as the duties owed by officers, directors and affiliates of a corporation organized under the Delaware General Corporation Law (the "DGCL") to such corporation and its stockholders. Other provisions of the EPP Company Agreement contain language that modifies these fiduciary duties and exculpatory language that limits the liability of officers, directors and affiliates to EPP and the holders of Common Shares. Such provisions are intended to permit Enron to deal with EPP, and to permit the officers and directors of EPP to perform their duties to EPP, without undue uncertainty regarding the standards by which they will be judged or undue risk of liability. The EPP Company Agreement provides, among other things, that:
(i) an officer, director or affiliate of EPP will not be liable for errors in judgment or for any act or omission if such person acted in good faith; (ii) it will not constitute a breach of fiduciary or other duty for the officers or directors of EPP (including the Oversight Committee) to resolve conflicts of interest, as long as the resolution of such conflict is fair to EPP; (iii) it will not constitute a breach of fiduciary or other duty for an officer or director of EPP to engage attorneys, accountants, engineers and other advisors on behalf of EPP, its Board of Directors or any committee thereof, even though such persons may also be retained from time to time by Enron, and such persons may be engaged with respect to any matter in which the interests of EPP and Enron may differ, or may be engaged by both EPP and Enron with respect to a matter, as long as such officer or director reasonably believes that any conflict between EPP and Enron with respect to such matter is not material.

INDEMNIFICATION

     Enron. The Enron Charter contains provisions under which Enron will indemnify, to the fullest extent permitted by law, persons who are made a party to an action or proceeding by virtue of the fact that the person is or was a director, officer, or, in certain circumstances, an employee or agent, of Enron or another corporation at Enron's request. The OBCA generally permits such indemnification to the extent that the person acted in good faith and in a manner which he reasonably believed to be in the best interest of or not opposed to the corporation or, with respect to criminal matters, if the individual had no reasonable cause to believe his or her conduct was unlawful.

     EPP. The EPP Company Agreement provides that EPP will indemnify the members of the EPP Board and the officers of EPP from liabilities arising in the course of such persons' service to EPP, provided that the indemnitee acted in good faith. Such liabilities include all losses, claims, damages, expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interests, settlements and other amounts, provided that with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe its conduct was unlawful. EPP carries directors' and officers' liability insurance for potential liability under such indemnification. The holders of EPP Common Shares will not be personally liable for such indemnification. Additionally, EPP and each of its officers and directors have entered into indemnification agreements with terms substantially similar to those provided by the EPP Company Agreement.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Arthur Andersen LLP will be present at the EPP Special Meeting to respond to appropriate questions of shareholders and to make a statement if they so desire.

                                 LEGAL MATTERS

     The validity of the securities to be issued in the Merger has been passed upon for Enron by James V. Derrick, Jr., Senior Vice President and General Counsel of Enron.

                                    EXPERTS

     The consolidated financial statements of Enron, included in Enron's Current Report on Form 8-K dated March 17, 1997 and consolidated financial statements and schedule of Enron, included in Enron's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The letter report of DeGolyer and MacNaughton, independent petroleum consultants, included as an exhibit to Enron's Annual Report on Form 10-K for the year ended December 31, 1996, and the estimates from the reports of that firm appearing in such Annual Report, are incorporated by reference herein on the authority of said firm as experts in petroleum engineering and in giving such reports.

     The consolidated financial statements of EPP, included in EPP's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Compania de Inversiones de Energia S.A., included in EPP's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement have been audited by Pistrelli, Diaz y Asociados, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                             SHAREHOLDER PROPOSALS

ENRON

     Pursuant to various rules promulgated by the Commission and provisions of the Enron Bylaws, any proposals of holders of Enron voting stock intended to be presented to the Annual Meeting of Shareholders of Enron to be held in 1998 must be received by Enron, addressed to Peggy B. Menchaca, Vice President and Secretary, 1400 Smith Street, Houston, Texas 77002, no later than November 24, 1997, to be included in the Enron proxy statement and form of proxy relating to that meeting. Pursuant to the Enron Bylaws and the rules of the Commission, a shareholder proposal or nomination must contain certain information specified in the Enron Bylaws.

EPP

     If for any reason the Merger is not completed and there is an Annual Meeting of Shareholders of EPP in 1998, then any proposals of holders of EPP Common Shares intended to be presented to such 1998 Annual Meeting of Shareholders of EPP must be received by EPP, addressed to K. Wade Cline, Vice President, General Counsel and Secretary, 333 Clay Street, Suite 1800, Houston, Texas 77002, no later than November 28, 1997, to be included in the EPP proxy statement and form of proxy relating to that meeting.

     A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting,
(ii) the name and address of the shareholder proposing such business and (iii) the acquisition date, the class and number of Common Shares that are owned beneficially by the shareholder. A shareholder must also comply with all other applicable requirements of the Exchange Act and the rules and regulations thereunder. No business will be conducted at the annual meeting of shareholders except in accordance with the procedures outlined above.

                                                                         ANNEX A

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                  ENRON CORP.,

                       ENRON INTERNATIONAL MERGER L.L.C.

                                      AND

                     ENRON GLOBAL POWER & PIPELINES L.L.C.

                          DATED AS OF AUGUST 18, 1997
                                      AND
                              AMENDED AND RESTATED
                                     AS OF
                               SEPTEMBER 15, 1997

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

1.1   The Merger..................................................   A-1
1.2   Closing Date................................................   A-1
1.3   Consummation of the Merger..................................   A-1
1.4   Effects of the Merger.......................................   A-1
1.5   Company Agreement...........................................   A-2
1.6   Directors and Officers......................................   A-2
1.7   Conversion of Securities....................................   A-2
1.8   Exchange of Certificates; Fractional Shares.................   A-2
1.9   Taking of Necessary Action; Further Action..................   A-3

                               ARTICLE II

                     REPRESENTATIONS AND WARRANTIES

2.1   Representations and Warranties of Enron and Merger Sub......   A-3
2.2   Representations and Warranties of EPP.......................   A-5

                              ARTICLE III

              COVENANTS OF EPP PRIOR TO THE EFFECTIVE TIME

3.1   Proxy and Information Statement.............................   A-6
3.2   Meeting or Consent of Holders of Common Shares of EPP.......   A-6

                               ARTICLE IV

             COVENANTS OF ENRON PRIOR TO THE EFFECTIVE TIME

4.1   Conduct of Business by Enron Pending the Merger.............   A-6
4.2   Registration Statement......................................   A-6
4.3   Stock Exchange Listing......................................   A-6

                               ARTICLE V

                         ADDITIONAL AGREEMENTS

5.1   Filings; Consents; Reasonable Efforts.......................   A-7
5.2   Expenses....................................................   A-7
5.3   Post-Effective Time Mailing.................................   A-7
5.4   EPP Stock Options...........................................   A-7
5.5   Indemnification.............................................   A-7

                               ARTICLE VI

                               CONDITIONS

6.1   Conditions of Obligation to Each Party to Effect the
      Merger......................................................   A-9
6.2   Additional Conditions to Obligations of Enron...............   A-9
6.3   Additional Conditions to Obligations of EPP.................  A-10

                              ARTICLE VII

                             MISCELLANEOUS

7.1   Termination.................................................  A-10
7.2   Effect of Termination.......................................  A-11

7.3   Amendment...................................................  A-11
7.4   Waiver......................................................  A-11
7.5   Nonsurvival of Representations, Warranties and Agreements...  A-12
7.6   Public Statements...........................................  A-12
7.7   Assignment..................................................  A-12
7.9   Notices.....................................................  A-12
7.9   Governing Law...............................................  A-12
7.10  Severability................................................  A-12
7.11  Counterparts................................................  A-12
7.12  Headings....................................................  A-12
7.13  Entire Agreement............................................  A-12
7.14  Parties in Interest.........................................  A-12
7.15  Oversight Committee.........................................  A-13

EXHIBIT A -- OPINION OF COUNSEL TO ENRON..........................  A-14

                         LIST OF DEFINED TERMS

Agreement.........................................................   A-1
Enron.............................................................   A-1
Merger Sub........................................................   A-1
EPP...............................................................   A-1
Merger............................................................   A-1
Common Share......................................................   A-1
Enron Common Stock................................................   A-1
Delaware Law......................................................   A-1
Surviving Company.................................................   A-1
Closing...........................................................   A-1
Closing Date......................................................   A-1
Effective Time....................................................   A-1
Company Agreement.................................................   A-2
Exchange Ratio....................................................   A-2
Enron Material Effect.............................................   A-3
Commission........................................................   A-4
Securities Act....................................................   A-4
Exchange Act......................................................   A-4
Enron Commission Filings..........................................   A-4
Enron Subsidiaries................................................   A-4
DLJ...............................................................   A-5
Financial Advisor.................................................   A-5
Registration Statement............................................   A-6
Proxy Statement...................................................   A-6
Proxy/Registration Statement......................................   A-6
Oversight Committee...............................................   A-7
EPP Options.......................................................   A-7
Enron Options.....................................................   A-7
Indemnitees.......................................................   A-7
Indemnification Agreements........................................   A-7
Public Shareholders...............................................   A-9
Fairness Opinion..................................................   A-9

                          AGREEMENT AND PLAN OF MERGER

     This Amended and Restated Agreement and Plan of Merger, dated as of the 18th day of August, 1997, and amended and restated as of the 15th day of September, 1997 (the "Agreement"), is among Enron Corp., an Oregon corporation ("Enron"), Enron International Merger L.L.C., a newly-formed Delaware limited liability company and a wholly-owned subsidiary of Enron ("Merger Sub"), and Enron Global Power & Pipelines L.L.C., a Delaware limited liability company ("EPP").

                                   RECITALS:

     The Board of Directors of EPP has determined that a business combination to be effected by means of a merger of Merger Sub with and into EPP (the "Merger") is in the best interests of EPP and its shareholders and has approved and adopted this Agreement and recommended approval and adoption of this Agreement by the shareholders of EPP.

     The Board of Directors of Enron has determined that the business combination to be effected by means of the Merger is in the best interests of Enron and its shareholders and has approved and adopted this Agreement.

     Upon the terms and subject to the conditions of this Agreement, Merger Sub will merge with and into EPP and EPP will be the Surviving Company, and pursuant thereto, each issued and outstanding common share of EPP ("Common Share") not owned directly or indirectly by Enron will be converted into the right to receive shares of common stock, no par value, of Enron ("Enron Common Stock").

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with Section 18-209 of the Delaware Limited Liability Company Act and all other applicable provisions of the laws of the State of Delaware ("Delaware Law"), at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into EPP. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and EPP shall continue as the surviving company (sometimes referred to herein as the "Surviving Company"), and all the properties (real, personal and mixed), rights, privileges, powers and franchises of EPP and Merger Sub shall vest in the Surviving Company, without any transfer or assignment having occurred, and all debts, liabilities and duties of EPP and Merger Sub shall attach to the Surviving Company, all in accordance with Delaware Law.

     1.2 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Enron, 1400 Smith Street, Houston, Texas 77002, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI or at such other time and place and on such other date as Enron, Merger Sub and EPP shall agree; provided, that the closing conditions set forth in Article VI shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date."

     1.3 Consummation of the Merger. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of Delaware Law. The "Effective Time" of the Merger as that term is used in this Agreement shall mean such time as the certificate of merger is duly filed with the Secretary of State of Delaware or at such later time (not to exceed 90 days from the date the certificate is filed) as is specified in the certificate of merger pursuant to the agreement of Enron, Merger Sub and EPP.

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

     1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of Delaware Law.

     1.5 Company Agreement. The Amended and Restated Limited Liability Company Agreement of EPP (the "Company Agreement"), as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company and thereafter shall continue to be its limited liability company agreement until amended as provided therein and pursuant to Delaware Law.

     1.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company at and after the Effective Time, each to hold office in accordance with the Company Agreement of the Surviving Company, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company at and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

     1.7 Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Enron, EPP, Merger Sub or their shareholders:

          (a) Each EPP Common Share issued and outstanding immediately prior to the Effective Time, other than any EPP Common Share which remains outstanding and unchanged pursuant to Section 1.7(b), shall be converted into the right to receive a number of shares of Enron Common Stock calculated by dividing (x) $35.00 by (y) the Average Daily Price of the Enron Common Stock, with the result rounded down to the nearest ten thousandth (the "Exchange Ratio"). As used herein, the "Average Daily Price of the Enron Common Stock" means the average of the closing prices, regular way, per share of the Enron Common Stock as reported on the New York Stock Exchange Composite Tape during the 20 consecutive trading days ending on the day prior to the Closing Date; provided, however, that no fractional shares of Enron Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made in accordance with Section 1.8(d) hereof.

          (b) Each Common Share owned by Merger Sub, Enron or any entity controlled by Enron immediately prior to the Effective Time shall remain outstanding and unchanged and no payment shall be made with respect thereto.

          (c) Each common share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one Common Share of EPP.

     1.8  Exchange of Certificates; Fractional Shares.

          (a) As soon as practicable after the Effective Time, each holder of a certificate that prior thereto represented Common Shares and who is entitled to receive Enron Common Stock upon consummation of the Merger shall be entitled, upon surrender thereof to Enron or its transfer agent, to receive in exchange therefor, as applicable, a certificate or certificates representing the number of whole shares of Enron Common Stock into which the EPP Common Share so surrendered shall have been converted as aforesaid, in such denominations and registered in such names as such holder may request. Each holder of EPP Common Shares who would otherwise be entitled to a fraction of a share of Enron Common Stock shall, upon surrender of the certificates representing such shares held by such holder to Enron or its transfer agent, be paid an amount in cash in accordance with the provisions of Section 1.8(d). Until so surrendered and exchanged, each certificate that prior to the Effective Time represented Common Shares shall represent solely the right to receive Enron Common Stock and cash in lieu of fractional shares, if any. Unless and until any such certificates shall be so surrendered and exchanged, no dividends or other distributions payable to the holders of Enron Common Stock of record as of any time on or after the Effective Time shall be paid to the holders of such certificates that prior to the Effective Time represented Common Shares; provided, however, that, upon any such surrender and exchange of such certificates, there shall be paid to the record holders of the certificates issued and exchanged therefor the amount, without interest thereon, of dividends and other distributions, if any, that theretofore were declared and became payable to holders of record of Enron Common Stock at or after the Effective Time with respect to the number of whole shares of Enron Common Stock issued to such holder.

          (b) All shares of Enron Common Stock issued upon the surrender for exchange of certificates that prior to the Effective Time represented Common Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Shares. If, after the Effective Time, certificates which prior to the Effective Time represented Common Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article I.

          (c) If any certificate for shares of Enron Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Enron or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate for shares of Enron Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Enron or its transfer agent that such tax has been paid or is not payable.

          (d) No fraction of a share of Enron Common Stock shall be issued, but in lieu thereof each holder of EPP Common Shares who would otherwise be entitled to a fraction of a share of Enron Common Stock shall, upon surrender of the certificate formerly representing EPP Common Shares held by such holder to Enron or its transfer agent, be paid an amount in cash equal to the value of such fraction of a share based upon the Average Daily Price of the Enron Common Stock. No interest shall be paid on such amount. All EPP Common Shares held by a record holder shall be aggregated for purposes of computing the number of shares of Enron Common Stock to be issued pursuant to this Article I and cash in lieu of fractional shares payable hereunder.

          (e) None of Enron, Merger Sub or EPP or their transfer agents shall be liable to a holder of the Common Shares for any amount properly paid to a public official pursuant to applicable property, escheat or similar laws.

     1.9 Taking of Necessary Action; Further Action. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of EPP or Merger Sub, such parties shall direct their respective officers, directors and managers to take all such lawful and necessary action.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of Enron and Merger Sub. Enron and Merger Sub hereby jointly and severally represent and warrant to EPP that:

          (a) Authorization and Validity of Agreement. Enron and Merger Sub are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they are chartered or organized and have all requisite corporate or limited liability company power and authority, and have been duly authorized by all necessary regulatory approvals and orders to own, lease and operate their respective assets and properties and to carry on their respective businesses as now being conducted other than such regulatory approvals and orders the failure to obtain which would not, when taken together with all other such failures, have a material adverse effect on the financial condition, results of operation or business of Enron and its consolidated subsidiaries, taken as a whole (an "Enron Material Effect"), and are duly qualified and in good standing to do business in each jurisdiction in which the nature of their respective business or the ownership or leasing of their respective assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not have an Enron Material Effect. Enron and Merger Sub have all requisite corporate or limited liability company power and authority to enter into this Agreement and to perform their obligations hereunder. The execution and delivery by Enron and Merger Sub of this Agreement and the consummation by each

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

     of them of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action. This Agreement has been duly executed and delivered by Enron and Merger Sub and is the valid and binding obligation of Enron and Merger Sub, enforceable against Enron and Merger Sub in accordance with its terms.

          (b) No Approvals or Notices Required; No Conflict with Instruments to which Enron or Merger Sub is a Party. Neither the execution and delivery of this Agreement nor the performance by Enron or Merger Sub of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Enron and Merger Sub, will (i) conflict with the charter or bylaws of Enron or the Limited Liability Company Agreement of Merger Sub; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Enron or Merger Sub; (iii) except for (A) requirements of federal or state securities laws, (B) requirements of notice filings in such foreign jurisdictions as may be applicable, and (C) the filing of a certificate of merger by Merger Sub in accordance with Delaware Law, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Enron or Merger Sub; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Enron or Merger Sub under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Enron or Merger Sub is a party or by which Enron or Merger Sub or any of its or their assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed, and (B) those that, in the aggregate, would not have an Enron Material Effect.

          (c) Commission Filings; Financial Statements. Enron and Merger Sub have filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, required by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All reports, registration statements and other documents (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Enron with the Commission since January 1, 1992, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Enron Commission Filings." Enron has heretofore delivered to EPP copies of the Enron Commission Filings. As of the respective dates of their filing with the Commission, the Enron Commission Filings complied in all material respects with, and any reports, registration statements and other documents (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Enron with the Commission after the date hereof will comply in all material respects with, applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and did not contain (or, in the case of documents filed by Enron with the Commission after the date hereof, will not contain) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          Each of the consolidated financial statements (including any related notes or schedules) included in the Enron Commission Filings was prepared, and the consolidated financial statements (including any related notes or schedules) to be included in any reports, registration statements and other documents filed by Enron with the Commission after the date hereof will be prepared, in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied in all material respects with all applicable rules and regulations of the Commission. Such consolidated financial statements fairly present (or, in the case of the consolidated financial statements included in filings by Enron with the Commission after the date hereof, will fairly present) the consolidated financial position of Enron and its consolidated subsidiaries (the "Enron Subsidiaries") as of the dates thereof and the results of operations, cash flows and changes in

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

     shareholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods).

          (d) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since December 31, 1996, except as contemplated by this Agreement or as disclosed in the Enron Commission Filings, Enron and the Enron Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been any material adverse change in the financial condition, results of operations or business of Enron and the Enron Subsidiaries, taken as a whole, or any condition, event or development that reasonably may be expected to result in any such material adverse change.

          (e) Capitalization. The authorized capital stock of Enron and the number of shares of each class or series of capital stock outstanding are as set forth in the Enron Commission Filings, other than issuances of Enron Common Stock in the ordinary course of business in an aggregate immaterial amount since the most recent Enron Commission Filing containing information regarding capitalization. All of the issued and outstanding shares of the capital stock of Enron are validly issued, fully paid and nonassessable and free of preemptive rights. Except as disclosed in the Enron Commission Filings or grants of options and commitments in the ordinary course of business covering in the aggregate an immaterial amount of shares of Enron Common Stock since the date of the most recent Enron Commission Filing containing information regarding options and commitments in respect of capital stock, as of the date hereof there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Enron to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock or other voting securities of Enron or obligating Enron to grant, extend or enter into any such arrangement or commitment.

          (f) Brokers and Finders. Except for the fees and expenses payable to Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), which fees are reflected in its agreement with Enron (a copy of which has been delivered to EPP), Enron has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Enron to pay any finder's fees, brokerage or agent commissions or other like payment in connection with the transactions contemplated hereby. Except for the fees and expenses paid or payable to DLJ, there are no claims for payment by Enron of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          (g) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     2.2 Representations and Warranties of EPP. EPP hereby represents and warrants to Enron and Merger Sub that:

          (a) Brokers and Finders. Except for the fees and expenses payable to Dillon, Read & Co. Inc. (the "Financial Advisor"), which fees are reflected in its agreement with EPP (a copy of which has been delivered to Enron), EPP has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of EPP to pay any finder's fees, brokerage or agent commissions or other like payment in connection with the transactions contemplated hereby. Except for the fees and expenses paid or payable to the Financial Advisor, there are no claims for payment by EPP of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                                  ARTICLE III

                  COVENANTS OF EPP PRIOR TO THE EFFECTIVE TIME

     3.1 Proxy and Information Statement. Promptly after the date of this Agreement, EPP shall cooperate with Enron in preparing for filing by Enron with the Commission under the Securities Act a Registration Statement on Form S-4 (the "Registration Statement"), and shall cooperate with Enron in preparing and shall file under the Exchange Act a proxy or information statement with respect to the consent solicitation or meeting of holders of Common Shares of EPP referred to in Section 3.2 (the "Proxy Statement," and together with the Registration Statement, the "Proxy/Registration Statement"). Subject to the fiduciary duty of the Board of Directors of EPP under Delaware Law, the Proxy Statement shall contain the recommendation of the Board of Directors of EPP that the shareholders of EPP vote or consent to approve and adopt this Agreement. EPP will advise Enron promptly in writing if prior to the Effective Time it shall obtain knowledge of any facts that would make it necessary to amend or supplement the Proxy Statement (or the Registration Statement of which the Proxy Statement is a part) in order to make the statements therein, in light of the circumstances under which they were made, not misleading or to comply with applicable law.

     3.2 Meeting or Consent of Holders of Common Shares of EPP. Subject to the fiduciary duty of the Board of Directors of EPP under Delaware Law, EPP shall promptly take all action reasonably necessary in accordance with Delaware Law and the EPP Company Agreement to solicit from the holders of its Common Shares consents to this Agreement and the Merger or to call a meeting of holders of its Common Shares to consider and vote upon the adoption and approval of this Agreement and the Merger.

                                   ARTICLE IV

                 COVENANTS OF ENRON PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by Enron Pending the Merger. Enron covenants and agrees that, from the date of this Agreement until the Effective Time, unless EPP shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement, the business of Enron and the Enron Subsidiaries shall be conducted only in, and Enron and the Enron Subsidiaries shall not take any action except in, the ordinary course of business.

     4.2 Registration Statement. Promptly after the date of this Agreement, Enron will file the Registration Statement with the Commission under the Securities Act with respect to the offering, sale and delivery of the shares of Enron Common Stock to be issued pursuant to the Merger; and Enron will use its reasonable efforts to cause such Registration Statement to become effective as soon as practicable after filing. Enron agrees that the Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the respective rules and regulations adopted thereunder, and will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. Enron will advise EPP in writing if prior to the Effective Time it shall obtain knowledge of any fact that would, in its opinion, make it necessary to amend or supplement the Registration Statement in order to make the statements therein not misleading or to comply with applicable law.

     4.3 Stock Exchange Listing. Enron shall use all reasonable efforts to cause the shares of Enron Common Stock to be issued in the Merger or upon exercise of the Enron Options granted pursuant to Section 5.4 to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

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

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, EPP and Enron shall (i) make all necessary filings with respect to the Merger and this Agreement under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto; (ii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

     5.2 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that (i) expenses incurred in connection with printing and mailing the Registration Statement and the Proxy Statement shall be shared equally by Enron and EPP, and (ii) all fees and expenses payable to the Financial Advisor and all legal fees and expenses incurred by the Oversight Committee of the Board of Directors of EPP (the "Oversight Committee") shall be paid by Enron; provided, however, that if this Agreement shall have been terminated pursuant to Section
7.1 as a result of the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, such breaching party shall pay the costs and expenses of the other parties in connection with the transactions contemplated by this Agreement.

     5.3 Post-Effective Time Mailing. As soon as practicable following the Effective Time, Enron will cause to be mailed to each holder of certificates that represented EPP Common Shares immediately prior to the Effective Time, at such holder's address as it appears on EPP's share transfer records, a letter of transmittal and other information advising such holder of the consummation of the Merger along with information and instructions to enable such holder to effect the exchange of share certificates as contemplated by Article I of this Agreement.

     5.4 EPP Stock Options. EPP covenants and agrees to use its best efforts to take all action necessary to provide for the exchange of the outstanding options to purchase EPP Common Shares held by employees or directors of EPP ("EPP Options") as described in this Section 5.4. Subject to the consummation of the Merger and effective at the Effective Time, all then outstanding EPP Options shall be canceled in exchange for the number of options to purchase shares of Enron Common Stock (the "Enron Options") calculated by multiplying (x) the number of shares covered by EPP Options by (y) the Exchange Ratio. The exercise price per share of the Enron Options shall be calculated by dividing (i) the exercise price per share of the EPP Options by (ii) the Exchange Ratio. The Enron Options will maintain the same vesting provisions (other than vesting provisions dependent upon the financial performance of EPP, which shall be revised as determined by the Compensation Committee of the Board of Directors of Enron) and exercise term as, and shall otherwise have terms substantially similar to, the EPP Options; provided, however, that upon consummation of the Merger the Enron Options held as a result of the Merger by officers, directors and employees of EPP who are involuntarily terminated by Enron or one of its subsidiaries on the date of the Effective Time will become 100% vested. All outstanding options to purchase Common Shares of EPP held by Enron shall be canceled upon consummation of the Merger. Enron covenants and agrees to issue the Enron Options, to reserve and make available for issuance upon exercise of the Enron Options all shares of Enron Common Stock covered thereby and to amend its Registration Statement on Form S-8, if required, or file a new registration statement to cover the additional shares of Enron Common Stock subject to Enron Options, if required.

     5.5  Indemnification.

          (a) Existing Indemnities. Enron agrees that all rights to indemnification now existing or hereafter arising in favor of "Indemnitees" (such term to have the same meaning herein as defined in the Company Agreement) as provided in the Company Agreement as in effect on the date hereof or pursuant to other agreements (including the Indemnification Agreements between EPP and certain current and former

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

     officers and directors of EPP (the "Indemnification Agreements")) in effect on the date hereof shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time, provided that, if any claim is asserted or made within such six-year period, all rights to indemnification in respect of any such claim shall continue until final disposition of any and all such claims. Consistent with the foregoing, for a period of at least six years from the Effective Time, the limited liability company agreement of the Surviving Company shall contain the provisions with respect to indemnification set forth in the Company Agreement, which provisions shall not be amended, repealed or otherwise modified during such six-year period in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were Indemnitees.

          (b) Enron Indemnity. To the fullest extent permitted by applicable law, Enron will, for a period of six years from and after the Effective Time, indemnify and hold harmless each Indemnitee with respect to all acts and omissions occurring before the Effective Time that are based on or arise out of the Indemnitee's service to EPP in his capacity as such, including all acts or omissions in connection with this Agreement and the Merger, to the extent provided by whichever of the following is most favorable to the Indemnitee: (i) any Indemnification Agreement or any other indemnification policy, practice, contract or other arrangement that EPP has with its directors at the date of this Agreement (copies of which have previously been furnished to Enron), (ii) indemnification provisions in Enron's then-existing certificate of incorporation or bylaws and (iii) any other then-existing indemnification policy, practice, contract or other arrangement that Enron has with its directors.

          (c) Insurance. From and after the date hereof and for six years from the Effective Time, Enron or the Surviving Company, as the case may be, shall maintain (and Enron shall cause the Surviving Company to maintain, if not maintained by Enron) continuously in effect directors' and officers' liability insurance covering those persons who are currently covered by Enron's directors' and officers' liability insurance policy applicable to officers and directors of EPP for actions taken or omissions occurring at or prior to the Effective Time on terms that in the aggregate are not less favorable to such persons than the terms of such current insurance coverage; provided that Enron or the Surviving Company may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring at or prior to the Effective Time to the extent such liability insurance can be maintained annually at a cost to Enron or the Surviving Company not greater than 200 percent of the current annual premiums for the policies currently maintained by Enron for its directors' and officers' liability insurance applicable to the officers and directors of EPP; provided further, that if such insurance cannot be so maintained or obtained at such cost, Enron or the Surviving Company shall maintain or obtain a policy providing the best coverage available, as determined by the Board of Directors of Enron, for a premium not exceeding 200 percent of the current annual premiums of Enron for its directors' and officers' liability insurance applicable to the officers and directors of EPP. In addition, the Surviving Company shall reasonably compensate (and Enron shall cause the Surviving Company to reasonably compensate) any current or former director or officer of EPP for his time required to be spent when not a full-time employee of Enron or any subsidiary entity controlled by Enron, as the case may be, in connection with any third-party litigation or other proceeding arising out of this Agreement or the transactions contemplated hereby.

          (d) Benefit of Provisions. The provisions of this Section 5.5 are expressly for the benefit of the current and former directors and officers of EPP, shall be enforceable by each of them, and shall survive the consummation of the Merger. If the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all of substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company assume the obligations of the Surviving Company set forth in this Section 5.5.

                                   ARTICLE VI

                                   CONDITIONS

     6.1 Conditions of Obligation to Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement shall have been approved and adopted by (i) the requisite vote or consent of the shareholders of EPP, as may be required by law and by the rules of the New York Stock Exchange and (ii) the vote of the holders of a majority of the Common Shares held by shareholders other than Enron or any subsidiary entity controlled by Enron (the "Public Shareholders") and voted at a special meeting of shareholders called to vote on the Merger;

          (b) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger;

          (c) The Registration Statement shall be effective on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission;

          (d) Enron and EPP shall obtain any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of Enron, the Surviving Company and their subsidiaries, taken as a whole after consummation of the Merger;

          (e) The shares of Enron Common Stock issuable upon consummation of the Merger and the shares of Enron Common Stock issuable upon exercise of any Enron Options shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

          (f) All approvals of private persons or entities, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith and (ii) the non-receipt of which would have a material adverse effect on the business, financial condition or results of operations of Enron, the Surviving Company and their subsidiaries, taken as a whole after the consummation of the Merger, shall have been obtained;

          (g) the Financial Advisor shall have delivered to the Oversight Committee a written opinion to the effect that the consideration to be paid to the Public Shareholders in connection with the Merger is fair to the Public Shareholders from a financial point of view (the "Fairness Opinion"), and such opinion shall not have been withdrawn or adversely modified; and

          (h) the recommendation of the Oversight Committee made to the Board of Directors of EPP shall not have been withdrawn or adversely modified.

     6.2 Additional Conditions to Obligations of Enron. The obligation of Enron to effect the Merger is, at the option of Enron, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The representations and warranties of EPP contained in Section 2.2 shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by EPP on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the Chairman of the Board or President of EPP shall have been delivered to Enron;

          (b) Since the date of this Agreement, no material adverse change in the financial condition, results of operations or business of EPP and its subsidiaries, taken as a whole, shall have occurred, and EPP and its subsidiaries shall not have suffered any damage, destruction or loss materially adversely affecting the properties or business of EPP and its subsidiaries, taken as a whole, and Enron shall have received a certificate signed by the Chairman of the Board or President of EPP dated the Closing Date to such effect; and

          (c) Since the date of the Agreement, the Dow Jones Industrial Average shall not have closed below 6000 for a period of more than seven days in any ten consecutive trading day period.

     6.3 Additional Conditions to Obligations of EPP. The obligation of EPP to effect the Merger is, at the option of EPP, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The representations and warranties of Enron and Merger Sub contained in Section 2.1 shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by Enron on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the Chairman of the Board, President or Executive Vice President and Chief of Staff or any Senior Vice President of Enron shall have been delivered to EPP;

          (b) Since the date of this Agreement, no material adverse change in the results of operations, financial condition or business of Enron and the Enron Subsidiaries, taken as a whole, shall have occurred, and Enron and the Enron Subsidiaries shall not have suffered any damage, destruction or loss materially adversely affecting the properties or business of Enron and the Enron Subsidiaries, taken as a whole, and EPP shall have received a certificate signed by the Chairman of the Board, President or Executive Vice President and Chief of Staff or any Senior Vice President of Enron dated the Closing Date to such effect; and

          (c) EPP shall have received from counsel to Enron an opinion dated the Closing Date covering the matters set forth in Exhibit A.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the holders of Common Shares of EPP:

          (a) by mutual consent of Enron and EPP;

          (b) by either Enron or EPP if the Merger has not been effected on or before December 31, 1997, provided, however, that this Agreement may be extended by written notice of either Enron or EPP to a date not later than March 31, 1998, if the Merger shall not have been consummated as a direct result of Enron or EPP having failed by December 31, 1997 to receive all required regulatory approvals or consents with respect to the Merger;

          (c) by Enron upon a breach of any covenant or agreement on the part of EPP set forth in this Agreement, such that the conditions set forth in
     Section 6.2(a) of this Agreement would be incapable of being satisfied by March 31, 1998; provided that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.1(c);

          (d) by EPP upon a breach of any representation, warranty, covenant or agreement on the part of Enron or Merger Sub set forth in this Agreement, or if any representation or warranty of Enron or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) of this Agreement would be incapable of being satisfied by March 31, 1998; provided that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.1(d);

          (e) by either Enron or EPP if a final, unappealable order of a judicial or administrative authority of competent jurisdiction to restrain, enjoin or otherwise prevent a consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered;

          (f) by Enron if (i) since the date of this Agreement there has been a material adverse change in the results of operations, financial condition or business of EPP and its subsidiaries, taken as a whole, (ii) since the date of the Agreement, the Dow Jones Industrial Average shall have closed below 6000 for a period of more than seven days in any ten consecutive trading day period or (iii) there has been a material breach of any covenant set forth in this Agreement by EPP which breach has not been cured within 30 days following receipt by EPP of notice of such breach;

          (g) by EPP if (i) since the date of this Agreement there has been a material adverse change in the results of operations, financial condition or business of Enron and the Enron Subsidiaries, taken as a whole, or (ii) there has been a material breach of any representation or warranty or covenant set forth in this Agreement by Enron which breach has not been cured within 30 days following receipt by Enron of notice of such breach.

     The right of any party hereto to terminate this Agreement pursuant to this
Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement. Unless such termination shall be waived by Enron, Merger Sub and EPP, this Agreement shall be terminated and the Merger and the other transactions contemplated herein shall be terminated if either the Fairness Opinion or the recommendation of the Oversight Committee previously made to the EPP Board of Directors to approve this Agreement shall have been withdrawn or adversely modified.

     7.2  Effect of Termination.

          (a) Except as provided in Section 5.2 of this Agreement, in the event of any termination of this Agreement pursuant to Section 7.1, this Agreement shall be forthwith become void, there shall be no liability on the part of Enron, any Enron Subsidiaries or EPP to the other party and all rights and obligations of each party hereto shall cease, except that nothing herein shall relieve any party of any liability for (i) any breach of such party's covenants or agreements contained in this Agreement, or
     (ii) any willful breach of such party's representations or warranties contained in this Agreement.

     7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of EPP, no amendment, which under applicable law may not be made without the approval of the shareholders of EPP, may be made without such approval. This Agreement may not be amended except by a written instrument signed by the parties hereto, provided that after this Agreement has been approved and adopted by the holders of Common Shares of EPP, this Agreement may be amended only as may be permitted by applicable provisions of Delaware Law.

     7.4  Waiver. At any time prior to the Effective Time, any party hereto may
(i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other party with any of the agreements or conditions contained herein. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived. Any provision of this Agreement may be waived at any time by the party that is, or whose shareholders are, entitled to the benefits thereof. Any extension or waiver shall be valid only if set forth in writing in an instrument signed by the party or parties to be bound thereby.

     7.5 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the terms of Article I, Article V and this Article VII.

     7.6 Public Statements. EPP and Enron agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or applicable stock exchange policy.

     7.7 Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by the parties hereto.

     7.9 Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

           if to EPP:   Enron Global Power & Pipelines L.L.C.
                        333 Clay Street, Suite 1800
                        Houston, Texas 77002
                        Attention: Chairman of the Board and Chairman
                                   of the Oversight Committee

           if to Enron: Enron Corp.
                        1400 Smith Street
                        Houston, Texas 77002-7369
                        Attention: Executive Vice President and Chief of Staff

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.9. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

     7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     7.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

     7.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     7.12 Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

     7.13 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof.

     7.14 Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of each party hereto and, except as set forth in Sections 5.4 and 5.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     7.15 Oversight Committee. Any (i) amendment, termination or waiver of any condition of this Agreement by EPP, (ii) extension of the time for performance of the obligations of Enron or Merger Sub hereunder or (iii) other action to be taken by EPP's Board of Directors in connection with this Agreement, shall require the approval of a majority of the members of the Oversight Committee.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          ENRON CORP.

                                          By:   /s/ EDMUND P. SEGNER, III
                                            ------------------------------------
                                          Name: Edmund P. Segner, III
                                              ----------------------------------
                                          Title: Executive Vice President and
                                                 Chief of Staff
                                             -----------------------------------

                                          ENRON GLOBAL POWER & PIPELINES L.L.C.

                                          By:      /s/ RODNEY L. GRAY
                                            ------------------------------------
                                          Name: Rodney L. Gray
                                              ----------------------------------
                                          Title: Chairman and Chief Executive
                                                 Officer
                                             -----------------------------------

                                          ENRON INTERNATIONAL MERGER L.L.C.

                                          By:      /s/ RODNEY L. GRAY
                                            ------------------------------------
                                          Name: Rodney L. Gray
                                              ----------------------------------
                                          Title: Executive Vice President
                                             -----------------------------------

                    EXHIBIT A -- OPINION OF COUNSEL TO ENRON

     (i) Enron is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder and to carry on its business as now being conducted as described in the Registration Statement; Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to enter into this Agreement and perform its obligations hereunder and to carry on its business as now being conducted as described in the Registration Statement; and EPP is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to enter into this Agreement and perform its obligations hereunder and to carry on its business as now being conducted as described in the Registration Statement.

     (ii) the Agreement constitutes the legal valid and binding obligation of each of Enron, Merger Sub and EPP, enforceable against each such party in accordance with its terms, except (i) as such enforceability may be limited by applicable laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (ii) no opinion is expressed regarding the enforceability of provisions of the Agreement providing for indemnification by Enron of any person for violations of federal and state securities laws.

     (iii) The certificate of merger prepared for filing with the Secretary of State of Delaware complies in all material respects with the requirements of Delaware Law, and upon filing of such certificate with the Secretary of State of Delaware, the Merger will become effective in accordance with the applicable provisions of Delaware Law.

     (iv) The affirmative vote or consent of (i) the holders of a majority of the outstanding Common Shares of EPP and (ii) a majority of the Common Shares held by the Public Shareholders and voted at a special meeting of shareholders called to vote on the Merger is the only vote or consent of the holders of any class or series of shares of EPP necessary to approve the Agreement and the Merger; the consent of the sole shareholder of Merger Sub is the only vote or consent of the holders of any class or series of the shares of Merger Sub necessary to approve the Agreement and the Merger; and no vote or consent of the holders of any class or series of capital stock of Enron is necessary to approve the Agreement and the Merger.

     (v) All necessary corporate or limited liability company action on the part of Enron, Merger Sub and EPP to approve the Agreement and the Merger, and on the part of Enron for the issuance of shares of Enron Common Stock to be delivered in connection with the Merger and the Enron Options, has been validly taken.

     (vi) The Registration Statement has become effective under the Securities Act and, to the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for such purpose have been initiated or are pending or threatened by the Commission under the Securities Act.

     (vii) The shares of Enron Common Stock to be delivered in connection with the Merger and in connection with the Enron Options are duly authorized and reserved for issuance and, when issued in accordance with the terms and conditions of the Agreement or such Enron Options, will be validly issued, fully paid and nonassessable.

     (viii) None of Enron, Merger Sub or EPP is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     (ix) Enron is a holding company exempt from regulation under the Public Utility Holding Company Act of 1935 (other than Section 9(a)(2) thereof) pursuant to Section 3(a)(1) thereof and Rule 2 thereunder.

                                                                         ANNEX B

DILLON, READ & CO. INC.

                                                               2001 Ross Avenue
                                                                  Suite 3950
                                                              Dallas, Texas 75201
                                                                 214-969-4000

                                                                 August 18, 1997

Oversight Committee of the Board of Directors
Enron Global Power & Pipelines L.L.C.
1400 Smith Street
Houston, Texas 77002

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view, to the holders (other than Enron Corp. ("Enron") and its controlled subsidiaries) of common shares, no par value ("EPP Common Shares") of Enron Global Power & Pipelines L.L.C. ("EPP"), of the consideration to be received by such holders (the "Public Shareholders") pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of August 18, 1997, by and among Enron, Enron International Merger L.L.C., a newly-formed Delaware limited liability company and an indirect wholly-owned subsidiary of Enron ("Merger Sub"), and EPP, pursuant to which Merger Sub shall be merged with and into EPP (the "Transaction"), subject to, among other things, the approval of the holders of a majority of the EPP Common Shares held by Public Shareholders and voted at special meeting to be called to vote on the Transaction.

     In the event the Transaction is consummated, each issued and outstanding EPP Common Share, other than EPP Common Shares to remain outstanding pursuant the Agreement, shall be converted into the right to receive a number of shares of Enron common stock, no par value, calculated using the Exchange Ratio as defined in the Agreement.

     In arriving at our opinion, we have, among other things: (i) reviewed certain business and historical financial information relating to EPP and Enron,
(ii) reviewed certain financial forecasts and other data provided to us by EPP and Enron relating to the business and prospects of EPP and Enron, (iii) conducted discussions with members of the senior managements of EPP and Enron with respect to the business and prospects of EPP and Enron, (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of EPP and Enron, (v) reviewed and evaluated the present value of projected future cash flows from EPP and its subsidiaries, (vi) reviewed the historical market prices and trading volumes of the EPP Common Shares and the common stock of Enron, (vii) compared the proposed financial terms of the Transaction with the financial terms of certain other transactions which we believe to be generally comparable to the Transaction, (viii) considered the pro forma effect of the Transaction on Enron's earnings and cash flow, (ix) reviewed the Agreement, and
(x) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

     In connection with our review, we have not independently verified any of the foregoing information and have, with your consent, relied on its being complete and accurate in all material respects. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of EPP or Enron or any of their respective subsidiaries, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, we have, at your direction, assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of EPP's and Enron's management as to the future financial performance of EPP or Enron, as applicable. Further, our opinion is based on economic, monetary and market conditions existing on the date hereof.

     Dillon, Read & Co. Inc. has acted as financial advisor to the Oversight Committee of the Board of Directors of EPP in connection with the Transaction, for which we will receive a fee.

     In rendering this opinion, we express no view as to the range of values at which Enron common stock may trade following consummation of the Transaction, and we are not making any recommendation to the Public Shareholders as to whether to vote in favor of the transaction or with respect to the advisability of disposing of or retaining such Enron common stock following the Transaction.

     Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the consideration to be received under the Agreement is fair, from a financial point of view, to the Public Shareholders.

                                   Very truly yours,

                                   DILLON, READ & CO. INC.

                                   By: /s/  KENNETH S. CREWS
                                      ------------------------------------------
                                      Kenneth S. Crews
                                      Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Enron Charter contains provisions under which Enron will indemnify, to the fullest extent permitted by law, persons who are made a party to an action or proceeding by virtue of the fact that the individual is or was a director, officer, or, in certain circumstances, an employee or agent, of Enron or another corporation at Enron's request. The OBCA generally permits such indemnification to the extent that the individual acted in good faith and in a manner which he reasonably believed to be in the best interest of or not opposed to the corporation or, with respect to criminal matters, if the individual had no reasonable cause to believe his or her conduct was unlawful. In addition, the Enron Charter contains a provision that eliminates the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except for liability of a director (i) for breach of the duty of loyalty, (ii) for actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the payment of improper dividends or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     EXHIBIT NUMBER                        DESCRIPTION OF EXHIBITS
     --------------                        -----------------------
           2.1           -- Amended and Restated Agreement and Plan of Merger dated as of August 18, 1997, and amended and restated as of
                            September 15, 1997, among Enron, Enron International
                            Merger L.L.C. and EPP (included as Annex A to the Proxy
                            Statement/Prospectus included herein)
           3.1           -- Amended and Restated Articles of Incorporation of Enron
                            Corp. (incorporated by reference to Exhibit 3.1 to Enron
                            Corp.'s Registration Statement on Form S-4, File No.
                            333-13791)
           3.2           -- Articles of Merger of Enron Oregon Corp., an Oregon
                            Corporation, and Enron Corp., a Delaware Corporation
                            (incorporated by reference to Exhibit 3.02 to Enron
                            Corp.'s Post-Effective Amendment No. 1 to Registration
                            Statement on Form S-3, File No. 33-60417)
           3.3           -- Articles of Merger of Enron Corp., an Oregon Corporation,
                            and Portland General Corporation, an Oregon Corporation
                            (incorporated by reference to Exhibit 3.03 to Enron
                            Corp.'s Post-Effective Amendment No. 1 to Registration
                            Statement on Form S-3, File No. 33-60417)
           3.4           -- Form of Series Designation for the Enron Convertible
                            Preferred Stock (incorporated by reference to Annex F to
                            the Proxy Statement/Prospectus included in Enron's
                            Registration Statement on Form S-4, File No. 333-13791).
           3.5           -- Form of Series Designation for the Enron 9.142% Preferred
                            Stock (incorporated by reference to Annex G to the Proxy
                            Statement/Prospectus included in Enron's Registration
                            Statement on Form S-4, File No. 333-13791).
           3.6           -- Bylaws of Enron Corp. (incorporated by reference to
                            Exhibit 3.04 to Enron Corp.'s Post-Effective Amendment
                            No. 1 to Registration Statement on Form S-3, File No.
                            33-60417)
           3.7           -- Certificate of Formation of EPP (incorporated by
                            reference to Exhibit 3.1 to EPP's Registration Statement
                            on Form S-1, File No. 33-85246)
           3.8           -- Amended and Restated Limited Liability Company Agreement
                            of EPP (incorporated by reference to Exhibit 3.2 to EPP's
                            Annual Report on Form 10-K for the year ended December
                            31, 1994)

     EXHIBIT NUMBER                        DESCRIPTION OF EXHIBITS
     --------------                        -----------------------
           5.1*          -- Opinion of James V. Derrick, Jr.
           8.1*          -- Opinion of Vinson & Elkins L.L.P.
          23.4           -- Consent of Arthur Andersen LLP (Enron)
          23.5           -- Consent of Arthur Andersen LLP (EPP)
          23.6           -- Consent of Pistrelli, Diaz y Asociados (Compania de
                            Inversiones de Energia S.A.)
          23.7*          -- Consent of DeGolyer and MacNaughton
          23.8*          -- Consent of Price Waterhouse (Smith/Enron Cogeneration
                            Limited Partnership)
          24.1*          -- Power of attorney of certain directors and officers of
                            Enron
          99.1           -- Form of Proxy Card
          99.2*          -- Consent of SBC Warburg Dillon Read Inc.


---------------

 * Previously filed.

     Financial Statement Schedules:

          Not Applicable

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

          (6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

          (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Enron Corp. has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas on October 16, 1997.


                                            ENRON CORP.

                                            By:    /s/ RICHARD A. CAUSEY

                                              ----------------------------------
                                              Richard A. Causey
                                                Senior Vice President and
                                              Chief Accounting and Information
                                                Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----
                 /s/ KENNETH L. LAY                    Chairman of the Board, Chief    October 16, 1997
-----------------------------------------------------    Executive Officer and
                   Kenneth L. Lay                        Director (Principal
                                                         Executive Officer)

                /s/ RICHARD A. CAUSEY                  Senior Vice President and       October 16, 1997
-----------------------------------------------------    Chief Accounting and
                  Richard A. Causey                      Information Officer
                                                         (Principal Accounting
                                                         Officer)

                /s/ ANDREW S. FASTOW                   Senior Vice President, Finance  October 16, 1997
-----------------------------------------------------    (Principal Financial
                  Andrew S. Fastow                       Officer)

                /s/ ROBERT A. BELFER*                  Director                        October 16, 1997
-----------------------------------------------------
                  Robert A. Belfer

              /s/ NORMAN P. BLAKE, JR.*                Director                        October 16, 1997
-----------------------------------------------------
                Norman P. Blake, Jr.

                 /s/ RONNIE C. CHAN*                   Director                        October 16, 1997
-----------------------------------------------------
                   Ronnie C. Chan

                 /s/ JOHN H. DUNCAN*                   Director                        October 16, 1997
-----------------------------------------------------
                   John H. Duncan

                   /s/ JOE H. FOY*                     Director                        October 16, 1997
-----------------------------------------------------
                     Joe H. Foy

                 /s/ WENDY L. GRAMM*                   Director                        October 16, 1997
-----------------------------------------------------
                   Wendy L. Gramm

                /s/ KEN L. HARRISON*                   Director                        October 16, 1997
-----------------------------------------------------
                   Ken L. Harrison

                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----
               /s/ ROBERT K. JAEDICKE*                 Director                        October 16, 1997
-----------------------------------------------------
                 Robert K. Jaedicke

              /s/ CHARLES A. LEMAISTRE*                Director                        October 16, 1997
-----------------------------------------------------
                Charles A. LeMaistre

                /s/ JEROME J. MEYER*                   Director                        October 16, 1997
-----------------------------------------------------
                   Jerome J. Meyer

              /s/ JEFFREY K. SKILLING*                 Director and Chief Operating    October 16, 1997
-----------------------------------------------------    Officer
                 Jeffrey K. Skilling

                /s/ JOHN A. URQUHART*                  Director                        October 16, 1997
-----------------------------------------------------
                  John A. Urquhart

                  /s/ JOHN WAKEHAM*                    Director                        October 16, 1997
-----------------------------------------------------
                    John Wakeham

                /s/ CHARLS E. WALKER*                  Director                        October 16, 1997
-----------------------------------------------------
                  Charls E. Walker

               /s/ BRUCE G. WILLISON*                  Director                        October 16, 1997
-----------------------------------------------------
                  Bruce G. Willison

            /s/ HERBERT S. WINOKUR, JR.*               Director                        October 16, 1997
-----------------------------------------------------
               Herbert S. Winokur, Jr.

             *By: /s/ PEGGY B. MENCHACA
  ------------------------------------------------
                  Peggy B. Menchaca
      (Attorney-in-fact for persons indicated)

                               INDEX TO EXHIBITS


     EXHIBIT NUMBER                        DESCRIPTION OF EXHIBITS
     --------------                        -----------------------
           2.1           -- Amended and Restated Agreement and Plan of Merger dated as of August 18, 1997, and amended and restated as of
                            September 15, 1997, among Enron, Enron International
                            Merger L.L.C. and EPP (included as Annex A to the Proxy
                            Statement/Prospectus included herein)
           3.1           -- Amended and Restated Articles of Incorporation of Enron
                            Corp. (incorporated by reference to Exhibit 3.1 to Enron
                            Corp.'s Registration Statement on Form S-4, File No.
                            333-13791)
           3.2           -- Articles of Merger of Enron Oregon Corp., an Oregon
                            Corporation, and Enron Corp., a Delaware Corporation
                            (incorporated by reference to Exhibit 3.02 to Enron
                            Corp.'s Post-Effective Amendment No. 1 to Registration
                            Statement on Form S-3, File No. 33-60417)
           3.3           -- Articles of Merger of Enron Corp., an Oregon Corporation,
                            and Portland General Corporation, an Oregon Corporation
                            (incorporated by reference to Exhibit 3.03 to Enron
                            Corp.'s Post-Effective Amendment No. 1 to Registration
                            Statement on Form S-3, File No. 33-60417)
           3.4           -- Form of Series Designation for the Enron Convertible
                            Preferred Stock (incorporated by reference to Annex F to
                            the Proxy Statement/Prospectus included in Enron's
                            Registration Statement on Form S-4, File No. 333-13791).
           3.5           -- Form of Series Designation for the Enron 9.142% Preferred
                            Stock (incorporated by reference to Annex G to the Proxy
                            Statement/Prospectus included in Enron's Registration
                            Statement on Form S-4, File No. 333-13791).
           3.6           -- Bylaws of Enron Corp. (incorporated by reference to
                            Exhibit 3.04 to Enron Corp.'s Post-Effective Amendment
                            No. 1 to Registration Statement on Form S-3, File No.
                            33-60417)
           3.7           -- Certificate of Formation of EPP (incorporated by
                            reference to Exhibit 3.1 to EPP's Registration Statement
                            on Form S-1, File No. 33-85246)
           3.8           -- Amended and Restated Limited Liability Company Agreement
                            of EPP (incorporated by reference to Exhibit 3.2 to EPP's
                            Annual Report on Form 10-K for the year ended December
                            31, 1994)
           5.1*          -- Opinion of James V. Derrick, Jr.
           8.1*          -- Opinion of Vinson & Elkins L.L.P.
          23.4           -- Consent of Arthur Andersen LLP (Enron)
          23.5           -- Consent of Arthur Andersen LLP (EPP)
          23.6           -- Consent of Pistrelli, Diaz y Asociados (Compania de
                            Inversiones de Energia S.A.)
          23.7*          -- Consent of DeGolyer and MacNaughton
          23.8*          -- Consent of Price Waterhouse (Smith/Enron Cogeneration
                            Limited Partnership)
          24.1*          -- Power of attorney of certain directors and officers of
                            Enron
          99.1           -- Form of Proxy Card
          99.2*          -- Consent of SBC Warburg Dillon Read Inc.


---------------

 * Previously filed.

     Financial Statement Schedules:

          Not Applicable